Form 10KSB40, Exhibit 13
period 1998-09-30
LEXINGTON B & L FINANCIAL CORP
filed 1998-12-24
CIK 1008598

                                                                      EXHIBIT 13

                1998 ANNUAL REPORT

                LEXINGTON B & L FINANCIAL CORP.

                        LEXINGTON B & L FINANCIAL CORP.

                              1998 ANNUAL REPORT



TABLE OF CONTENTS
Letter to Stockholders.....................................   1
Business of the Corporation................................   2
Common Stock Information...................................   2
Selected Consolidated Financial Information................   3
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.......................   6
Independent Auditors' Report...............................  14
Consolidated Financial Statements..........................  15
Notes to Consolidated Financial Statements.................  20
Directors and Officers.....................................  41
Corporate Information......................................  42
Stockholders Information...................................  43

President's Message
To Our Stockholders:

On behalf of the Board of Directors, Officers and Employees of Lexington B & L Financial Corp. and it's wholly-owned subsidiaries, B & L Bank and Lafayette County Bank, we are pleased to present our Third Annual Report as a public company.

Earnings for the year ended September 30, 1998 were $659,000, or $0.66 per diluted share. Our return on average assets for the year ended September 30, 1998 was 0.70% while our return on average equity was 4.22%. We paid a $0.15 per share semiannual dividend in January and July this year.

Lexington B & L Financial Corp. stock trades on the Nasdaq (Small Cap) Stock Market under the symbol LXMO. We began the year at $16.50 per share, reached a high of $17.75 and closed on September 30, 1998 at $13.00 per share. Like many smaller financial institutions, we have not yet recovered from this summer's market down turn that was very hard on small cap bank stocks. During the year we completed our third stock repurchase program with the repurchase of 112,076 of our outstanding shares. This repurchase was the last under current regulatory restrictions until June of 1999.

The last few months have been very busy. The first of December, we opened a mortgage banking office (B & L Mortgage, Inc., a wholly-owned subsidiary of Lexington B & L Financial Corp.), in Odessa, Mo. The B & L Bank has been working the last few months on a computer conversion which is scheduled for February 1999. This conversion is intended to help make our system function properly in the year 2000 and is the first step toward the consolidation of Lafayette County Bank into the B & L Bank. We expect this consolidation to be completed in the next two or three years. In the spring of 1999 we plan to bring on line our first ATM Machine which will be used by both B & L Bank and Lafayette County Bank.

Our primary focus continues to be directed towards being a community-oriented financial institution that provides affordable financial services and products to the citizens of Lexington and surrounding communities. With the commitment of our dedicated Board of Directors and loyal staff, we look to the future with confidence.

All of us at Lexington B & L Financial Corp. appreciate your support and look forward to a long lasting and profitable relationship.

Sincerely,



Erwin Oetting, Jr.
President

BUSINESS OF THE CORPORATION

Lexington B & L Financial Corp. ("Company"), a Missouri corporation, was organized on November 29, 1995, for the purpose of becoming the holding company for B & L Bank ("B&L"), upon its conversion from a federal mutual savings and loan association to a federal stock savings bank ("conversion"). The conversion was completed on June 5, 1996, through the issuance of 1,265,000 shares of common stock by Lexington at a price of $10.00 per share to certain former mutual members of B & L Bank and the general public. On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette County Bank ("LCB") in exchange for 96,111 shares of the Company's common stock and $1,235,223 in cash. The acquisition was accounted for utilizing the purchase method of accounting. At September 30, 1998, the Company had total consolidated assets of $93.8 million and consolidated stockholders' equity of $15.6 million.

The Company is not engaged in any significant business activity other than holding the stock of B&L and LCB. Accordingly, the information set forth in the report, including financial statements and related data, applies primarily to the operations of its two banking subsidiaries.

B&L is a federal stock savings bank, originally organized in 1887. B&L is regulated by the Office of Thrift Supervision ("OTS"). Its deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). LCB is a Missouri state chartered bank regulated by the Missouri Division of Finance and the FDIC. Its deposits are insured up to applicable limits by the Bank Insurance Fund ("BIF") of the FDIC. The two banking subsidiaries are members of the Federal Home Loan Bank ("FHLB") System.

The Company's banking subsidiaries operate as community-oriented financial institutions devoted to serving the needs of their customers in Lexington, Missouri and nearby communities. The banking subsidiaries' business consists primarily of attracting deposits from the general public and using those funds to originate residential real estate, commercial, agriculture and consumer loans.

COMMON STOCK INFORMATION

The Company's common stock is traded on the Nasdaq (Small Cap) Stock Market under the symbol "LXMO". As of September 30, 1998, there were approximately 415 stockholders of record and 1,008,685 shares of common stock outstanding (including unreleased Employee Stock Ownership Plan ("ESOP") shares of 76,676 and Management Recognition and Development Plan ("MRDP") shares of 40,480). Dividend payments by the Company are dependent primarily on dividends received by the Company from its banking subsidiaries. Under federal regulations, the dollar amount of dividends the banks may pay is dependent upon their capital position and recent net income. Generally, if they satisfy their regulatory capital requirements, they may make dividend payments up to the limits prescribed in the OTS and FDIC regulations. However, B&L may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations. The Company also has certain dividend limitations applicable under Missouri law which prohibited it from declaring or paying dividends when its net assets are less than its stated capital or when the payment of any dividends would reduce its net assets below its stated capital.

The following table sets forth the market price range of the Company's common stock for the years ended September 30, 1998 and 1997. This information was provided by the Nasdaq Stock Market.

                          FISCAL 1998                     FISCAL 1997
                  ---------------------------    -----------------------------
                   HIGH      LOW    DIVIDENDS     HIGH      LOW     DIVIDENDS
                  -------  -------  ---------    -------  -------  -----------

First Quarter     $17.750  $16.000        ---    $13.500  $10.875          ---
Second Quarter    $17.750  $16.125      $0.15    $15.750  $12.875          ---
Third Quarter     $17.250  $15.688        ---    $16.750  $14.125          ---
Fourth Quarter    $16.375  $13.000      $0.15    $16.625  $15.500        $0.15

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


The following table sets forth certain information concerning the consolidated financial position and results of operations of the Company at and for the dates indicated. Since the Company had not commenced operations prior to the mutual-to-stock conversion of B&L in June 1996, the financial information presented for the periods prior to 1996 is that of B&L only. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                      AT SEPTEMBER 30,
                                                     -----------------------------------------------
                                                       1998      1997      1996     1995      1994
                                                     -------   -------   -------   -------   -------
                                                                       (Dollars in Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets......................................   $93,761   $58,789   $61,670   $49,981   $47,727
Loans receivable, net.............................    62,315    45,888    45,348    41,111    39,379
Investment securities.............................    17,338     4,256     8,342     4,171     5,954
Cash and interest-bearing deposits(1).............     8,985     6,843     6,268     3,583     1,295
FHLB stock........................................       520       464       464       455       455
Deposits..........................................    76,764    42,694    42,237    42,401    40,711
Stockholders' equity, substantially restricted....    15,593    15,652    18,762     7,195     6,598


                                                                     YEAR ENDED SEPTEMBER 30,
                                                           ------------------------------------------
                                                            1998     1997     1996     1995     1994
                                                           ------   ------   ------   ------   ------
                                                                  (Dollars in Thousands, Except
                                                                        Per Share Amounts)
SELECTED OPERATING DATA:
Interest income.........................................   $6,997   $4,597   $4,073   $3,611   $3,331
Interest expense........................................    3,776    2,298    2,333    2,003    1,617
                                                           ------   ------   ------   ------   ------
   Net interest income..................................    3,221    2,299    1,740    1,608    1,714

Provision for loan losses...............................       26       29       10       33        5
                                                           ------   ------   ------   ------   ------
   Net interest income after provision
      for loan losses...................................    3,195    2,270    1,730    1,575    1,709

Noninterest income......................................      305       84       99      ---       47
Noninterest expense.....................................    2,483    1,218    1,144      704      877
                                                           ------   ------   ------   ------   ------

   Income before income taxes...........................    1,017    1,136      685      871      879

Income taxes............................................      358      390      224      300      390
                                                           ------   ------   ------   ------   ------
   Net income...........................................   $  659   $  746   $  461   $  571   $  587
                                                           ======   ======   ======   ======   ======

Basic income per share..................................   $ 0.68   $ 0.70   $ 0.40        *        *
                                                           ======   ======   ======

Diluted income per share................................   $ 0.66   $ 0.69   $ 0.40        *        *
                                                           ======   ======   ======

Dividends per share.....................................   $ 0.30   $ 0.15   $  ---        *        *
                                                           ======   ======   ======

                                                              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                              --------------------------------------
                                                               1998    1997    1996    1995    1994
                                                              ------  ------  ------  ------  ------
KEY OPERATING RATIOS:
PERFORMANCE RATIOS:
 Return on average assets (net income divided by
  average assets)...........................................    .70%   1.24%    .84%   1.17%   1.24%
 Return on average equity (net income divided by
  average equity)...........................................   4.00    4.23    4.24    8.36    9.32
 Interest rate spread (difference between average yield
  on interest-earning assets and average cost of interest-
  bearing liabilities)......................................   2.63    2.40    2.22    2.75    3.20
 Net interest margin (net interest income as a
  percentage of average interest-earning assets)............   3.64    3.93    3.25    3.38    3.69
 Noninterest expense to assets..............................   2.65    2.07    1.86    1.40    1.83
 Average interest-earning assets to interest-bearing
  liabilities...............................................    124     139     124     115     114
 Dividend payout ratio (dividends paid divided by
  net income per share).....................................  44.12   21.43     ---       *       *

QUALITY RATIOS:
 Allowance for loan losses to total loans receivable at
  end of period.............................................    .95     .48     .44     .49     .45
 Net charge offs to average outstanding loans
  receivable during the period..............................    .06     .02     .02     .02     ---
 Non-performing assets to total assets (2)..................    .56     .67    1.26    1.15     .76

CAPITAL RATIOS:
 Equity to total assets at end of period (3)................  16.63   26.63   30.42   14.39   13.83
 Average equity to average assets...........................  17.58   29.24   19.73   14.00   13.26

                                                                          AT SEPTEMBER 30,
                                                              --------------------------------------
                                                               1998    1997    1996    1995    1994
                                                              ------  ------  ------  ------  ------
OTHER DATA:
 Number of:
   Loans outstanding......................................    3,095   1,595   1,616   1,600   1,581
   Deposit accounts.......................................   10,449   4,487   4,573   4,660   4,475
   Full-service offices...................................        4       1       1       1       1

* Operating as a mutual institution
_______________
(1)  Includes interest-bearing deposits in other depository institutions.
(2) Non-performing assets include non-accrual loans and other repossessed assets.
(3) Includes the effect of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at September 30, 1998, 1997 and 1996.

SELECTED QUARTERLY FINANCIAL DATA

The following table provides a summary of operations by quarter for the years ended September 30, 1998 and 1997. The Company commenced operations in June 1996 with the mutual-to-stock conversion of the Bank.

                                                            FISCAL 1998 QUARTER ENDED
                                                 ------------------------------------------------
                                                 SEPTEMBER 30  JUNE 30    MARCH 31    DECEMBER 31
                                                 ------------  --------  -----------  -----------
                                                  (Dollars in Thousands, Except Per Share Data)
Interest income................................        $1,749    $1,750       $1,746       $1,752
Interest expense...............................           967       952          924          933
                                                       ------    ------       ------       ------
Net interest income............................           782       798          822          819
Provision for loan losses......................             6        11            4            5
                                                       ------    ------       ------       ------
Net interest income after provision
 for loan losses...............................           776       787          818          814
Noninterest income.............................            24        99           83           99
Noninterest expense............................           502       656          699          626
                                                       ------    ------       ------       ------
Income before income taxes.....................           298       230          202          287
Income taxes...................................           103        73           81          101
                                                       ------    ------       ------       ------
   Net income..................................        $  195    $  157       $  121       $  186
                                                       ======    ======       ======       ======

   Basic income per share......................        $ 0.21    $ 0.16       $ 0.12       $ 0.19
                                                       ======    ======       ======       ======

   Diluted income per share....................        $ 0.21    $ 0.15       $ 0.12       $ 0.18
                                                       ======    ======       ======       ======


                                                            FISCAL 1997 QUARTER ENDED
                                                 ------------------------------------------------
                                                 SEPTEMBER 30  JUNE 30    MARCH 31    DECEMBER 31
                                                 ------------  --------  -----------  -----------
                                                  (Dollars in Thousands, Except Per Share Data)
Interest income................................        $1,139    $1,155       $1,143       $1,160
Interest expense...............................           557       573          568          600
                                                       ------    ------       ------       ------
Net interest income............................           582       582          575          560
Provision for loan losses......................             8       ---           20            1
                                                       ------    ------       ------       ------
Net interest income after provision
 for loan losses...............................           574       582          555          559
Noninterest income.............................            22        20           22           20
Noninterest expense............................           367       252          314          258
                                                       ------    ------       ------       ------
Income before income taxes.....................           229       350          236          321
Income taxes...................................            65       124           85          116
                                                       ------    ------       ------       ------
   Net income..................................        $  164    $  226       $  151       $  205
                                                       ======    ======       ======       ======

   Basic income per share......................        $ 0.17    $ 0.22       $ 0.13       $ 0.18
                                                       ======    ======       ======       ======

   Diluted income per share....................        $ 0.16    $ 0.22       $ 0.13       $ 0.18
                                                       ======    ======       ======       ======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


This report contains certain "forward-looking statements". These forward-looking statements, which are included in Management's Discussion and Analysis, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe", "expect", "anticipate", "estimate", "project" and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Company's market area and the country as a whole, loan delinquency rates, the ability of the Company to adequately address Year 2000 issues, and changes in federal and state regulations. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.


GENERAL

Management's discussion and analysis of the financial condition and results of operations is intended to assist in understanding the consolidated financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto.


OPERATING STRATEGY
------------------

The business of the Company consists principally of attracting deposits from the general public and using such deposits to originate one- to four-family residential mortgage, commercial, agricultural and consumer loans. The Company also invests in U.S. Treasury securities, certificates of deposit, U.S. Federal agency securities, state and local obligations and mortgage-backed securities. The Company plans to continue to fund its assets primarily with deposits and FHLB advances.

Operating results are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of interest-bearing liabilities, consisting primarily of deposits. Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as financial institutions and the attendant actions of the regulatory authorities.

The Company's strategy is to operate as a conservative, well-capitalized, profitable community-oriented financial institution dedicated to financing home ownership, commercial, agricultural and consumer needs within the market it serves and to provide quality service to all customers. The Company believes that it has successfully implemented its strategy by (i) maintaining strong capital levels, (ii) maintaining effective control over operating expenses to attempt to achieve profitability under differing interest rate scenarios, (iii) limiting interest rate risk, (iv) emphasizing local loan originations, and (v) emphasizing high-quality customer service with a competitive fee structure.


INTEREST RATE RISK MANAGEMENT
-----------------------------

In order to reduce the impact on the Company's net interest earnings due to changes in interest rates, the Company's strategy on interest rate sensitivity risk is to manage the exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture where annual net interest earnings and the market value of portfolio equity are not significantly impacted by unexpected changes in interest rates.

INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE
------------------------------------------------

The Company manages its interest rate risk by measuring the effect of interest rate changes on the market value of assets and liabilities and the resulting changes in the market value of portfolio stockholders' equity. The following table illustrates the percent of change in market value of stockholders' equity given various changes in interest rates

              BASIS
           POINT ("BP")
             CHANGE
            IN RATES       BOARD LIMIT   CHANGE IN NPV
        ----------------   -----------   -------------
             +400 bp          (45)%           (16)%
             +300 bp          (25)            (10)
             +200 bp          (20)             (6)
             +100 bp          (10)             (2)
                0 bp          ---             ---
             -100 bp            8               1
             -200 bp           10               2
             -300 bp           11               5
             -400 bp           20               7

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, have features that restrict changes in interest rates or a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Therefore, the data presented in the table should not be relied upon as indicative of actual results.


COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND 1997
----------------------------------------------------------------

Total assets increased to $93.8 million at September 30, 1998, from $58.8 million at September 30, 1997. The increase resulted primarily from the acquisition of Lafayette County Bank on October 1, 1997. The increase of $341,000 in loans originated, net of repayments and loans acquired from LCB, was the result of the increase in loan originations at LCB. Investment securities decreased $486,000, excluding the securities acquired from LCB. In addition to the deposits acquired from LCB, deposits increased $2.7 million due to the strong economy in the Company's trade area. Other liabilities increased from notes payable and advances from FHLB acquired from LCB. Equity decreased to $15.6 million at September 30, 1998, from $15.7 million in 1997, primarily resulting from the purchase of treasury stock


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997
-------------------------------------------------------------------------------

NET INCOME. Net income decreased by $87,000, or 11.7%, to $659,000 for the year ended September 30, 1998, from $746,000 for the year ended September 30, 1997. This decrease was primarily due to increased non-interest expenses in 1998 from the cost of the MRDP. For the year ended September 30, 1998 costs associated with this plan were $302,000 compared to $118,000 for 1997.

NET INTEREST EARNINGS. Net interest earnings increased 40.1%, to $3.2 million for the year ended September 30, 1998 from $2.3 million for the year ended September 30, 1997. Total interest income increased $2.4 million to $7.0 million in 1998 from $4.6 million in 1997, primarily from the acquisition of LCB. The net interest spread increased to 2.63% from 2.40% in 1997 as a result of higher yields on the loan portfolio which increased from 8.41% last year to 8.69% in 1998. The net interest margin decreased from 3.93% last year to 3.64% for the year ended September 30, 1998 as a result of changes in the mix of earning assets and interest bearing liabilities as a result of the acquisition of LCB. Interest expense increased $1.5 million to $3.8 million primarily as a result of interest-bearing liabilities acquired from LCB. The average cost of interest-bearing liabilities was 5.27% for the year ended September 30, 1998 compared to 5.46% last year. The decrease in the cost of funds can be attributed to lower cost of funds acquired from LCB and to the general decline in interest rates during 1998.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $26,000 for the year ended September 30, 1998, as compared to $29,000 for the year ended September 30, 1997. Loan losses for 1998 totaled $61,000 compared to $9,000 in 1997. Net loan charge-offs for 1998 amounted to $39,000 compared to $9,000 in 1997, or .06% as compared to .02% of average outstanding loans for 1998 and 1997.

NONINTEREST INCOME. Noninterest income increased $221,000 to $305,000 for the year ended September 30, 1998, primarily resulting from a $169,000 increase in service charges and other fees, a $29,000 increase in insurance commissions, and a $31,000 increase in other income from interchange income on debit cards and safe deposit charges.

NONINTEREST EXPENSE. Noninterest expense increased $1.3 million to $2.5 million for the year ended September 30, 1998, from $1.2 million for the year ended September 30, 1997, primarily due to increases in employee salaries and benefits of $820,000 occupancy costs of $124,000 and other expenses of $188,000, which included $74,000 of amortization of costs in excess of net assets acquired on the acquisition of LCB. The increase in employee salaries and benefits results primarily from MRDP expense, which for 1998 totaled $302,000 compared to $118,000 last year. Occupancy costs increased primarily from the three additional banking locations operated by LCB.

INCOME TAXES. The provision for income taxes decreased from $390,000 for the year ended September 30, 1997, to $358,000 for the year ended September 30, 1998. The effective tax rate for 1998 increased to 35.2% of income before taxes compared to 34.3% last year. The increase in the effective tax rate can be attributed to the non deductible amortization of costs in excess of net assets acquired in the acquisition of LCB.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996
-------------------------------------------------------------------------------

NET INCOME. Net income increased by $285,000, or 62.0%, to $746,000 for the year ended September 30, 1997, from $461,000 for the year ended September 30, 1996. This increase was primarily due to increased earnings in 1997 from the investing of the conversion proceeds for a full year, net of an increase in noninterest expenses.

NET INTEREST INCOME. Net interest income increased 32.1%, to $2.3 million for the year ended September 30, 1997, from $1.7 million for the year ended September 30, 1996. Total interest income increased $524,000 to $4.6 million in 1997 from $4.1 million in 1996, primarily as a result of the availability of conversion funds for investment for the full year and, to a lesser extent, an increase in the average yield of the loan portfolio to 8.41% from 8.13% and an increase in the average yield of the investment securities and interest-bearing deposits to 6.01% from 5.86%. Interest expense on deposits decreased $35,000, or 1.5%, primarily as a result of lower average deposits, offset by an increase in cost of deposits to 5.46% in 1997 from 5.39% in 1996. Because the Company's average yield on interest-earning assets rose more than the average rate paid on interest-bearing liabilities, the Company's net interest spread increased to 2.40% for 1997 compared to 2.22% for the 1996 year.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $29,000 for the year ended September 30, 1997, as compared to $10,000 for the year ended September 30, 1996. The increase in the provision for loan losses was primarily attributable to an increase in the allowance for loan losses to reflect the increase in loans and management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience and economic conditions.

NONINTEREST INCOME. Noninterest income decreased $15,000 to $84,000 for the year ended September 30, 1997, primarily resulting from a $4,000 increase in service charges and other fees, an $8,000 decrease in net commissions in the service subsidiary, an $8,000 decrease in net income from sale of foreclosed real estate, a $4,000 increase in gain on sale of investments and a $7,000 decrease in other income.

NONINTEREST EXPENSE. Noninterest expense increased $73,000 to $1.2 million for the year ended September 30, 1997, from $1.1 million for the year ended September 30, 1996, primarily due to increases in employee salaries and benefits of $242,000, professional and consulting fees of $129,000 and other expenses of $37,000, offset by a decrease of $336,000 in Federal deposit insurance premiums because of the approximately $281,000 for the one-time SAIF assessment in 1996 and a reduced premium cost beginning January 1, 1997. The increase in employee salaries and benefits results primarily from the ESOP plan expense for a full year in fiscal 1997 and the implementation of the MRDP in June 1997. The professional and consulting fees increase of $129,000 results from operating as a public company.

INCOME TAXES. The provision for income taxes increased to $390,000 for the year ended September 30, 1997, from $224,000 for the year ended September 30, 1996, due to higher earnings without a corresponding increase in expenses.


YIELDS EARNED AND RATES PAID
----------------------------

The earnings of the Company depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative size of the Company's interest-earning assets and interest-bearing liability portfolios.

The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spreads, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities.

                                                                       YEAR ENDED SEPTEMBER 30,
                                ---------------------------------------------------------------------------------------------------
                                                 1998                             1997                              1996
                                --------------------------------  --------------------------------  -------------------------------
                                               INTEREST                         INTEREST                          INTEREST
                                   AVERAGE       AND      YIELD/   AVERAGE         AND      YIELD/    AVERAGE       AND      YIELD/
                                 BALANCE/(1)/  DIVIDENDS   COST   BALANCE/(1)/  DIVIDENDS    COST   BALANCE/(1)/  DIVIDENDS   COST
                                ------------- ----------  ------  ------------  ---------   ------  ------------  ---------  ------
                                                                         (Dollars in Thousands)
Interest-earning assets/(2)/:
  Loans receivable.............    $62,958     $ 5,469     8.69%    $45,109      $ 3,792     8.41%    $41,201      $3,350     8.13%
  Investment securities and
   other interest-
   bearing deposits............     23,793       1,427     6.00      13,402          805     6.01      12,329         723     5.86
  Federal funds sold...........      1,857         101     5.44         ---          ---      ---         ---         ---      ---
                                   -------     -------            ---------      -------              -------       -----
    Total interest-earning
     assets....................     88,608       6,997     7.90      58,511        4,597     7.86      53,530       4,073     7.61
Noninterest-earning assets.....      5,092                            1,887                             1,532
                                   -------                          -------                           -------
    Total assets...............    $93,700                          $60,398                           $55,062
                                   =======                          =======                           =======
Interest-bearing liabilities:
  Passbook, NOW and money
   market accounts.............    $19,463         668     3.43     $ 7,303          201     2.75     $ 7,893         223     2.83
  Certificates of deposit......     51,459       3,045     5.92      34,763        2,096     6.03      35,427       2,110     5.96
                                   -------     -------            ---------      -------              -------      ------
    Total deposits.............     70,922       3,713     5.24      42,066        2,297     5.46      43,320       2,333     5.39
  FHLB advances................        307          19     6.19         ---          ---      ---         ---         ---      ---
  Notes payable................        449          44     9.80         ---          ---      ---         ---         ---      ---
                                   -------     -------            ---------      -------              -------       -----
    Total interest-bearing
     liabilities...............     71,678       3,776     5.27      42,066        2,297     5.46      43,320       2,333     5.39
                                               -------                           -------                           ------

Noninterest-bearing liabilities      5,550                              670                               878
                                                                     ------                           -------
    Total liabilities..........     77,228                           42,736                            44,198
Stockholders' equity...........     16,472                           17,662                            10,864
                                   -------                          -------                           -------
    Total liabilities and
     stockholders' equity......    $93,700                          $60,398                           $55,062
                                   =======                          =======                           =======
Net interest income............                $ 3,221                            $2,300                           $1,740
                                               =======                            ======                          =======
Interest rate spread...........                            2.63%                             2.40%                            2.22%
                                                           ====                             =====                          =======
Net interest margin............                            3.64%                             3.93%                            3.25%
                                                           ====                            ======                          =======
Ratio of average
 interest-earning assets
 to average interest-bearing
  liabilities..................        124%                             139%                              124%
                                   =======                          =======                           =======

_______________
(1) Average balances for a period are calculated using the average month-end balance during each period.
(2) Interest-earning assets include non-accrual loans and loans 90 days or more past due.

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) to the net change. The changes attributed to the combined impact of rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                 YEARS ENDED SEPTEMBER 30,
                                               -----------------------------------------------------------
                                                 1998 COMPARED TO 1997            1997 COMPARED TO 1996
                                               INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO
                                               ---------------------------      --------------------------
                                                RATE      VOLUME     NET        RATE      VOLUME      NET
                                               ------    -------    ------      ----      ------      ----
                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable (1)......................    $1,546    $   131    $1,677      $116      $  326      $442
 Investment securities and other
  interest-bearing
  deposits.................................       623         (1)      622        18          64        82
 Federal funds sold........................        51         50       101       ---         ---       ---
                                               ------    -------    ------      ----      ------      ----
   Total net change in income on
    interest-earning assets................     2,220        180     2,400       134         390       524

Interest-bearing liabilities:
 Passbook, NOW and money market accounts...       406         61       467        (6)        (16)      (22)
 Certificates of deposit...................       989        (40)      949        26         (40)      (14)
 FHLB advances.............................        10          9        19       ---         ---       ---
 Notes payable.............................        22         22        44       ---         ---       ---
                                               ------    -------    ------      ----      ------      ----
 Total interest-bearing liabilities........     1,427         52     1,479        20         (56)      (36)
                                               ------    -------    ------      ----      ------      ----
 Net change in net interest income.........    $  793    $   128    $  921      $114      $  446      $560
                                               ======    =======    ======      ====      ======      ====

---------------
(1) For purposes of calculating volume, rate and rate/volume variances, non-accrual loans are included in the weighted-average balance outstanding.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

The Company's subsidiaries must maintain an adequate level of liquidity to ensure availability of sufficient funds to support loan growth and deposit withdrawals, satisfy financial commitments and to take advantage of investment opportunities.

The primary source of liquidity for the Company's subsidiaries is liability liquidity, which is the ability to raise new funds and renew maturing liabilities. Principal sources of liability liquidity are customers deposits and advances from the FHLB. Asset liquidity is typically provided from the proceeds from principal and interest payments on loans, investment securities and net operating income. While scheduled maturities of loans and investment securities are somewhat predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Liquid funds necessary for normal daily operations are maintained with the FHLB of Des Moines and correspondent banks. Excess funds over balances required to cover bank charges for services, are sold in overnight Federal funds or transferred to time deposit accounts at the FHLB. At September 30, 1998, the Company and its subsidiaries held $8.0 million in excess funds in time deposit accounts at the FHLB and Federal funds sold.

The Company uses its sources of funds primarily to fund loan commitments and to pay deposits withdrawals. At September 30, 1998, the Company had commitments to originate loans aggregating approximately $1.3 million. As of September 30, 1998, certificates of deposit amounted to $52.2 million or 69.3% of total deposits, including $28.9 million which are scheduled to mature in less than one year. Historically, the Company has been able to retain a significant amount of its deposits as they mature. The Company believes it has adequate resources to fund all loan commitments through deposit growth by adjusting the offering rates of certificates to retain deposits in changing interest rate environments or, if necessary through, FHLB advances.

Net cash provided by operating activities for the Company during the year ended September 30, 1998 was $1.2 million. Net income of $659,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash provided by investing activities was $1.3 million. The largest component of cash provided by investing activities was the decrease in federal funds sold. Net cash used in financing activities was $434,000. The largest component using cash from financing activities was the purchase of treasury stock of $2.4 million.

At September 30, 1998, the Company's total stockholders' equity totaled $15.6 million or 16.6% of total assets compared to $15.7 million or 26.6% at September 30, 1997. The decrease can be attributed to the repurchase of the Company's common stock, which during the year ended September 30, 1998 amounted to $2.4 million. The Company is not subject to any regulatory capital requirements. B&L and LCB are subject to certain capital requirements imposed by the OTS and FDIC. The Company satisfied each of these requirements at September 30, 1998. See
Note I of the Consolidated Financial Statements.

EFFECT OF INFLATION AND CHANGING PRICES
---------------------------------------

The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

YEAR 2000
---------

The Federal Financial Institutions Examination Council requires all insured financial institutions to complete an inventory of core computer functions and set priorities for meeting the Year 2000 conversion goals. The Company has completed the assessment, analysis and planning phases of its Year 2000 plan and is well into the execution phase. The Company's comprehensive Year 2000 plan addresses all computer functions, such as those data processing applications processed in-house and those preformed by third parties, and other non-computer critical functions, such as building facilities and security systems, to insure they will be operational when Year 2000 arrives.

As part of the plan, the Company identified those systems and business applications which are mission critical, that is, systems and business applications which, if they failed, would render the Company incapable of performing core business processes. As of September 30, 1998, renovation of such identified mission-critical applications was estimated to be 90% complete. It is the goal of the Company to have all in-house mission-critical applications renovated and substantially tested and certified "2000 compliant" by December 31, 1998. For those mission-critical applications processed by the service bureau, the goal of the bureau and the Company is to have them certified Year 2000 compliant by March 31, 1999.

In addition to Year 2000 compatibility of all the Company's applications, the Year 2000 plan addresses the relationship with loan customers, vendors and service providers, and whether the failure of any of these parties to address Year 2000 issues could result in significant disruptions of business and costs to the Company. The Company has assessed such relationships which are considered to be material and no loss reserves were considered necessary. Also, all customers with whom the Company exchanges electronic data have received notification of Year 2000-related date format impacts and testing of the interface of such electronic data into our systems is scheduled to be completed by December 31, 1998.

The Company is developing remediation contingency plans and business resumption plans specific to the Year 2000 issues. Redemediation contingency plans address the actions to be taken if mission-critical systems fail to handle the year 2000 date.

Business resumption contingency plans address the actions that would be taken if core business processes and critical business functions cannot be carried out in the normal manner upon entering the next century due to system or supplier failure. These plans are scheduled to be completed on or before June 30, 1999. The review of these plans will be an ongoing process throughout 1999.

The Company estimates that its total costs for Year 2000 remediation will be approximately $131,000. Expenditures to date total approximately $57,000. Cost for hardware and software upgrade are the largest components of the total estimated costs. Personnel cost for the Company's own employees and outside proxy testing cost are other costs included in the estimate of Year 2000 remediation. Year 2000 expenditures are expended as incurred. It is not expected that Year 2000 costs or activities will have a material adverse impact on operations of the Company.

IMPACT OF NEW ACCOUNTING STANDARDS
----------------------------------

See Note A of the Notes to the Consolidated Financial Statements.

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
Lexington B & L Financial Corp.
Lexington, Missouri


We have audited the accompanying consolidated statements of financial condition of Lexington B & L Financial Corp. ("Company") as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexington B & L Financial Corp. at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/ Moore, Horton & Carlson, P.C.

Mexico, Missouri
December 1, 1998

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                    SEPTEMBER 30
                                                                                 1998         1997
                                                                              -----------  -----------
                                                                                ASSETS
Cash and due from banks                                                       $ 1,890,207  $   635,228
Interest-bearing deposits                                                       7,094,355    6,207,941
Investment securities--Note B
 Available-for-sale, at fair value                                              2,372,971    3,377,585
 Held-to-maturity (fair value of $15,188,915 and $1,048,925, respectively)     14,965,028      878,312
Federal funds sold                                                                975,000          ---
Stock in Federal Home Loan Bank of Des Moines ("FHLB")                            520,300      464,300
Loans receivable--Note C                                                       62,315,180   45,888,308
Premises and equipment--Note D                                                    956,272      359,502
Cost in excess of net assets acquired                                           1,011,488          ---
Other assets                                                                    1,659,928      977,535
                                                                              -----------  -----------
                                                         TOTAL ASSETS         $93,760,729  $58,788,711
                                                                              ===========  ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Deposits--Note E                                                             $76,763,896  $42,694,282
 Advances from borrowers for property taxes and insurance                         166,209      168,920
 Advances from FHLB--Note F                                                       140,000          ---
 Notes payable--Note G                                                            368,219          ---
 Other liabilities                                                                729,128      273,903
                                                                              -----------  -----------
                                                         TOTAL LIABILITIES     78,167,452   43,137,105


Commitments and contingencies--Note M
Stockholders' Equity--Notes I, J and K
 Preferred stock, $.01 par value; 500,000 shares authorized, none issued              ---          ---
 Common stock, $.01 par value; 8,000,000 shares authorized, 1,265,000
   shares issued and outstanding                                                   12,650       12,650
 Additional paid-in capital                                                    12,260,818   12,115,432
 Retained earnings - substantially restricted                                   8,547,489    8,225,011
 Unearned ESOP shares                                                            (766,762)    (869,002)
 Unearned MRDP shares                                                            (354,223)    (656,001)
 Treasury stock, at cost (256,315 and 206,500 shares of
   common stock, respectively)                                                 (4,129,538)  (3,205,690)
 Unrealized gain (loss) on securities available-for-sale                           22,843       29,206
                                                                              -----------  -----------
                                                TOTAL STOCKHOLDERS' EQUITY     15,593,277   15,651,606
                                                                              -----------  -----------
                                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $93,760,729  $58,788,711
                                                                              ===========  ===========

See accompanying notes to consolidated financial statements.

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

                                                                                UNREALIZED
                                         ADDITIONAL                 UNEARNED    GAIN (LOSS)  UNEARNED                    TOTAL
                               COMMON     PAID-IN     RETAINED        ESOP          ON         MRDP        TREASURY   STOCKHOLDERS'
                               STOCK      CAPITAL     EARNINGS       SHARES     SECURITIES    SHARES        STOCK        EQUITY
                              -------   -----------  ----------   -----------   ----------   ---------   -----------  -------------
BALANCE AT
    SEPTEMBER 30, 1995        $   ---   $       ---  $7,188,457   $       ---      $ 6,186   $     ---   $       ---    $ 7,194,643

Net income                        ---           ---     460,873           ---          ---         ---           ---        460,873
Net proceeds from
 issuance of
 common stock--Note O          12,650    12,071,304         ---           ---          ---         ---           ---     12,083,954
Common stock issued to
 ESOP--Note J                     ---           ---         ---    (1,012,000)         ---         ---           ---     (1,012,000)
Release of ESOP shares            ---            88         ---        40,760          ---         ---           ---         40,848
Change in unrealized
 gain (loss)
 on securities                    ---           ---         ---           ---       (6,349)        ---           ---         (6,349)
                              -------   -----------  ----------   -----------      -------   ---------   -----------    -----------
            BALANCE AT
    SEPTEMBER 30, 1996         12,650    12,071,392   7,649,330      (971,240)        (163)        ---           ---     18,761,969

Net income                        ---           ---     746,456           ---          ---         ---           ---        746,456
Release of ESOP shares            ---        44,040         ---       102,238          ---         ---           ---        146,278
Change in unrealized
 gain (loss)
 on securities                    ---           ---         ---           ---       29,369         ---           ---         29,369
Repurchase of common stock        ---           ---         ---           ---          ---         ---    (3,979,479)    (3,979,479)
Adoption of MRDP--Note J          ---           ---         ---           ---          ---    (773,789)      773,789            ---
Amortization of MRDP              ---           ---         ---           ---          ---     117,788           ---        117,788
Dividends paid
 ($.15 per share)                 ---           ---    (170,775)          ---          ---         ---           ---       (170,775)
                              -------   -----------  ----------   -----------      -------   ---------   -----------    -----------
            BALANCE AT
    SEPTEMBER 30, 1997         12,650    12,115,432   8,225,011      (869,002)      29,206    (656,001)   (3,205,690)    15,651,606

Net income                        ---           ---     658,706           ---          ---         ---           ---        658,706
Release of ESOP shares            ---        63,884         ---       102,240          ---         ---           ---        166,124
Change in unrealized
 gain (loss)
 on securities                    ---           ---         ---           ---       (6,363)        ---           ---         (6,363)
Repurchase of common stock        ---           ---         ---           ---          ---         ---    (2,389,541)    (2,389,541)
Acquisition of Lafayette
 County Bank                      ---        81,502         ---           ---          ---         ---     1,465,693      1,547,195
Amortization of MRDP              ---           ---         ---           ---          ---     301,778           ---        301,778
Dividends paid
 ($.30 per share)                 ---           ---    (336,228)          ---          ---         ---           ---       (336,228)
                              -------   -----------  ----------   -----------      -------   ---------   -----------    -----------
            BALANCE AT
    SEPTEMBER 30, 1998        $12,650   $12,260,818  $8,547,489   $  (766,762)     $22,843   $(354,223)  $(4,129,538)   $15,593,277
                             ========   ===========  ==========   ===========      =======   =========   ===========    ===========

 See accompanying notes to consolidated financial statements.

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

                                                                       YEAR ENDED SEPTEMBER 30
                                                                   1998         1997         1996
                                                                -----------  -----------  -----------

INTEREST INCOME
 Mortgage loans                                                 $4,067,412   $3,513,711   $3,140,193
 Other loans                                                     1,400,962      278,094      210,256
 Investment securities and interest-bearing deposits             1,427,533      805,439      722,827
 Federal funds sold                                                101,173          ---          ---
                                                                ----------   ----------   ----------
  Total interest income                                          6,997,080    4,597,244    4,073,276

INTEREST EXPENSE
 Deposits                                                        3,712,727    2,297,735    2,332,708
 Advances from FHLB                                                 19,320          ---          ---
 Notes payable                                                      44,005          ---          ---
                                                                ----------   ----------   ----------
  Total interest expense                                         3,776,053    2,297,727    2,332,708
                                                                ----------   ----------   ----------
  Net interest earnings                                          3,221,027    2,299,506    1,740,568

PROVISION FOR LOAN LOSSES                                           25,673       29,190       10,013
                                                                ----------   ----------   ----------
  Net Interest Income After Provision for Loan Losses            3,195,354    2,270,319    1,730,555

NONINTEREST INCOME
 Service charges and other fees                                    198,265       29,023       24,342
 Commissions, net                                                   46,072       16,994       25,960
 Income (loss) from foreclosed real estate                          (5,935)         (25)       8,490
 Gain (loss) on sale of investments                                  2,437        4,407         (175)
 Other                                                              63,774       33,370       40,203
                                                                ----------   ----------   ----------
  Total Noninterest Income                                         304,613       83,769       98,820

NONINTEREST EXPENSE
 Employee compensation and benefits                              1,533,049      712,655      470,209
 Occupancy costs                                                   184,636       60,523       58,453
 Advertising                                                        37,343       12,642       10,545
 Data processing                                                   100,258       55,068       58,142
 Federal insurance premium                                          30,950       41,828      378,003
 Professional and consulting fees                                  155,341      156,332       27,240
 Amortization of intangible assets arising from acquisitions        74,222          ---          ---
 Other                                                             367,462      178,584      141,910
                                                                ----------   ----------   ----------
  Total Noninterest Expense                                      2,483,261    1,217,632    1,144,502
                                                                ----------   ----------   ----------
INCOME BEFORE INCOME TAXES                                       1,016,706    1,136,456      684,873

INCOME TAXES--Note H                                               358,000      390,000      224,000
                                                                ----------   ----------   ----------
NET INCOME                                                      $  658,706   $  746,456   $  460,873
                                                                ==========   ==========   ==========

BASIC INCOME PER SHARE                                                $.68         $.70          N/A
                                                                ==========   ==========   ==========

DILUTED INCOME PER SHARE                                              $.66         $.70          N/A
                                                                ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED SEPTEMBER 30
                                                                               1998           1997          1996
                                                                           -------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES

 Net income                                                                $    658,706   $   746,456   $   460,873
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                                 91,367        27,394        27,589
   Amortization of premiums and discounts                                       (33,363)      (18,953)      (57,278)
   Amortization of deferred loan fees                                             1,797           845           ---
   Provision for salary continuation plan costs                                  74,682        59,432        30,289
   Amortization of cost in excess of net assets acquired                         74,222           ---           ---
   Loss (gain) on sales of foreclosed real estate                                 5,935           ---        (8,490)
   Loss on sales of securities available-for-sale                                   ---        (4,407)          ---
   Loss (gain) on securities held-to-maturity called                             (2,437)          ---           175
   Provisions for loan losses                                                    25,673        29,190        10,013
   Provision for deferred income taxes                                         (131,500)       34,000       (95,000)
   Stock and patronage dividends                                                    ---           ---        (9,100)
   Proceeds for past patronage dividends                                            ---           ---        25,368
   ESOP shares released                                                         166,125       146,278        40,848
   Amortization of MRDP                                                         301,778       117,788           ---
   Changes to assets and liabilities increasing (decreasing) cash flows
    Other assets                                                                (89,140)     (120,940)     (206,344)
    Other liabilities                                                            92,474      (348,612)      365,222
                                                                           ------------   -----------   -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     1,236,319       668,471       584,165

CASH FLOWS FROM INVESTING ACTIVITIES

 Proceeds from maturities/sales of securities available-for-sale                901,185     2,833,796       438,777
 Proceeds from maturity/call of securities held-to-maturity                  12,501,350           ---        43,459
 Proceeds from maturity of certificates of deposit                                  ---     2,500,000           ---
 Net decrease in federal funds sold                                           1,100,000           ---           ---
 Proceeds from redemption of FHLB stock                                          57,700           ---           ---
 Loans originated, net of repayments                                           (341,486)      (28,799)     (436,345)
 Proceeds from sales of foreclosed real estate                                   18,564        10,903        40,570
 Purchase of certificates of deposits                                               ---           ---    (2,500,000)
 Purchase of securities available-for-sale                                   (1,393,967)   (1,205,046)   (2,000,625)
 Purchase of securities held-to-maturity                                    (11,522,177)          ---      (105,000)
 Purchase of loans                                                                  ---      (536,843)   (3,814,934)
 Purchase of life insurance to fund salary continuation plan                        ---           ---      (460,000)
 Cash paid in the acquisition of Lafayette Bancshares, Inc.                  (1,235,223)          ---           ---
 Cash acquired in acquisition of Lafayette Bancshares, Inc.                   1,540,826           ---           ---
 Purchase of premises and equipment                                            (287,627)       (5,710)         (556)
                                                                           ------------   -----------   -----------
NET CASH PROVIDED BY
(USED IN) INVESTING ACTIVITIES                                                1,339,145     3,568,301    (8,794,654)


LEXINGTON B & L FINANCIAL CORP.


                                                                              YEAR ENDED SEPTEMBER 30
                                                                          1998          1997          1996
                                                                      ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES

  Net increase (decrease) in deposits                                 $ 2,714,409   $   457,489   $  (164,490)
  Net increase (decrease) in advances from borrowers for property
   taxes and insurance                                                     (2,711)        6,260       (11,534)
  Principal payments on notes payable                                    (220,000)          ---           ---
  Principal payments on FHLB advances                                    (200,000)          ---           ---
  Proceeds from sale of common stock                                          ---           ---    12,083,954
  Loan to ESOP                                                                ---           ---    (1,012,000)
  Payment of dividends                                                   (336,228)     (170,775)          ---
  Purchase of treasury stock                                           (2,389,541)   (3,979,479)          ---
                                                                      -----------   -----------   -----------
NET CASH PROVIDED BY
(USED IN) FINANCING ACTIVITIES                                           (434,071)   (3,686,505)   10,895,930
                                                                      -----------   -----------   -----------
NET INCREASE IN CASH                                                    2,141,393       550,267     2,685,441

Cash and cash equivalents, beginning of year                            6,843,169     6,292,902     3,607,461
                                                                      -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                $ 8,984,562   $ 6,843,169   $ 6,292,902
                                                                      ===========   ===========   ===========



SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid for
    Interest on deposits                                              $ 3,697,300   $ 2,319,244   $ 2,368,816
                                                                      ===========   ===========   ===========

    Income tax                                                        $   371,027   $   293,560   $   275,302
                                                                      ===========   ===========   ===========

  Noncash investing and financing activities are as follows
    Loans to facilitate sales of real estate                          $       ---   $       ---   $    26,587
                                                                      ===========   ===========   ===========

    Foreclosed real estate acquired by foreclosure or deed in lieu
     of foreclosure                                                   $       ---   $    10,903   $    30,785
                                                                      ===========   ===========   ===========

    Stock and patronage dividends                                     $       ---   $       ---   $     9,100
                                                                      ===========   ===========   ===========

    Allocation of MRDP shares of common stock                         $       ---   $   773,789   $       ---
                                                                      ===========   ===========   ===========


See accompanying notes to consolidated financial statements.

LEXINGTON B & L FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 1997, 1996 AND 1995


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying reporting policies and practices of Lexington B & L Financial Corp. (the "Company") and subsidiaries conform to generally accepted accounting principles ("GAAP") and to prevailing practices within the thrift and banking industries. A summary of the more significant accounting policies follows:

NATURE OF OPERATIONS:  The Company, a Missouri corporation, was incorporated in
--------------------
November 1995, for the purpose of becoming the holding company of B & L Bank ("B&L"). On June 5, 1996, B&L converted from mutual to stock form of ownership and the Company completed its initial public offering and acquired all of the outstanding capital stock of B&L. On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette Bancshares, Inc., owner of Lafayette County Bank ("LCB") in a transaction accounted for as a purchase.

The Company provides a variety of financial services to individual and corporate customers including checking, money market and savings accounts and certificates of deposit. Its primary lending products are one- to four-family residential mortgage, commercial, agriculture and consumer loans.

PRINCIPLES OF CONSOLIDATION:  The consolidated financial statements include the
---------------------------
accounts of the Company and its wholly-owned subsidiaries, B&L and LCB, and a wholly-owned subsidiary of B&L, whose activities consist principally of selling mortgage redemption insurance to B&L's customers. Significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES:  Investment securities are classified as held to
---------------------
maturity, which are recorded at amortized cost, or available-for-sale, which are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. These securities are reported at fair value.

Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sale proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

STOCK IN FEDERAL HOME LOAN BANK OF DES MOINES:  Stock in the FHLB is stated at
---------------------------------------------
cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

LOANS RECEIVABLE:  Loans receivable are carried at unpaid principal balances,
----------------
less allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

The Company's real estate loan portfolio consists primarily of long-term loans secured by first trust deeds on single-family residences, other residential property, commercial property, personal property and land. The adjustable-rate mortgage is the Company's primary loan investment.

LEXINGTON B & L FINANCIAL CORP.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONT'D

Loans are generally placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Uncollectible interest on loans is charged off or an allowance established by a charge to income equal to all interest previously accrued and interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal in which case the loan is returned to accrual status. Interest on consumer loans continues to accrue even if the loan is 90 days or more past due and is reversed when management determines the interest to be uncollectible.

ALLOWANCE FOR LOAN LOSSES:  The allowance for loan losses is maintained at a
-------------------------
level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

IMPAIRED LOANS:  The Company adopted SFAS No. 114, Accounting by Creditors for
--------------
Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, an amendment of SFAS No. 114, effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at lower of cost or fair value, leases, and debt securities. The Company considers all one- to four-family residential mortgage loans, construction loans, and all consumer loans to be smaller homogeneous loans.

The Company assesses loans individually and identifies impairment when the accrual of interest has been discontinued, loans have been restructured or management has serious doubts about the future collectibility of principal and interest, even though the loans are currently performing. Factors considered in determining impairment include, but are not limited to, expected future cash flow, the financial condition of the borrower and current economic conditions. The Company measures each impaired loan based on the fair value of its collateral and charges off those loans or portions of loans deemed uncollectible.

PREMISES AND EQUIPMENT:  Premises and equipment have been stated at cost less
----------------------
accumulated depreciation and amortization. Depreciation and amortization are computed generally on a straight-line basis over the estimated useful lives of the respective assets, which range from five to forty years.

FORECLOSED REAL ESTATE:  Real estate acquired in settlement of loans is carried
----------------------
at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair market value.

COST IN EXCESS OF NET ASSETS ACQUIRED:  Amounts paid for newly acquired
-------------------------------------
subsidiaries in excess of the fair value of the net assets are recorded as an asset and are being amortized on a straight-line basis over fifteen years.

LEXINGTON B & L FINANCIAL CORP.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONT'D

INCOME TAXES:  Deferred tax assets and liabilities are recognized for the future
------------
tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

STATEMENTS OF CASH FLOWS:  For purposes of the cash flows, cash and amounts due
------------------------
from depository institutions and interest-bearing deposits in other banks with a maturity of three months or less at date of purchase are considered cash equivalents.

RISKS AND UNCERTAINTIES:  The Company is a community-oriented financial
-----------------------
institution which provides traditional financial services within the areas it serves. The Company is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one- to four-family residential mortgage, commercial, agriculture and consumer loans located primarily in Lafayette and Macon Counties, Missouri. Accordingly, the ultimate collectibility of the Company's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

The consolidated financial statements have been prepared in conformity with GAAP. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more or less rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrower's inability or unwillingness to make contractually required payments. Market risk results from changes in the value of assets and liabilities which may impact, favorably or unfavorably, the realizability of those assets and liabilities held by the Company.

The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.

NET INCOME PER SHARE:  Basic income per share is based upon the weighted average
---------------------
number of common shares outstanding during the periods presented. Diluted income per share include the effects of all dilutive potential common shares outstanding during each period. Income per share for all periods presented conform to SFAS No. 128.

NEW ACCOUNTING STANDARDS:  In June 1997, the Financial Accounting Standards
------------------------
Board ("FASB") issued SFAS No. 130, Reporting of Comprehensive Income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and display of comprehensive income in a full set of general purpose financial statements. An enterprise shall continue to display an amount for net income but will also

LEXINGTON B & L FINANCIAL CORP.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONT'D

be required to display other comprehensive income, which includes other changes in equity. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, to revise present disclosure requirements applicable to those benefits. Although the standard does not change the measurement or recognition requirements for postretirement benefit plans, it standardizes the disclosure requirements; requires additional information on changes in benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements.

SFAS Nos. 130, 131 and 132 are effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Association in the year ending September 30, 1999. Management does not expect that these standards will significantly affect the Association's financial reporting.

In June 1998, the FASB issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for Derivative instruments, including certain derivative instruments embedded in other contracts, Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows or foreign currencies.

If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of the other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

SFAS No. 133 is effective for the financial statements issued for periods beginning after June 15, 1999. The Association is currently evaluating the effects of SFAS No. 133.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage-Banking Enterprise. SFAS 134 amended SFAS No. 65, Accounting for Certain Mortgage Banking Activities and No. 115, Accounting for Certain Investments in Debt and Equity Securities for years beginning after December 15, 1998. The Company currently conducts no mortgage-banking activities.

RECLASSIFICATION:  Certain amounts in the 1997 and 1996 consolidated financial
----------------
statements have been reclassified to conform with the 1998 presentation.

LEXINGTON B & L FINANCIAL CORP.

NOTE B--INVESTMENT SECURITIES

                                                         AMORTIZED       GROSS UNREALIZED         FAIR
                                                                     ------------------------
                                                           COST           GAINS        LOSSES     VALUE
                                                        -----------  ----------------  ------  -----------
September 30, 1998
   Available-for-sale
      U.S. Government and Federal agency obligations    $ 1,522,383        $ 13,533    $  ---  $ 1,535,916
      Mortgage-backed securities                            816,321          21,450       716      837,055
                                                        -----------        --------    ------  -----------
                                                        $ 2,338,704        $ 34,983    $  716  $ 2,372,971
                                                        ===========        ========    ======  ===========
   Held-to-maturity
      U.S. Government and Federal agency obligations    $13,044,506        $ 55,202    $6,634  $13,093,074
      State and local obligations                         1,920,522         177,348     2,029    2,095,841
                                                        -----------        --------    ------  -----------
                                                        $14,965,028        $232,550    $8,663  $15,188,915
                                                        ===========        ========    ======  ===========
September 30, 1997
   Available-for-sale
      U.S. Government and Federal agency obligations    $ 1,705,327        $ 10,191    $6,973    1,708,545
      Mortgage-backed securities                          1,628,444          43,056     2,460    1,669,040
                                                        -----------        --------    ------  -----------
                                                        $ 3,333,771        $ 53,247    $9,433  $ 3,377,585
                                                        ===========        ========    ======  ===========
   Held-to-maturity
      State and local obligations                       $   878,312        $170,613    $  ---  $ 1,048,925
                                                        ===========        ========    ======  ===========

The scheduled contractual maturities of debt securities at September 30, 1998, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                 HELD-TO-MATURITY               AVAILABLE-FOR-SALE
                                        ------------------------------------  ----------------------
                                           AMORTIZED             FAIR         AMORTIZED      FAIR
                                              COST              VALUE            COST       VALUE
                                        ----------------  ------------------  ----------  ----------

Amounts maturing:
  One year or less                           $ 3,184,172      $ 3,191 346     $   81,470  $   81,331
  After one year through five years           10,329,149       10,383,239            ---         ---
  After five years through ten years             878,829          953,964      1,347,167   1,360,643
  After ten years                                572,878          660,366        910,067     930,997
                                             -----------      -----------     ----------  ----------
                                             $14,965,028      $15,188,915     $2,338,704  $2,372,971
                                             ===========      ===========     ==========  ==========

During 1998 and 1996, securities held-to-maturity were called for redemption for total proceeds of $1,471,350 and $43,812, respectively, resulting in a gross realized gain of $2,437 in 1998 and a gross realized loss of $175 in 1996.

During 1997, securities available-for-sale sold for total proceeds of $2,004,750 resulting in a gross realized gain of $4,407.
Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $6,721,413 and fair value of $6,761,893 at September 30, 1998.

LEXINGTON B & L FINANCIAL CORP.

NOTE C--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:

                                                     1998          1997
                                                 ------------  ------------
Mortgage loans
   One- to four-family residences                $42,317,761   $39,720,752
   Multi-family residential                          198,959        96,746
   Commercial                                      3,490,814     1,456,803
   Construction                                      626,516     1,100,600
   Land                                              653,301       535,841
                                                 -----------   -----------
                                                  47,287,351    42,910,742
   Less undisbursed portion of mortgage loans        281,342       373,243
                                                 -----------   -----------
                                                  47,006,009    42,537,499
Consumer and other loans
   Commercial                                      4,042,363           ---
   Agricultural                                    3,171,623           ---
   Home equity                                       789,719       608,490
   Loans on savings                                1,986,038     1,101,365
   Automobile loans                                4,967,647     1,446,035
   Other                                             933,001       400,930
                                                 -----------   -----------
                                                  15,890,391     3,556,820
                                                 -----------   -----------
                                                  62,896,400    46,094,319
Net deferred loan-origination fees                    17,907        14,989
Allowance for loan losses                           (599,127)     (221,000)
                                                 -----------   -----------
                                                 $62,315,180   $45,888,308
                                                 ===========   ===========


At September 30, 1998 and 1997, the Company serviced loans amounting to $133,450 and $-0-, respectively, for the benefit of others. Also, the Company had loans serviced by others amounting to $1,954,891 and $4,090,051 at September 30, 1998 and 1997, respectively.

In the ordinary course of business, the Company makes loans to its directors and officers at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                  YEAR ENDED SEPTEMBER 30
                                    1998          1997
                                 -----------  -------------

Balance, beginning of period      $ 237,405       $208,175
Added through purchase of LCB       306,909            ---
Originations                         59,177         46,000
Payments                           (183,301)       (16,770)
                                  ---------       --------
BALANCE, END OF PERIOD            $ 420,190       $237,405
                                  =========       ========


LEXINGTON B & L FINANCIAL CORP.

NOTE C--LOANS RECEIVABLE - CONT'D

Allowance for loan losses is as follows:

                                     YEAR ENDED SEPTEMBER 30
                                      1998       1997       1996
                                  --------   --------   --------
Balance, beginning of period      $221,000   $201,000   $201,000
Added through purchase of LCB      391,385        ---        ---
Provision for loan losses           25,673     29,190     10,013
Charge-offs, net of recoveries     (38,931)    (9,190)   (10,013)
                                  --------   --------   --------
BALANCE, END OF PERIOD            $599,127   $221,000   $201,000
                                  ========   ========   ========


The recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral at September 30, 1998 and 1997, was $281,887 and $-0-, respectively. The average recorded investment in impaired loans during the year ended September 30, 1998 and 1997, was $125,565 and $36,108, respectively. The amount of interest included in interest income on such loans for the year ended September 30, 1998 and 1997, amounted to approximately $38,300 and $11,300, respectively.


NOTE D--PREMISES AND EQUIPMENT

Premises and equipment consists of the following at September 30:

                                                     1998       1997
                                                  ----------  --------
Land                                              $  400,385  $ 48,676
Building and improvements                            862,740   515,595
Furniture and equipment                              780,302   161,432
                                                  ----------  --------
                                                   2,043,427   725,703
Less accumulated depreciation and amortization     1,087,155   366,201
                                                  ----------  --------
                                                  $  956,272  $359,502
                                                  ==========  ========


LEXINGTON B & L FINANCIAL CORP.

NOTE E--DEPOSITS

Deposit account balances are summarized as follow at September 30:


                                           1998                  1997
                                   --------------------  -------------------
                                     AMOUNT        %       AMOUNT       %
                                   -----------  -------  -----------  ------
Noninterest-bearing                $ 4,657,889     6.1%  $   686,976    1.6%
NOW                                  5,920,352     7.7     1,072,471    2.5
Money Market                         6,669,963     8.7     2,414,694    5.7
Passbook savings                     6,327,509     8.2     3,880,715    9.1
                                   -----------  ------   -----------  -----
                                    23,575,713    30.7     8,054,856   18.9
Certificates of deposit:
  3.00 to 3.99%                        667,378     0.9        21,644    ---
  4.00 to 4.99%                        403,073     0.5       228,492    0.5
  5.00 to 5.99%                     36,786,245    47.9    22,909,386   53.7
  6.00 to 6.99%                      8,987,419    11.7     5,362,602   12.6
  7.00 to 7.99%                      2,416,307     3.2     2,381,205    5.5
  8.00 to 8.99%                      3,905,701     5.1     3,736,097    8.8
  9.00 to 9.99%                         22,060     ---           ---    ---
                                   -----------  ------   -----------  -----
                                    53,188,183    69.3    34,639,426   81.1
                                   -----------  ------   -----------  -----
                                   $76,763,896  100.00%  $42,694,282  100.0%
                                   ===========  ======   ===========  =====
Weighted Average Interest Rates           4.94%                 5.53%
                                         =====                 =====


The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $6,464,307 and $3,144,000 at September 30, 1998 and
1997, respectively.  Deposits over $100,000 are not federally insured.

The Company had deposits of approximately $2,417,000 and $1,063,000 for its directors and officers at September 30, 1998 and 1997, respectively.

At September 30, 1998, contractual maturities of certificate accounts are as follows:

      STATED                                 YEAR ENDED SEPTEMBER 30
   INTEREST RATE           1999         2000         2001        2002        2003     AFTER
------------------  -----------  -----------  -----------  ----------  ----------  --------
  3.00 to 3.99%     $   667,378  $       ---  $       ---  $      ---  $      ---  $    ---
  4.00 to 4.99%         403,073          ---          ---         ---         ---       ---
  5.00 to 5.99%      26,116,453    7,359,235    2,611,993     263,613     434,951   541,864
  6.00 to 6.99%       1,312,927    2,013,672    2,403,501   1,371,322   1,344,134   150,885
  7.00 to 7.99%         387,787      660,068    1,153,711      27,346      18,279    18,230
  8.00 to 8.99%             ---          ---    3,905,701         ---         ---       ---
  9.00 to 9.99%          22,060          ---          ---         ---         ---       ---
                    -----------  -----------  -----------  ----------  ----------  --------
                    $28,909,678  $10,032,975  $10,074,906  $1,662,281  $1,797,364  $710,979
                    ===========  ===========  ===========  ==========  ==========  ========

LEXINGTON B & L FINANCIAL CORP.

NOTE E--DEPOSITS - CONT'D

Interest expense on deposits are as follows:

                                                        YEAR ENDED SEPTEMBER 30
                                                      1998        1997        1996
                                                   ----------  ----------  ----------

Passbook, Now and Money Market savings accounts    $  667,482  $  200,987  $  223,471
Certificate accounts                                3,045,245   2,096,748   2,109,237
                                                   ----------  ----------  ----------
                                                   $3,712,727  $2,297,735  $2,332,708
                                                   ==========  ==========  ==========

NOTE F--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES

Advances from FHLB, with weighted average interest rates and scheduled maturities, consist of the following at September 30:

                                           1998    1997
                                         --------  -----
5.30% due on or before March 15, 1999    $ 35,000  $ ---
6.50% due on or before March 15, 2000      35,000    ---
6.70% due on or before March 15, 2001      35,000    ---
6.80% due on or before March 15, 2002      35,000    ---
                                         --------  -----
                                         $140,000  $ ---
                                         ========  =====


The advances are collateralized by Federal agency securities with a carrying value of $301,063 and fair value of $303,596. Interest rates are fixed to maturity and may be prepaid with a penalty based on existing interest rates at time of prepayment.


NOTE G--NOTES PAYABLE

Notes payable at September 30, 1998, were acquired in the purchase of Lafayette Banschares, Inc. and originated in the acquisition of Lafayette County Bank on July 3, 1960. The notes are unsecured, bear interest at the rate of 10% and are payable to the previous owners of the bank. Principal payments are due in equal annual installments of $95,000 through July 3, 2001, with the final payment in the amount of $83,219 due on July 3, 2002.

LEXINGTON B & L FINANCIAL CORP.

NOTE H--INCOME TAXES

Components of income tax expense (benefit) are as follows:

                YEAR ENDED SEPTEMBER 30
               1998       1997      1996
            ---------   --------  --------
Current     $ 431,500   $356,000  $319,900
Deferred     (131,500)    34,000   (95,900)
            ---------   --------  --------
            $ 358,000   $390,000  $224,000
            =========   ========  ========

In addition, the Company recorded deferred income tax (benefit) to equity relating to unrealized gains and losses on investment securities available-for-sale of ($3,183), $14,699 and ($3,175) for the years ended September 30, 1998, 1997 and 1996, respectively.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                                                              YEAR ENDED SEPTEMBER 30
                                                      1998              1997              1996
                                                ---------------   ---------------   ---------------
                                                 AMOUNT      %     AMOUNT      %     AMOUNT      %
                                                --------   ----   --------   ----   --------   ----
Income tax expense at statutory rate            $345,680   34.0%  $386,395   34.0%  $232,857   34.0%
Increase (decrease) in taxes resulting from:
  Officers life insurance                         (9,655)   (.9)    (8,087)   (.7)       ---    ---
  Tax exempt income, net of related expenses     (41,346)  (4.1)   (24,281)  (2.1)   (21,573)  (3.2)
  Amortization of intangible assets arising
  from acquisitions                               23,235    2.5        ---    ---        ---    ---
  State income tax, net of federal benefit        39,804    3.9     35,640    3.1     14,208    2.1
  Other, net                                       1,718    (.2)       333    ---     (1,492)   (.2)
                                                --------   ----   --------   ----   --------   ----
                                                $358,000   35.2%  $390,000   34.3%  $224,000   32.7%
                                                ========   ====   ========   ====   ========   ====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows at September 30:

                                                       1998       1997
                                                     --------   --------
Deferred tax assets
 Allowance for loan losses                           $159,500   $ 34,700
 Excess pension contribution                           96,500     43,700
 Deferred compensation                                 62,700     31,500
Deferred tax liabilities
 Depreciation                                         (38,500)   (32,500)
 FHLB of stock dividend                               (58,500)   (57,000)
 Unrealized gain on available-for-sale securities     (11,462)   (14,607)
                                                     --------   --------
NET DEFERRED TAX ASSET                               $210,238   $  5,793
                                                     ========   ========

LEXINGTON B & L FINANCIAL CORP.

NOTE I--REGULATORY CAPITAL REQUIREMENTS

Pursuant to the Financial Institutions Reform Recovery and Enforcement Act ("FIRREA") of 1989, as implemented by a rule promulgated by OTS, saving institutions are required to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum of 3.0% core/leverage capital ratio, and a minimum 8% total risk-based capital. FIRREA also restricts investment activities with respect to noninvestment grade corporate debt and certain other investments and increases the required ratio of housing-related assets in order to qualify as a savings institution.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank capital amounts and classification are also subject to qualitative judgement by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to insure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets (all as defined in the regulations). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

Based on its regulatory capital ratios at September 30, 1998, the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios also presented in the table.

                                                                               MINIMUM
                                                                             TO BE WELL
                                                             MINIMUM       CAPITALIZED UNDER
                                                           FOR CAPITAL     PROMPT CORRECTIVE
                                           ACTUAL       ADEQUACY PURPOSES  ACTION PROVISIONS
                                     -----------------  -----------------  -----------------
                                      AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                     --------  -------  --------  -------  --------  -------
                                                      (DOLLARS IN THOUSANDS)
As of September 30, 1998
   B & L Bank
      Total Risk-Based Capital        $10,687    35.81%  $ 2,387     8.00%  $ 2,984    10.00%
        (to Risk Weighted Assets)
      Tier 1 Capital                   10,539    35.32     1,194     4.00     1,790     8.00
        (to Risk Weighted Assets)
      Tier 1 Capital                   10,539    18.73     1,689     3.00     2,814     5.00
        (to Adjusted Assets)
      Tangible Capital                 10,539    18.73       844     1.50       N/A      N/A
        (to Adjusted Assets)

LEXINGTON B & L FINANCIAL CORP.

NOTE I--REGULATORY CAPITAL REQUIREMENTS - CONT'D

                                                                                  MINIMUM
                                                                                 TO BE WELL
                                                              MINIMUM        CAPITALIZED UNDER
                                                           FOR CAPITAL       PROMPT CORRECTIVE
                                          ACTUAL         ADEQUACY PURPOSES   ACTION PROVISIONS
                                    ------------------  ------------------  ------------------
                                     AMOUNT     RATIO    AMOUNT     RATIO    AMOUNT     RATIO
                                    --------  --------  --------   -------  --------   -------
                                                      (DOLLARS IN THOUSANDS)

   Lafayette County Bank
      Total Risk-Based Capital       $ 3,081    14.66%   $1,678      8.00%    $2,099     10.00%
       (to Risk Weighted Assets)
      Tier 1 Capital                   2,819    13.43       840      4.00      1,260      6.00
       (to Risk Weighted Assets)
      Tier 1 Capital                   2,819     7.47     1,509      4.00      1,886      5.00
       (to Adjusted Assets)
      Tangible Capital                 2,819     7.47       754      1.50        N/A       N/A
       (to Adjusted Assets)

As of September 30, 1997
   B & L Bank
      Total Risk-Based Capital       $12,242    39.82    $2,460      8.00     $3,075     10.00
       (to Risk Weighted Assets)
      Tier 1 Capital                  12,036    39.15     1,230      4.00      1,845      6.00
       (to Risk Weighted Assets)
      Tier 1 Capital                  12,036    20.55     1,757      3.00      2,929      5.00
       (to Adjusted Assets)
      Tangible Capital                12,036    20.55       879      1.50        N/A       N/A
       (to Adjusted Assets)


NOTE J--BENEFIT PLANS

B&L is a participating employer in a multi-employer plan trusteed pension plan that covers and provides defined benefits to substantially all full-time employees of B&L after one year of service. The plan assets exceeded vested benefits as of June 30, 1997, the date of the most current actuarial valuation. B&L's portion of the plan assets and accumulated plan benefits has not been determined. Pension expense of $36,000, $35,500 and $27,224 recognized for the years ended September 30, 1998, 1997 and 1996, respectively.

B&L also has a 401(k) salary reduction plan for all full-time employees. The plan is entirely funded by participant contributions. Participants may make deferrals up to 15% of compensation.

The Company has also entered into salary continuation agreements with four of its officers. These agreements provide for monthly deferred compensation payments for a period of 180 months following retirement. The Company has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 1998, 1997 and 1996 was $74,682, $50,605 and $30,289, respectively.

LEXINGTON B & L FINANCIAL CORP.

NOTE J--BENEFIT PLANS - CONT'D

In connection with the conversion from mutual to stock form, B&L established an employee stock ownership plan ("ESOP") for the benefit of participating employees. Employees are eligible to participate upon attaining age twenty-one and completing one year of service.

The ESOP borrowed $1,012,000 from the Company to fund the purchase of 101,200 shares of the Company's common stock. The purchase of shares of the ESOP was recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. The loan is secured solely by the common stock and is to be repaid in equal quarterly installments of principal and interest payable through March, 2006 at 8.25%. The intercompany ESOP note and related interest are eliminated in consolidation.

B&L makes quarterly contributions to the ESOP which are equal to the debt service less dividends on unallocated ESOP shares used to repay the loan. Dividends on allocated shares will be paid to participants of the ESOP. The ESOP shares are pledged as collateral on the ESOP loan. Shares are released from collateral and allocated to participating employees, based on the proportion of loan principal and interest repaid and compensation of the participants. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits are payable upon a participant's retirement, death, disability or separation from service.

Effective with the date of the stock conversion the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 1998, 1997 and 1996, was $140,054, $131,709 and $40,848, respectively. The fair value of unreleased shares based on market price of the Company's stock at September 30, 1998 and 1997 was $996,797 and $1,412,125, respectively.

The number of ESOP shares are summarized as follows at September 30:

                        1998     1997
                       -------  -------
  Allocated shares      24,524   14,300
  Unreleased shares     76,676   86,900
                       -------  -------
                       101,200  101,200
                       =======  =======

The Board of Directors adopted (November 27, 1996) and the shareholders subsequently approved (January 27, 1997) a management recognition and development plan ("MRDP"). Under the MRDP, common stock of 50,600 shares was awarded to certain directors, officers and employees of the Company and B&L.
The award will not require any payment by the recipients and will vest over five years beginning one year after the date of the award (June 11, 1997). Amortization of the award resulted in a charge to compensation and benefit expense of $301,778 and $117,788 in 1998 and 1997, respectively.

The Company has entered into three year employment agreements with certain members of management. Under the agreements, The Company will pay the members their initial base salaries which may be increased at the discretion of the Board of Directors. Additionally, the agreements provide for severance payments if employment is terminated following a change in control. These payments will be equal to 2.99 times their average annual compensation paid during the five years immediately preceding the change in control.

LEXINGTON B & L FINANCIAL CORP.

NOTE K--STOCK OPTION PLAN

The Company has authorized and the shareholders have approved the adoption of a stock option plan. Under the stock option plan, options to acquire 126,500 shares of the Company's stock may be granted to certain officers, directors and employees of the Company and B&L. The options will enable the recipient to purchase stock at an exercise price equal to the fair market value of the stock at the date of grant. On June 11, 1997 the Company granted options for 101,200 shares for $15.125 per share. The options will vest over the five years following the date of grant and are exercisable for up to 10 years. No options have been exercised at September 30, 1998.

The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to disclose pro forma net income and income per share as if the fair value-based method defined in SFAS No. 123 has been applied, while continuing to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, under which compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Had Compensation expense for the Company's incentive and nonstatutory stock options been determined based upon the fair value of the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings and diluted earnings per share would have been reduced by approximately $88,453 and $13,465 or $0.05 and $0.01 per share, for the year ended September 30, 1998 and 1997, respectively.

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model:

Fair value at grant date                                 $6.94
Assumptions:
    Dividend yield                                        1.14%
    Volatility                                           20.27%
    Risk-free interest rate                               6.10%
    Expected life                                      10 years

Pro forma net earnings reflect only options granted and vested in fiscal 1998. Therefore, the full impact of calculating compensation expense for stock options under SFAS is not reflected in the pro forma net earnings amount presented above because compensation expense is reflected over the options' vesting period.


NOTE L--INCOME PER SHARE

The shares used in calculation of basic and diluted income per share are as follows:

                                              YEAR ENDED SEPTEMBER 30
                                                1998           1997
                                              -----------------------

Weighted average common shares outstanding    965,088       1,064,532
Stock options                                  27,388           3,374
                                              -------       ---------
                                              992,476       1,067,906
                                              =======       =========


LEXINGTON B & L FINANCIAL CORP.

NOTE M--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customer financing needs. These financial instruments consist principally of commitments to extend credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company does not generally require collateral or other security on unfunded loan commitments until such time that loans are funded. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Such collateral consists primarily of residential properties.

At September 30, 1998 and 1997, the Company was committed to originate loans aggregating approximately $1,340,900 and $1,411,750, respectively. Fixed loan commitments at September 30, 1998 and 1997, amounted to approximately $219,000 and $370,000 with interest rates ranging from 8.00% to 12.00% and 8.50% to 10.00%, respectively.

At September 30, 1998 and 1997, the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $7,482,000 and $6,530,000, respectively.


NOTE N--SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

On September 30, 1996, the Deposit Insurance Fund Act authorized the Federal Deposit Insurance Corporation to impose a special one-time assessment on each depository institution to recapitalize the Savings Association Insurance Fund to a level commensurate with the Bank Insurance Fund. The special assessment amounted to $280,592 and is included in federal insurance premiums in the consolidated statement of income for September 30, 1996.


NOTE O--PLAN OF CONVERSION

On November 15, 1995, the Lexington Building and Loan Association, F.A. (currently B & L Bank) Board of Directors adopted, and on February 14, 1996, subsequently amended, a plan ("Plan") to convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank. The Plan included the formation of a holding company which acquired all of the capital stock of the Bank issued upon its conversion from a mutual to stock form of ownership. In connection with the conversion, which was consummated on June 5, 1996, the Company issued and sold to the public 1,265,000 shares of its common stock (par value $.01 per share) at a price of $10.00 per share. The proceeds, net of $566,046 in conversion costs, received by the Company for the issuance amounted to $12,083,954. Prior to the completion of the conversion, the Company had no assets or liabilities and did not conduct any business other than of an organizational nature.

LEXINGTON B & L FINANCIAL CORP.

NOTE O--PLAN OF CONVERSION - CONT'D

At the time of conversion, the Bank established a liquidation account in the amount equal to the equity of the Bank as of the date of the latest balance sheet contained in the final prospectus. The liquidation account is maintained for the benefit of certain eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account proportionate to the current adjusted qualifying balances for accounts then held.

The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock, if the effect would cause stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.


NOTE P--FAIR VALUE OF FINANCIAL INSTRUMENTS

On October 1, 1995, the Company adopted SFAS No. 107, Disclosures about Fair Values of Financial Instruments, which requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein.

     Cash and due from banks and certificates of deposit: The carrying amounts of cash and due from depository institutions and certificates of deposit approximate their fair value.

     Investment and mortgage-backed securities: Fair value is determined by reference to quoted market prices.

     Stock in FHLB: This stock is a restricted asset and its carrying value is a reasonable estimate of fair value.

     Loans receivable: The fair value of first mortgage loans is estimated by using discounted cash flow analyses, using interest rates currently offered by the Bank for loans with similar terms to borrowers of similar credit quality. The majority of real estate loans are residential. First mortgage loans are segregated by fixed and adjustable interest terms. The fair value of consumer loans is calculated by using the discounted cash flow based upon the current market for like instruments. Fair values for impaired loans are estimated using discounted cash flow analyses.

     Accrued interest receivable:  The carrying value approximates fair value.

LEXINGTON B & L FINANCIAL CORP.

NOTE P--FAIR VALUE OF FINANCIAL INSTRUMENTS - CONT'D

     Transaction deposits: Transaction deposits, payable on demand or with maturities of 90 days or less, have a fair value equal to book value.

     Certificates of deposit: The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar maturities.

     Advances from borrowers for taxes and insurance: The book value approximates fair value.

     All other liabilities:  The book value approximates fair value.

     Off-balance sheet instruments: The fair value of a loan commitment and a letter of credit is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year-end are significant to the Bank's consolidated financial position.

     Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The valuation techniques employed above involve uncertainties and are affected by assumptions used and judgements regarding prepayments, credit risk, discount rates, cash flows and other factors. Changes in assumptions could significantly affect the reported fair value.

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at September 30, 1997 are as follows:

                                                             1998              1997
                                                      -----------------  -----------------
                                                      CARRYING   FAIR    CARRYING   FAIR
                                                       AMOUNT    VALUE    AMOUNT    VALUE
                                                      --------  -------  --------  -------
                                                             (DOLLARS IN THOUSANDS)
ASSETS

   Cash                                                $ 1,890  $ 1,890   $   635  $   635
   Interest-bearing deposits                             7,094    7,094     6,208    6,208
   Investment securities available-for-sale              2,373    2,373     3,378    3,378
   Investment securities held-to-maturity               14,965   15,189       878    1,049
   Stock in FHLB                                           520      520       464      464
   Loans receivable                                     62,315   62,680    45,888   45,120

LIABILITIES

   Transaction accounts                                 23,576   23,576     8,055    8,055
   Certificates of deposit                              53,188   54,851    34,639   34,934
   Advances from borrowers for taxes and insurance         166      166       169      169


LEXINGTON B & L FINANCIAL CORP.

NOTE Q--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed balance sheet and condensed statements of income and cash flows for Lexington B & L Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

CONDENSED BALANCE SHEET
                                         SEPTEMBER 30
                                       1998        1997
                                   -----------  -----------
ASSETS
Cash                               $   579,353  $ 2,467,092
ESOP note receivable                   830,498      907,572
Investment in subsidiaries:
 B & L Bank                         10,562,209   12,065,107
 Lafayette County Bank               3,830,270          ---
Other                                  183,143      220,252
                                   -----------  -----------
TOTAL ASSETS                       $15,985,473  $15,660,023
                                   ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses                   $    23,978  $     8,417
Notes payable                          368,219          ---
Stockholders' equity                15,593,276   15,651,606
                                   -----------  -----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY               $15,985,473  $15,660,023
                                   ===========  ===========

CONDENSED STATEMENT OF INCOME
                                                             PERIOD FROM
                                                             JUNE 5, 1996
                                         YEAR ENDED              TO
                                        SEPTEMBER 30         SEPTEMBER 30,
                                      1998         1997          1996
                                   -----------  -----------  -------------

INCOME
 Dividends from subsidiary         $ 2,300,000  $ 1,500,000     $    ---
 Interest                               91.009      268,678      113,174
 Gain on sale of investments               ---        4,407          ---
                                   -----------  -----------     --------
                                     2,391,009    1,773,085      113,174

EXPENSES
 MRDP                                  301,778      117,788          ---
 Interest                               44,005          ---          ---
 Professional fees                      96,956      119,194          ---
 Other                                  29,567       28,189          ---
                                   -----------  -----------     --------
                                       472,306      265,171          ---
                                   -----------  -----------     --------

LEXINGTON B & L FINANCIAL CORP.

NOTE Q--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS - CONT'D

                                                                                                 PERIOD FROM
                                                                                                 JUNE 5, 1996
                                                                            YEAR ENDED                TO
                                                                           SEPTEMBER 30          SEPTEMBER 30,
                                                                      1998            1997           1996
                                                                 --------------  --------------  ------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
 OF SUBSIDIARIES AND INCOME TAXES                                    1,918,703       1,507,914       113,174

INCREASE (DECREASE) IN UNDISTRIBUTED EQUITY OF SUBSIDIARIES         (1,389,497)       (758,458)      103,543
                                                                   -----------     -----------   -----------
                                 INCOME BEFORE INCOME TAXES            529,206         749,456       216,717
INCOME TAXES (BENEFIT)                                                (129,500)          3,000        41,100
                                                                   -----------     -----------   -----------
                                                NET INCOME         $   658,706     $   746,456   $   175,617
                                                                   ===========     ===========   ===========


CONDENSED STATEMENT OF CASH FLOWS
                                                                                                 PERIOD FROM
                                                                                                 JUNE 5, 1996
                                                                            YEAR ENDED                TO
                                                                           SEPTEMBER 30          SEPTEMBER 30,
                                                                       1998            1997          1996
                                                                   -----------     -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                       $   658,706     $   746,456   $   175,617
  Adjustments to reconcile net income to net cash
    provided from operating activities:
    (Increase) Decrease in undistributed equity of subsidiary        1,389,497         758,458      (103,543)
   Amortization of MRDP                                                301,778         117,788           ---
   Other                                                              (142,907)       (211,966)      (26,627)
                                                                   -----------     -----------   -----------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES          2,207,074       1,410,736        45,447

CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of certificates of deposit                                      ---      (1,500,017)   (3,000,000)
  Purchase of securities available-for-sale                                ---             ---    (2,000,624)
  Proceeds from and maturities of certificates of deposit                  ---       4,522,649           ---
  Proceeds from sale of securities available-for-sale                      ---       2,004,750           ---
  Cash paid in the acquisition of Lafayette Bancshares, Inc.        (1,235,223)            ---           ---
  Cash acquired in acquisition of Lafayette Bancshares, Inc.             9,105             ---           ---
  Investment in subsidiary                                                 ---             ---    (6,041,977)
                                                                   -----------     -----------   -----------
                             NET CASH PROVIDED BY (USED IN)
                                       INVESTING ACTIVITIES         (1,226,118)      5,027,382   (11,042,601)

LEXINGTON B & L FINANCIAL CORP.

NOTE Q--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS - CONT'D

                                                                                PERIOD FROM
                                                                                JUNE 5, 1996
                                                            YEAR ENDED                TO
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                        1998          1997           1996
                                                    ------------  ------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net proceeds from sale of common stock                     ---           ---      12,083,954
 Principal payments on notes payable                   (220,000)          ---             ---
 Loan to ESOP                                               ---           ---      (1,012,000)
 Principal collected from ESOP                           77,074        71,030          33,398
 Dividends paid                                        (336,228)     (170,775)            ---
 Purchase of treasury stock                          (2,389,541)   (3,979,479)            ---
                                                    -----------   -----------     -----------
                NET CASH PROVIDED BY (USED IN)
                         FINANCING ACTIVITIES        (2,868,695)   (4,079,224)     11,105,352
                                                    -----------   -----------     -----------
                          NET INCREASE IN CASH
                          AND CASH EQUIVALENTS       (1,887,739)    2,358,894         108,198
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                 2,467,092       108,198             ---
                                                    -----------   -----------     -----------
    CASH AND CASH EQUIVALENTS AT END OF PERIOD      $   579,353   $ 2,467,092     $   108,198
                                                    ===========   ===========     ===========

NON-CASH INVESTING AND FINANCING ACTIVITIES

 Allocation of MRDP shares of common stock                  ---       773,789   N/A
                                                    ===========   ===========   =============


LEXINGTON B & L FINANCIAL CORP.

NOTE R--ACQUISITION OF LAFAYETTE COUNTY BANK

On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette County Bank in exchange for 96,111 shares of the Company's stock, valued at $16.098 per share, $1,235,223 in cash and $195,249 in acquisition costs. The acquisition was accounted for utilizing the purchase method of accounting. The cost in excess of the fair value of the net assets acquired is being amortized on a straight-line basis over fifteen years. The following discloses the unaudited pro forma results of operations had the Companies been combined as of October 1, 1996 (Dollars in thousands, except per share amounts):

Interest income                                          $6,939
Interest expense                                          3,549
                                                         ------
  Net interest income                                     3,390
Provision for loan losses                                   235
                                                         ------
  Net interest income after provision for loan losses     3,155
Noninterest income                                          328
Noninterest expense                                       2,158
                                                         ------
  Income before income taxes                              1,325
Income taxes                                                478
                                                         ------
  Net income                                             $  847
                                                         ======

Basis income per share                                   $ 0.73
                                                         ======

Diluted income per share                                 $ 0.73
                                                         ======


The following schedule sets forth the assets and liabilities acquired on October 1, 1997, in the acquisition of Lafayette County Bank (Dollars in thousands):

Assets
   Cash                                                 $ 1,541
   Investments securities, held-to-maturity              13,542
   Federal funds sold                                     2,075
   FHLB stock                                               114
   Loans, net                                            16,151
   Premises and equipment                                   401
   Other assets                                             562
                                                        -------
      Total assets                                       34,386
Liabilities
   Deposits                                              31,346
   Advances from FHLB                                       340
   Notes payable                                            588
   Other liabilities                                        206
                                                        -------
      Total Liabilities                                  32,480
                                                        -------
Net value of assets acquired                              1,906
Value of assets exchanged                                 2,968
                                                        -------
Costs in excess of net assets acquired                  $ 1,062
                                                        =======


                            DIRECTORS AND OFFICERS

OFFICERS:                                  DIRECTORS:

LEXINGTON B & L FINANCIAL CORP.            LEXINGTON B & L FINANCIAL CORP.
                                           AND B & L BANK

Erwin Oetting, Jr.                         Erwin Oetting, Jr.
President and Chief Executive Officer      Chairman of the Board

E. Steva Vialle                            E. Steva Vialle
Executive Vice-President, Chief
Operating Officer and Secretary            Steve Oliaro
                                           President
William J. Huhmann                         Baker Memorials, Inc.
Senior Vice-President and
Chief Financial Officer                    Norman Vialle
                                           Owner, Maid-Rite Drive In
Mark D. Summerlin
Senior Vice-President                      Charles R. Wilcoxon
                                           Retired Businessman
Terry L. Thompson
Vice-President                             Glenn H. Twente
                                           Retired Chiropractor

                    B & L BANK OFFICERS

Erwin Oetting, Jr.                         E. Steva Vialle
President and Chief Executive Officer      Executive Vice-President, Chief
                                           Operating Officer and Secretary

Kathryn M. Swafford                        Mark D. Summerlin
Vice-President and Treasurer               Vice-President


                   LAFAYETTE COUNTY BANK

OFFICERS:                                  DIRECTORS:

William J. Huhmann                         William J. Huhmann
Chairman and Chief Financial Officer       Chairman of the Board

Terry L. Thompson                          Terry L. Thompson
President and Chief Executive Officer
                                           Alfred Block
Donald L. Coen                             Farmer
Executive Vice President
                                           Ranie Thompson
Carol Summerlin                            Retired Businessman
Senior Vice President
                                           William C. LaHue, M.D.
Kirk Craven                                Doctor.
Vice President

OFFICERS:                          DIRECTORS:

Betty Teter                        Norman Rasa
Assistant Vice-President           Business / Farmer

Mary Ann Campbell                  Erwin Oetting, Jr.
Assistant Cashier                  President, B & L Bank.

Elsie Binder                       E. Steva Vialle
Assistant Cashier                  Executive Vice-President, B & L Bank

Vickie Church                      Steve Oliaro
Assistant Cashier                  President, Baker Memorials, Inc.



                             CORPORATE INFORMATION


OFFICES                            INDEPENDENT AUDITORS

LEXINGTON B & L FINANCIAL CORP.    Moore, Horton & Carlson, P.C.
AND B & L BANK                     Mexico, Missouri

919 Franklin Avenue                GENERAL COUNSEL
Lexington, Missouri 64067
Telephone (660) 259-2247           Aull, Sherman, Worthington,
                                    Giorza & Maycock, LLC
LAFAYETTE COUNTY BANK              Lexington, Missouri

MAIN OFFICE                        SPECIAL COUNSEL

545 South Highway 13               Muldoon, Murphy & Faucette
Lexington, Missouri 64067          Washington, D.C.

BRANCH LOCATIONS

558 Highway 224
Wellington, Missouri 64097

Second and Highway 3
Callao, Missouri 63534

STOCKHOLDERS INFORMATION


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at the office of B & L Bank, 919 Franklin Avenue, Lexington, Missouri, on Tuesday, January 26, 1999 at 2:00 p.m., Central Time.



SHAREHOLDER AND GENERAL INQUIRIES         REGISTRAR AND TRANSFER AGENT

E. Steva Vialle                           Registrar and Transfer Company
B & L Bank                                10 Commerce Drive
919 Franklin Street                       Cranford, New Jersey  07016-3572
Lexington, Missouri 64067                  (800) 866-1340
(660) 259-2247


ANNUAL AND OTHER REPORTS

A COPY OF THE FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, LEXINGTON B & L FINANCIAL CORP., 919 FRANKLIN AVENUE, LEXINGTON, MISSOURI 64067. THE COMPANY'S FORM 10-KSB IS ALSO AVAILABLE THROUGH THE SEC'S WORLD WIDE WEB SITE ON THE INTERNET (HTTP://WWW.SEC.GOV).