Form 10KSB40, Exhibit 13
period 1999-09-30
LEXINGTON B & L FINANCIAL CORP
filed 1999-12-28
CIK 1008598

                                                                      EXHIBIT 13


                              1999 Annual Report

                        Lexington B & L Financial Corp.

Lexington B & L Financial Corp.

1999 ANNUAL REPORT




TABLE OF CONTENTS

Letter To Stockholders.................................................................   1
Business Of The Corporation............................................................   2
Common Stock Information...............................................................   2
Selected Consolidated Financial Information............................................   3
Management's Discussion And Analysis Of Financial Condition and Results Of Operations..   6
Independent Auditors' Report...........................................................  14
Consolidated Statements Of Financial Condition.........................................  15
Consolidated Statements Of Stockholders' Equity........................................  16
Consolidated Statements Of Income......................................................  18
Consolidated Statements Of Cash Flows..................................................  19
Notes To Consolidated Financial Statements.............................................  21
Directors And Officers.................................................................  39
Corporate Information..................................................................  40
Stockholder Information................................................................  41

LETTER TO STOCKHOLDERS


President's Message
To Our Stockholders:

On behalf of the Board of Directors, Officers and Employees of Lexington B & L Financial Corp. and its wholly-owned subsidiaries, B & L Bank, Lafayette County Bank and B & L Mortgage, Inc., we are pleased to present our Forth Annual Report to the stockholders.

Earnings for the year ended September 30, 1999, were $660,000, or $0.72 per diluted share. Our return on average assets for the year ended September 30, 1999, was 0.63%, while our return on average equity was 4.20%. We paid a $0.15 per share semiannual dividend in January and July this year.

Generally speaking, small cap bank stocks receded in 1999. In response to the downswing in the market, the Company instituted its fourth stock buy back plan, pursuant to which it repurchased 94,500 shares of the Company's stock. This reflects management's continuing commitment to the Company's stockholders to maximize stock value.

We are excited about some changes that we have implemented to further expand the services that the Company's subsidiaries provide their customers. In December 1998, the newly formed mortgage banking subsidiary opened its door and in the spring, B & L Bank put its first ATM on line in Lexington. The ATM can be used by both B & L Bank and Lafayette County Bank customers and has thus far been very popular with both. The Company is currently contemplating whether to expand its AMT network. The Company continues to review all options available to it to maximize the banks' services and increase the Company's revenues.

The last few months of the fiscal year were concentrated on ensuring that our computer systems were Year 2000 compliant. We are confident that the New Year will be brought in without material incident.

The Company is committed to being a community-oriented financial institution that furnishes affordable services and products to the citizens of Lexington and its surrounding communities.

All of us at Lexington B & L Financial Corp. appreciate your support and look forward to a long lasting and profitable relationship.

Sincerely,



Erwin Oetting Jr.,
President

BUSINESS OF THE CORPORATION

Lexington B & L Financial Corp. ("Company"), a Missouri corporation, was organized in 1995 for the purpose of becoming the holding company for B & L Bank ("B&L") upon its conversion from a federal mutual savings and loan association to a federal stock savings bank ("conversion"). The conversion was completed on June 5, 1996. On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette County Bank ("LCB"). The acquisition was accounted for utilizing the purchase method of accounting. During November 1998, the Company formed a mortgage banking subsidiary, B & L Mortgage, Inc. ("MTG"). MTG has been originating residential mortgages for resale in the secondary mortgage market. At September 30, 1999, the Company had total consolidated assets of $106.7 million and consolidated stockholders' equity of $15.1 million.

The Company is not engaged in any significant business activity other than holding the stock of B&L, LCB and MTG. Accordingly, the information set forth in this report, including financial statements and related data, applies primarily to the operations of its two banking subsidiaries and mortgage banking subsidiary.

B&L is a federal stock savings bank, originally organized in 1887. B&L is regulated by the Office of Thrift Supervision ("OTS"). LCB is a Missouri state chartered bank regulated by the Missouri Division of Finance and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of B&L and LCB are insured up to applicable limits by the FDIC. The two banking subsidiaries are members of the Federal Home Loan Bank ("FHLB") System.

The Company's banking subsidiaries operate as community-oriented financial institutions devoted to serving the needs of their customers in Lexington, Missouri and nearby communities. The banking subsidiaries' business consists primarily of attracting deposits from the general public and using those funds to originate residential real estate, commercial, agriculture and consumer loans.

COMMON STOCK INFORMATION

The Company's common stock is traded on the Nasdaq (Small Cap) Stock Market under the symbol "LXMO". As of September 30, 1999, there were approximately 568 stockholders of record and 932,785 shares of common stock outstanding (including unreleased Employee Stock Ownership Plan ("ESOP") shares of 66,453 and unvested Management Recognition and Development Plan ("MRDP") shares of 30,360).
Dividend payments by the Company are dependent primarily on dividends received by the Company from its banking subsidiaries. Under federal regulations, the dollar amount of dividends the banks may pay is dependent upon their capital position and recent net income. Generally, if they satisfy their regulatory capital requirements, they may make dividend payments up to the limits prescribed in the OTS and FDIC regulations. However, B&L may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations. The Company also has certain dividend limitations applicable under Missouri law which prohibited it from declaring or paying dividends when its net assets are less than its stated capital or when the payment of any dividends would reduce its net assets below its stated capital.

The following table sets forth the market price range of the Company's common stock for the years ended September 30, 1999 and 1998. This information was provided by the Nasdaq Stock Market.


                           Fiscal 1999                          Fiscal 1998
                   ------------------------------       ------------------------------
                   High        Low      Dividends       High        Low      Dividends
                   -------------------------------------------------------------------

First Quarter     $13.000      $11.000        ---      $17.750      $16.000        ---
Second Quarter    $12.125      $10.375      $0.15      $17.750      $16.125      $0.15
Third Quarter     $11.750      $10.625        ---      $17.250      $15.688        ---
Fourth Quarter    $13.500      $11.125      $0.15      $16.375      $13.000      $0.15


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



                                                                    At September 30,
                                          ----------------------------------------------------------------
                                            1999          1998           1997            1996        1995
                                          --------      --------       --------        --------    -------
                                                                (Dollars in Thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets                              $106,693       $93,761         $58,789        $61,670      $49,981
Loans receivable, net                       62,126        62,315          45,888         45,348       41,111
Investment securities                       32,700        17,338           4,256          8,342        4,171
Cash and interest-bearing deposits(1)        6,091         8,985           6,843          6,268        3,583
FHLB stock                                     535           520             464            464          455
Deposits                                    85,150        76,764          42,694         42,237       42,401
Stockholders' equity, substantially         15,110        15,593          15,652         18,762        7,195
 restricted


                                                               Year Ended September 30,
                                          ----------------------------------------------------------------
                                            1999          1998           1997            1996        1995
                                          --------      --------       --------        --------    -------
                                                   (Dollars in Thousands, Except Per Share Amounts)

SELECTED OPERATING DATA:

Interest income                           $  7,337       $ 6,997         $ 4,597        $ 4,073      $ 3,611
Interest expense                             4,282         3,776           2,298          2,333        2,003
                                          --------       -------         -------        -------      -------
     Net interest income                     3,055         3,221           2,299          1,740        1,608

Provision for loan losses                       37            26              29             10           33
                                          --------       -------         -------        -------      -------
     Net interest income after               3,018         3,195           2,270          1,730        1,575
      provision for loan losses

Noninterest income                             403           305              84             99          ---
Noninterest expense                          2,438         2,483           1,218          1,144          704
                                          --------       -------         -------        -------      -------

     Income before income taxes                983         1,017           1,136            685          871

Income taxes                                   323           358             390            224          300
                                          --------       -------         -------        -------      -------

     Net income                           $    660       $   659         $   746        $   461      $   571
                                          ========       =======         =======        =======      =======

Basic income per share                    $   0.74       $  0.68         $  0.70        $  0.40            *
                                          ========       =======         =======        =======

Diluted income per share                  $   0.72       $  0.66         $  0.69        $  0.40            *
                                          ========       =======         =======        =======

Dividends per share                       $   0.30       $  0.30         $  0.15        $   ---            *
                                          ========       =======         =======        =======


                                                         At or For the Year Ended September 30,
                                         ----------------------------------------------------------------
                                           1999            1998            1997         1996         1995
                                         ------          ------          ------       ------       ------
KEY OPERATING RATIOS:

Performance Ratios:
Return on average assets (net income
 divided by average assets)                 0.63%           0.70%          1.24%        0.84%        1.17%
Return on average equity (net income
 divided by average equity)                 4.20            4.00           4.23         4.24         8.36
Interest rate spread (difference
 between average yield on interest-
 earning assets and average cost of
 interest-bearing liabilities)              2.26            2.63           2.40         2.22         2.75
Net interest margin (net interest
 income as a percentage of average
 interest-earning assets)                   3.10            3.64           3.93         3.25         3.38
Noninterest expense to assets               2.29            2.65           2.07         1.86         1.40
Average interest-earning assets to
 interest-bearing liabilities                119             124            139          124          115
Dividend payout ratio (dividends paid
 divided by net income per share-basic)    40.54           44.12          21.43          ---            *

Asset Quality Ratios:
Allowance for loan losses to total
 loans receivable at end of period          0.96            0.95           0.48         0.44         0.49
Net charge offs to average outstanding
 loans receivable during the period         0.06            0.06           0.02         0.02         0.02
Non-performing assets to total assets (2)   0.43            0.56           0.67         1.26         1.15


Capital Ratios:
Equity to total assets at end of
 period (3)                                14.16           16.63          26.63        30.42        14.39

Average equity to average assets           15.08           17.58          29.24        19.73        14.00



                                                 At September 30,
                               ------------------------------------------------
                                  1999       1998       1997     1996     1995
                                -------    -------    -------   ------   ------
OTHER DATA:
Number of:
  Loans outstanding              3,053      3,095      1,595    1,616    1,600
  Deposit accounts              10,659     10,449      4,487    4,573    4,660
  Full-service offices               4          4          1        1        1

* Operating as a mutual institution
_______________
(1)  Includes interest-bearing deposits in other depository institutions.
(2) Non-performing assets include non-accrual loans and other repossessed assets.
(3) Includes the effect of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at September 30, 1999, 1998, 1997 and 1996.

SELECTED QUARTERLY FINANCIAL DATA

The following table provides a summary of operations by quarter for the years ended September 30, 1999 and 1998. The Company commenced operations in June 1996 with the mutual-to-stock conversion of B&L.



                                                               Fiscal 1999 Quarter Ended
                                      ---------------------------------------------------------------------
                                         September 30         June 30          March 31        December 31
                                      ---------------------------------------------------------------------
                                                   (Dollars in Thousands, Except Per Share Data)

Interest income                              $1,890            $1,850           $1,855           $1,742
Interest expense                              1,094             1,102            1,086            1,000
                                             ------            ------           ------           ------
Net interest income                             796               748              769              742
Provision for loan losses                        11               ---               13               13
                                             ------            ------           ------           ------
Net interest income after provision
 for loan losses                                785               748              756              729

Noninterest income                               53               142              123               85
Noninterest expense                             504               656              683              595
                                             ------            ------           ------           ------
Income before income taxes                      334               234              196              219
Income taxes                                     90                86               72               75
                                             ------            ------           ------           ------
   Net income                                $  244            $  148           $  124           $  144
                                             ======            ======           ======           ======

   Basic income per share                    $ 0.28            $ 0.16           $ 0.14           $ 0.16
                                             ======            ======           ======           ======

   Diluted income per share                  $ 0.26            $ 0.16           $ 0.14           $ 0.16
                                             ======            ======           ======           ======


                                                             Fiscal 1998 Quarter Ended
                                        ---------------------------------------------------------------------
                                        September 30         June 30          March 31        December 31
                                        ---------------------------------------------------------------------
                                                  (Dollars in Thousands, Except Per Share Data)

Interest income                              $1,749            $1,750            $1,746           $1,752
Interest expense                                967               952               924              933
                                             ------            ------            ------           ------
Net interest income                             782               798               822              819
Provision for loan losses                         6                11                 4                5
                                             ------            ------            ------           ------
Net interest income after provision
 for loan losses                                776               787               818              814

Noninterest income                               24                99                83               99
Noninterest expense                             502               656               699              626
                                             ------            ------            ------           ------
Income before income taxes                      298               230               202              287
Income taxes                                    103                73                81              101
                                             ------            ------            ------           ------
   Net income                                $  195            $  157            $  121           $  186
                                             ======            ======            ======           ======

   Basic income per share                    $ 0.21            $ 0.16            $ 0.12           $ 0.19
                                             ======            ======            ======           ======

   Diluted income per share                  $ 0.21            $ 0.15            $ 0.12           $ 0.18
                                             ======            ======            ======           ======


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


This report contains certain "forward-looking statements". These forward-looking statements, which are included in Management's Discussion and Analysis, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe", "expect", "anticipate", "estimate", "project" and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Company's market area and the country as a whole, loan delinquency rates, the ability of the Company to adequately address Year 2000 issues and changes in federal and state regulations. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.

General
-------

Management's discussion and analysis of the financial condition and results of operations is intended to assist in understanding the consolidated financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto.

Operating Strategy
------------------

The business of the Company consists principally of attracting deposits from the general public and using such deposits to originate one- to four-family residential mortgages, commercial, agricultural and consumer loans. The Company also invests in U.S. Treasury securities, certificates of deposit, U.S. Federal agency securities, state and local obligations and mortgage-backed securities. The Company plans to continue to fund its assets primarily with deposits and FHLB advances.

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

Interest Rate Sensitivity of Net Portfolio Value
------------------------------------------------

The Company manages its interest rate risk by measuring the effect of interest rate changes on the market value of assets and liabilities and the resulting changes in the market value of portfolio stockholders' equity. The following table illustrates at September 30, 1999, the percent of change in market value of stockholders' equity given various changes in interest rates.



            Basis
         Point ("bp")             Net Portfolio Value
           Change         ------------------------------------
          in Rates        $ Amount      $ Change      % Change
        ------------      --------      --------      --------

           +300 bp         $ 9,311      $(3,116)        (25)%
           +200 bp          10,508       (1,919)        (15)
           +100 bp          11,565         (862)         (7)
              0 bp          12,427            0         ---
           -100 bp          13,124          697           6
           -200 bp          13,901        1,474          12
           -300 bp          14,758        2,331          19

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Therefore, the data presented in the table should not be relied upon as indicative of actual results.

Comparison of Financial Condition at September 30, 1999 and 1998
----------------------------------------------------------------

Total assets increased to $106.7 million at September 30, 1999, from $93.8 million at September 30, 1998. The increase results primarily from an increase in deposits and advances from the FHLB. Deposits increased $8.4 million and advances from the FHLB increased $5.0 million. The increase in deposits was primarily from an increase in public deposits and retail certificates of deposits. The majority of the new funds were invested into securities and interest bearing deposits which increased $12.5 million over September 30, 1998. Equity decreased to $15.1 million at September 30, 1999 ,from $15.6 million in 1998, primarily from the purchase of treasury stock. For the year ended September 30, 1999, the Company acquired 75,900 shares of its outstanding common stock at a cost of $976,000.

Comparison of Operating Results for the Year Ended September 30, 1999 and 1998
------------------------------------------------------------------------------

Net Income. For the year ended September 30, 1999, net income increased to $660,000 over the $659,000 reported last year. The increase resulted primarily from higher noninterest income and lower noninterest expenses. Increased noninterest income can be attributed to mortgage banking fees amounting to $76,000 from the newly formed Mortgage Banking Subsidiary and from a $19,000 increase in insurance commissions. The decrease in noninterest expense can be attributed to lower Management Recognition and Development Plan ("MRDP") expense.

Net Interest Income. Net interest income decreased 5.2%, to $3.1 million for the year ended September 30, 1999, from $3.2 million for the year ended September 30, 1998. Total interest income increased $340,000 to $7.3 million in 1999 from $7.0 million in 1998, primarily as a result of higher volume of interest-earning assets. Average interest-earning assets for the year ended September 30, 1999, increased $10.1 million to $98.7 million from $88.6 million for the year ended September 30, 1998.

The interest rate spread decreased 37 basis points to 2.27% for the year ended September 30, 1999, from 2.63% last year. The net interest margin decreased from 3.64% last year to 3.10% for the year ended September 30, 1999. The decrease in the net interest spread and the net interest margin can be attributed to the change in the mix of earning assets. The investment in securities increased from 27% last year to 36% of earning assets during the year ended September 30, 1999. The yield and interest spread on securities is lower than the yield on other earning assets. The increase in securities was the result of match funding an increase in short-term public deposits. The average cost of interest-bearing liabilities was 5.17% for the year ended September 30, 1999 compared to 5.27% last year. The decrease in the cost of funds can be attributed to the general decline in interest rates during first nine months of the Company's fiscal year ending September 30, 1999.

Provision for Loan Losses. The provision for loan losses was $37,000 for the year ended September 30, 1999, as compared to $26,000 for the year ended September 30, 1998 and the allowance for loan losses of $599,000 remained unchanged from a year ago. Loan losses for 1999 totaled $59,000 compared to $61,000 last year. Net loan charge-offs for 1999 amounted to $37,000 compared to $39,000 in 1998, or .06% of average outstanding loans for both years.

Noninterest Income. Noninterest income increased $99,000 to $403,000 for the year ended September 30, 1999, primarily resulting from an $81,000 increase in service charges and other fees, a $19,000 increase in net insurance commissions and a $5,000 increase in gain on sale of investments. Included in the increase from service charges and other fees was $76,000 of mortgage banking fees earned in 1999. Partially offsetting these increases was a larger loss from foreclosed real estate which increased $6,000.

Noninterest Expense. Noninterest expense decreased $45,000 to $2.4 million for the year ended September 30, 1999, from $2.5 million for the year ended September 30, 1998. The decrease can primarily be attributed to a $74,000 decrease in employee compensation and benefits and a $8,000 decrease in professional and consulting fees. The decrease in employee compensation and benefits can be attributed to a $129,000 decrease in the MRDP expense, which for 1999 totaled $173,000, compared to $302,000 last year. The increase in occupancy cost can be attributed to operating facilities of the new mortgage banking subsidiary. Increased data processing expense resulted from Year 2000 cost and implementation costs of data processing software.

Income Taxes. The provision for income taxes decreased to $323,000 for the year ended September 30, 1999, from $358,000 for the year ended September 30, 1998, due to increased tax-exempt interest income on state and municipal security holdings.

Comparison of Operating Results for the Year Ended September 30, 1998 and 1997
------------------------------------------------------------------------------

Net Income. Net income decreased by $87,000, or 11.7%, to $659,000 for the year ended September 30, 1998, from $746,000 for the year ended September 30, 1997. This decrease was primarily due to increased noninterest expenses in 1998 from the cost of the MRDP. For the year ended September 30, 1998, costs associated with this plan were $302,000 compared to $118,000 for 1997.

Net Interest Earnings. Net interest earnings increased 40.1%, to $3.2 million for the year ended September 30, 1998, from $2.3 million for the year ended September 30, 1997. Total interest income increased $2.4 million to $7.0 million in 1998 from $4.6 million in 1997, primarily from the acquisition of LCB. The net interest spread increased to 2.63% from 2.40% in 1997 as a result of higher yields on the loan portfolio, which increased from 8.41% last year to 8.69% in 1998. The net interest margin decreased from 3.93% last year to 3.64% for the year ended September 30, 1998, as a result of changes in the mix of earning assets and interest bearing liabilities as a result of the acquisition of LCB. Interest expense increased $1.5 million to $3.8 million primarily as a
result of interest-bearing liabilities acquired from LCB.   The average cost of
interest-bearing liabilities was 5.27% for the year ended September 30, 1998, compared to 5.46% last year. The decrease in the cost of funds can be attributed to lower cost of funds acquired from LCB and to the general decline in interest rates during 1998.

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

Noninterest Expense. Noninterest expense increased $1.3 million to $2.5 million for the year ended September 30, 1998, from $1.2 million for the year ended September 30, 1997, primarily due to increases in employee salaries and benefits of $820,000 occupancy costs of $124,000 and other expenses of $188,000, which included $74,000 of amortization of costs in excess of net assets acquired on the acquisition of LCB. The increase in employee salaries and benefits results primarily from MRDP expense, which for 1998 totaled $302,000, compared to $118,000 in 1997. Occupancy costs increased primarily from the three additional banking locations operated by LCB.

Income Taxes. The provision for income taxes decreased from $390,000 for the year ended September 30, 1997, to $358,000 for the year ended September 30, 1998. The effective tax rate for 1998 increased to 35.2% of income before taxes compared to 34.3% last year. The increase in the effective tax rate can be attributed to the non-deductible amortization of costs in excess of net assets acquired in the acquisition of LCB.

Yields Earned and Rates Paid
----------------------------

The earnings of the Company depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative size of the Company's interest-earning assets and interest-bearing liability portfolios.

The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest-rate spreads, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities.


                                                                         Year Ended September 30,
                               -----------------------------------------------------------------------------------------------
                                              1999                          1998                            1997
                               -----------------------------------------------------------------------------------------------
                                            Interest                        Interest                         Interest
                               Average         and     Yield/    Average      And      Yield/    Average        And     Yield/
                               Balance(1)   Dividends  Cost     Balance(1)  Dividends  Cost     Balance (1)  Dividends  Cost
                               --------     ---------  ------   -------     ---------  ------   ----------   ---------  -------
                                                                                  (Dollars in Thousands)
Interest-earning assets(2):
  Loans receivable             $ 62,023        $5,275    8.50%  $62,958        $5,469    8.69%     $45,109      $3,792    8.41%
  Investment securities
   and other interest-
   bearing deposits              35,397         2,003    5.66    23,793         1,427    6.00       13,402         805    6.01
  Federal funds sold              1,243            59    4.75     1,857           101    5.44          ---         ---     ---
                               --------        ------           -------        ------              -------      ------
    Total interest-earning
     assets                      98,663         7,337    7.44    88,608         6,997    7.90       58,511       4,597    7.86
Noninterest-earning assets        5,628                           5,092                              1,887
                               --------                         -------                            -------
    Total assets               $104,291                         $93,700                            $60,398
                               ========                         =======                            =======

Interest-bearing liabilities:
  NOW, money market and
   passbook accounts             22,902           818    3.57   $19,463           668    3.43      $ 7,303         201    2.75
  Certificates of deposit        55,264         3,205    5.80    51,459         3,045    5.92       34,763       2,096    6.03
                               --------        ------           -------        ------              -------      ------
    Total deposits               78,166         4,023    5.15    70,922         3,713    5.24       42,066       2,297    5.46
  FHLB advances                   4,280           225    5.26       307            19    6.19          ---         ---     ---
  Notes payable                     341            34    9.97       449            44    9.80          ---         ---     ---
                               --------        ------           -------        ------              -------      ------
    Total interest-bearing
     liabilities                 82,787         4,282    5.17    71,678         3,776    5.27       42,066       2,297    5.46
                                               ------                          ------                           ------
Noninterest-bearing
 liabilities                      5,773                           5,550                                670
                               --------                         -------                            -------
    Total liabilities            88,560                          77,228                             42,736
Stockholders' equity             15,731                          16,472                             17,662
                               --------                         -------                            -------
    Total liabilities and
     stockholders' equity      $104,291                         $93,700                            $60,398
                               ========                         =======                            =======
Net interest income                            $3,055                          $3,221                           $2,300
                                               ======                          ======                           ======
Interest rate spread                                     2.27%                           2.63%                            2.40%
                                                         ====                            ====                             ====
Net interest margin                                      3.10%                           3.64%                            3.93%
                                                         ====                            ====                             ====
Ratio of average interest-
 earning assets to average
 interest-bearing
 liabilities                       119%                            124%                               139%
                                   ====                            ====                               ====

_______________
(1) Average balances for a period are calculated using the average month-end balance during each period.
(2) Interest-earning assets include non-accrual loans and loans 90 days or more past due.

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributed to the combined impact of rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.





                                                             Year Ended September 30,
                                 ----------------------------------------------------------------------------
                                       1999 Compared to 1998                     1998 Compared to 1997
                                      Increase (Decrease) Due to                Increase (Decrease) Due to
                                 ------------------------------------        --------------------------------
                                  Rate       Volume          Net              Rate       Volume       Net
                                 ------      -------        -----            ------      -------    --------
                                                        (Dollars in Thousands)

Interest-earning assets:
Loans receivable (1)               $(113)      $(81)         $(194)           $1,546      $131      $1,677
Investment securities and
 other interest-bearing
 deposits                            (85)       661            576               623        (1)        622
Federal funds sold                   (12)       (30)           (42)               51        50         101
                                   -----       ----          -----            ------      ----      ------
   Total net change in
    income on
    interest-earning assets         (210)       550            340             2,220       180       2,400

Interest-bearing
 liabilities:
NOW, money market and                 28        122            150               406        61         467
 passbook accounts
Certificates of deposit              (62)       222            160               989       (40)        949
FHLB advances                         (3)       209            206                10         9          19
Notes payable                          1        (11)           (10)               22        22          44
                                   -----       ----          -----            ------      ----      ------
   Total net change in expense
    on interest-bearing
     liabilities                     (36)       542            506             1,427        52       1,479
                                   -----       ----          -----            ------      ----      ------
   Net change in net
    interest income                $(174)      $  8          $(166)           $  793      $128      $  921
                                   =====       ====          =====            ======      ====      ======
---------------

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

The primary source of liquidity for the Company's subsidiaries is liability liquidity, which is the ability to raise new funds and renew maturing liabilities. Principal sources of liability liquidity are customer's deposits and advances from the FHLB. Asset liquidity is typically provided from the proceeds from principal and interest payments on loans, investment securities and net operating income. While scheduled maturities of loans and investment securities are somewhat predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Liquid funds necessary for normal daily operations are maintained with the FHLB of Des Moines and correspondent banks. Excess funds over balances required to cover bank charges for services, are sold in overnight Federal funds or transferred to time deposit accounts at the FHLB. At September 30, 1999, the Company and its subsidiaries held $4.7 million in excess funds in time deposit accounts at the FHLB and Federal funds sold.

The Company uses its sources of funds primarily to fund loan commitments and to pay deposits withdrawals. At September 30, 1999, the Company had commitments to originate loans aggregating approximately $2.3 million. As of September 30, 1999, certificates of deposit amounted to $56.8 million, or 66.7% of total deposits, including $33.5 million, which are scheduled to mature in less than one year. Historically, the Company has been able to retain a significant amount of its deposits as they mature. The Company believes it has adequate resources to fund all loan commitments through deposit growth by adjusting the offering rates of certificates to retain deposits in changing interest rate environments or, if necessary, through FHLB advances.

Net cash provided by operating activities for the Company during the year ended September 30, 1999, was $391,000. Net income of $660,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $15.3 million. The largest component of cash used by investing activities was the increase in the purchase of investment securities. Net cash provided by financing activities was $12.1 million. The largest component of cash provided by financing activities was the increase in deposits and FHLB advances.

At September 30, 1999, the Company's total stockholders' equity totaled $15.1 million or 14.2% of total assets compared to $15.6 million or 16.6% at September 30, 1998. The decrease can be attributed to the repurchase of the Company's common stock, which during the year ended September 30, 1998, amounted to $976,000. The Company is not subject to any regulatory capital requirements. B&L and LCB are subject to certain capital requirements imposed by the OTS and FDIC, which were satisfied at September 30, 1999. See Note J of the Consolidated Financial Statements.

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

Year 2000
---------

Federal Financial Institutions Examination Council requires all insured financial institutions to complete an inventory of core computer functions and set priorities for meeting the Year 2000 conversion goals. The Company has completed the assessment, analysis, planning, renovation and testing phases of its Year 2000 plan. The Company's comprehensive Year 2000 plan addresses all computer functions, such as those data processing applications processed in-house and those performed by third parties, and other non-computer functions, such as building facilities and security systems, to ensure they will be operational when Year 2000 arrives.

As of September 30, 1999, the renovation, testing and certification as "2000 compliant" of all in-house mission-critical applications and applications processed by third parties has been completed. The Company has developed remediation contingency plans and business resumption plans specific to the Year 2000 issues. Remediation contingency plans address the actions to be taken if mission-critical systems fail to handle the year 2000 date. Business resumption contingency plans address the actions that would be taken if core business processes and critical business functions cannot be carried out in the normal manner upon entering the next century due to system or supplier failure. Contingency plans include the printing of all customer account records to paper plus downloading of all bank and customer records to disk prior to the close of business December 31, 1999. Procedures are in place to continue operations via personal compuer utilizing data downloaded to disk, should mission-critical hardware or software fail. These plans have been tested and are being reviewed on an ongoing process.

The Company estimated that its total cost for Year 2000 remediation will be approximately $131,000. Expenditures to date total approximately $119,000.
Cost for hardware and software upgrades are the largest components of the total costs. Personnel cost for the Company's employees and outside proxy testing cost and other costs are included in the estimate of Year 2000 remediation. Year 2000 expenditures are expensed as incurred. Year 2000 costs incurred to date have not had a material adverse impact on operations of the Company and no additional significant costs are anticipated.

Impact of New Accounting Standards
----------------------------------

See Note A of the Notes to the Consolidated Financial Statements.

                              [MH&C LETTERHEAD]
                         INDEPENDENT AUDITORS' REPORT



Board of Directors
Lexington B & L Financial Corp.
Lexington, Missouri


We have audited the accompanying consolidated statements of financial condition of Lexington B & L Financial Corp. ("Company") as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.


                                          /s/ Moore, Horton & Carlson, P.C.

Mexico, Missouri
November 29, 1999

Lexington B & L Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                  September 30
                                              1999            1998
                                          -----------------------------
ASSETS

Cash and due from banks                   $  1,872,199    $ 1,890,207
Interest-bearing deposits                    4,218,661      7,094,355
Investment securities--Note B
  Available-for-sale, at fair value          8,354,070      2,372,971
  Held-to-maturity (fair value of           24,345,763     14,965,028
   $23,700,980 and $15,188,915,
   respectively)
Federal funds sold                             518,000        975,000
Stock in FHLB of Des Moines                    534,900        520,300
Loans held for sale                            467,144            ---
Loans receivable--Note C                    62,125,817     62,315,180
Accrued interest receivable--Note D          1,025,068        746,514
Premises and equipment--Note E               1,180,159        956,272
Foreclosed real estate                          32,000            ---
Cost in excess of net assets acquired          937,266      1,011,488
Other assets                                 1,081,807        913,414
                                          ------------    -----------
                        TOTAL ASSETS      $106,692,854    $93,760,729
                                          ============    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits--Note F                       $ 85,150,252    $76,763,896
   Advances from borrowers for property
    taxes and insurance                        181,925        166,209
   Advances from FHLB--Note G                5,161,576        140,000
   Notes payable--Note H                       273,219        368,219
   Other liabilities                           815,587        729,128
                                          ------------    -----------
                   TOTAL LIABILITIES        91,582,559     78,167,452

Commitments and contingencies--Note M

Stockholders' Equity--Notes I, J, K
 and N
   Preferred stock, $.01 par value;
    500,000 shares authorized, none
    issued                                         ---            ---
   Common stock, $.01 par value;
    8,000,000 shares authorized,
    1,265,000 shares issued and
    outstanding                                 12,650         12,650
   Additional paid-in capital               12,276,979     12,260,818
   Retained earnings - substantially
    restricted                               8,904,935      8,547,489
   Accumulated other comprehensive
    income                                    (133,218)        22,843
   Unearned ESOP shares                       (664,522)      (766,762)
   Unearned MRDP shares                       (181,410)      (354,223)
   Treasury stock at cost (332,215 and
    256,315 shares, respectively)           (5,105,119)    (4,129,538)
                                          ------------    -----------
                   TOTAL STOCKHOLDERS'
                     EQUITY                 15,110,295     15,593,277
                                          ------------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                   $106,692,854    $93,760,729
                                          ============    ===========


See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended September 30, 1999, 1998 and 1997


                                                                  Accumulated
                                        Additional                   Other       Unearned   Unearned                      Total
                                Common    Paid-In     Retained    Comprehensive     ESOP       MRDP      Treasury    Stockholders'
                                 Stock    Capital     Earnings    Income (Loss)    Shares     Shares      Stock          Equity
                                --------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996    $12,650  $12,071,392  $7,649,330   $  (163)     $(971,240)    $  ---     $    ---    $18,761,969

Comprehensive income:
 Net income                          ---          ---     746,456       ---            ---        ---          ---        746,456
 Other comprehensive
  income (loss) -
  unrealized gain on
  securities
  available-for-sale,
  net of reclassification
  adjustments for amounts
  included in net income,
  net of taxes of $14,699            ---          ---         ---    29,369            ---        ---          ---         29,369
                                 -------  -----------  ----------   -------      ---------   --------    ---------     ----------
Total comprehensive income           ---          ---     746,456    29,369            ---        ---          ---        775,825
                                 -------  -----------  ----------   -------      ---------   --------    ---------     ----------

Repurchase of common stock           ---          ---         ---       ---            ---        ---   (3,979,479)    (3,979,479)
Adoption of MRDP--Note K             ---          ---         ---       ---            ---   (773,789)     773,789            ---
Release of ESOP shares               ---       44,040         ---       ---        102,238        ---          ---        146,278
Release of MRDP shares               ---          ---         ---       ---            ---    117,788          ---        117,788
Dividends paid
 ($.15 per share)                    ---          ---    (170,775)      ---            ---        ---          ---       (170,775)
                                 -------  -----------  ----------   -------      ---------   --------    ---------     ----------
BALANCE AT SEPTEMBER 30, 1997     12,650   12,115,432   8,225,011    29,206       (869,002)  (656,001)  (3,205,690)    15,651,606

Comprehensive income:
 Net income                          ---          ---     658,706       ---            ---        ---          ---        658,706
 Other comprehensive
  income (loss) -
  unrealized loss on
  securities
  available-for-sale,
  net of reclassification
  adjustments for amounts
  included in net income,
  net of tax benefit
  of $3,183                          ---          ---         ---    (6,363)           ---        ---          ---        (6,363)
                                 -------  -----------  ----------   -------      ---------   --------   ----------    ----------
Total comprehensive income           ---          ---     658,706    (6,363)           ---        ---          ---       652,343
                                 -------  -----------  ----------   -------      ---------   --------   ----------    ----------

Repurchase of common stock           ---          ---         ---       ---            ---        ---   (2,389,541)   (2,389,541)
Release of ESOP shares               ---       63,884         ---       ---        102,240        ---          ---       166,124
Release of MRDP shares               ---          ---         ---       ---            ---    301,778          ---       301,778
Acquisition of LCB                   ---       81,502         ---       ---            ---        ---    1,465,693     1,547,195
Dividends paid
  ($.30 per share)                   ---          ---    (336,228)      ---            ---        ---          ---      (336,228)
                                 -------  -----------  ----------   -------      ---------   --------   ----------    ----------
BALANCE AT SEPTEMBER 30, 1998      12,650   12,260,818   8,547,489    22,843       (766,762)  (354,223) (4,129,538)   15,593,277


Lexington B & L Financial Corp.

Years ended September 30, 1999, 1998 and 1997

                                                                 Accumulated
                                      Additional                    Other        Unearned    Unearned                     Total
                             Common     Paid-In     Retained    Comprehensive      ESOP        MRDP       Treasury    Stockholders'
                              Stock     Capital     Earnings    Income (Loss)     Shares      Shares       Stock          Equity
                             ----------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                     ---          ---     660,051             ---         ---         ---           ---         660,051
  Other comprehensive
   income (loss) -
   unrealized loss on
   securities
   available-for-sale,
   net of reclassification
   adjustments for amounts
   included in net income,
   net of tax benefit
   of $80,647                    ---          ---         ---        (156,061)        ---         ---           ---        (156,061)
                             -------  -----------  ----------   -------------   ---------   ---------   -----------     -----------
Total comprehensive income       ---          ---     660,051        (156,061)        ---         ---           ---         503,990
                             -------  -----------  ----------   -------------   ---------   ---------   -----------     -----------

Repurchase of common stock       ---          ---         ---             ---         ---         ---      (975,581)       (975,581)
Release of ESOP shares           ---       16,161         ---             ---     102,240         ---           ---         118,401
Release of MRDP shares           ---          ---         ---             ---         ---     172,813           ---         172,813
Dividends paid
  ($.30 per share)               ---          ---    (302,605)            ---         ---         ---           ---        (302,605)
                             -------  -----------  ----------   -------------   ---------   ---------   -----------     -----------
                BALANCE AT
        SEPTEMBER 30, 1999   $12,650  $12,276,979  $8,904,935       $(133,218)  $(664,522)  $(181,410)  $(5,105,119)    $15,110,295
                             =======  ===========  ==========   =============   =========   =========   ===========     ===========

See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

                                                      Year ended September 30
                                                  1999         1998      1997
                                          -------------------------------------
Interest Income
   Mortgage loans                         $3,857,030    $4,067,412   $3,513,711
   Other loans                             1,418,028     1,400,962      278,094
   Investment securities and               2,002,566     1,427,533      805,439
    interest-bearing deposits
   Federal funds sold                         59,629       101,173          ---
                                          ----------    ----------   ----------
      Total Interest Income                7,337,253     6,997,080    4,597,244

Interest Expense
   Deposits                                4,023,320     3,712,727    2,297,735
   Advances from FHLB                        224,660        19,320          ---
   Notes payable                              34,730        44,006          ---
                                          ----------    ----------   ----------
      Total Interest Expense               4,282,710     3,776,053    2,297,735
                                          ----------    ----------   ----------
      Net Interest Income                  3,054,543     3,221,027    2,299,509

Provision for Loan Losses                     36,707        25,673       29,190
                                          ----------    ----------   ----------
      Net Interest Income After
       Provision for Loan Losses           3,017,836     3,195,354    2,270,319

Noninterest Income
   Service charges and other fees            279,724       198,265       29,023
   Commissions, net                           65,427        46,072       16,994
   Loss from foreclosed real estate          (11,449)       (5,935)         (25)
   Gain on sale of investments                 7,742         2,437        4,407
   Other                                      61,679        63,774       33,370
                                          ----------    ----------   ----------
      Total Noninterest Income               403,123       304,613       83,769

Noninterest Expense
   Employee compensation and benefits      1,458,933     1,533,049      712,655
   Occupancy costs                           206,562       184,636       60,523
   Advertising                                34,075        37,343       12,642
   Data processing                           122,398       100,258       55,068
   Federal insurance premium                  30,690        30,950       41,828
   Professional and consulting fees          147,362       155,341      156,332
   Amortization of intangible assets
    arising from acquisitions                 74,222        74,222          ---
   Other                                     363,666       367,462      178,584
                                          ----------    ----------   ----------
      Total Noninterest Expense            2,437,908     2,483,261    1,217,632
                                          ----------    ----------   ----------
        INCOME BEFORE INCOME TAXES           983,051     1,016,706    1,136,456

Income Taxes--Note I                         323,000       358,000      390,000
                                          ----------    ----------   ----------
                         NET INCOME       $  660,051    $  658,706   $  746,456
                                          ==========    ==========   ==========

Basic Income per share                    $     0.74    $     0.68   $     0.70
                                          ==========    ==========   ==========

Diluted Income per share                  $     0.72    $     0.66   $     0.70
                                          ==========    ==========   ==========

See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Year ended September 30
                                                                1999           1998      1997
                                                          -----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                               $    660,051   $    658,706   $   746,456
Adjustments to reconcile net income to
 net cash provided by operating activities
   Depreciation and amortization                               93,154         91,367        27,394
   Amortization of premiums and discounts                     (12,649)       (33,363)      (18,953)
   Amortization of deferred loan fees                           3,443          1,797           845
   Provision for salary continuation
    plan costs                                                 79,566         74,682        59,432
   Amortization of cost in excess of
    net assets acquired                                        74,222         74,222           ---
   Loss on sales of foreclosed real
    estate                                                        ---          5,935           ---
   Gain on available-for-sale securities                          ---            ---        (4,407)
   Gain on held-to-maturity securities                         (7,742)        (2,437)          ---
   Provisions for loan losses                                  36,707         25,673        29,190
   Provision for deferred income tax
    (benefit)                                                 (58,000)      (131,500)       34,000
   Originations of loans held for sale                     (4,701,875)           ---           ---
   Proceeds from sale of loans held
    for sale                                                4,234,731            ---           ---
   ESOP shares released                                       118,401        166,125       146,278
   Amortization of MRDP                                       172,813        301,778       117,788
   Changes to assets and liabilities
    increasing (decreasing) cash flows
     Accrued interest receivable                             (278,554)      (464,115)       19,298
     Other assets                                             (29,746)       374,975      (140,238)
     Other liabilities                                          6,893         92,474      (348,612)
                                                         ------------   ------------   -----------
           NET CASH PROVIDED BY OPERATING ACTIVITIES          391,415      1,236,319       668,471


CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from maturities/sales of
 securities available-for-sale                              1,769,118        901,185     2,833,796
Proceeds from maturities/calls of
 securities held-to-maturity                                9,365,652     12,501,350           ---
Proceeds from maturity of certificates
 of deposit                                                       ---            ---     2,500,000
Net decrease in federal funds sold                            457,000      1,100,000           ---
Proceeds from redemption (purchase) of
 FHLB stock                                                   (14,600)        57,700           ---
Loans originated, net of repayments                           658,171       (341,486)      (28,799)
Proceeds from sales of foreclosed real
 estate                                                        17,708         18,564        10,903
Purchase of securities
 available-for-sale                                        (7,969,831)    (1,393,967)   (1,205,046)
Purchase of securities held-to-maturity                   (18,743,090)   (11,522,177)          ---
Purchase of loans                                            (558,666)           ---      (536,843)
Cash paid in the acquisition of LCB.                              ---     (1,235,223)          ---
Cash acquired in acquisition of LCB                               ---      1,540,826           ---
Purchase of premises and equipment                           (317,041)      (287,627)       (5,710)
                                                         ------------   ------------   -----------
                                 NET CASH PROVIDED BY
                       (USED IN) INVESTING ACTIVITIES     (15,335,579)     1,339,145     3,568,301


Lexington B & L Financial Corp.


                                                                  Year ended September 30
                                                               1999          1998      1997
                                                          -------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposits                                  8,386,356     2,714,409       457,489
Net increase (decrease) in advances
 from borrowers for property
 taxes and insurance                                         15,716        (2,711)        6,260
Payments on notes payable                                   (95,000)     (220,000)          ---
Advance from FHLB
   Borrowings                                             6,050,000           ---           ---
   Repayments                                            (1,028,424)     (200,000)          ---
Payment of dividends                                       (302,605)     (336,228)     (170,775)
Purchase of treasury stock                                 (975,581)   (2,389,541)   (3,979,479)
                                                        -----------   -----------   -----------
                          NET CASH PROVIDED BY
                (USED IN) FINANCING ACTIVITIES           12,050,462      (434,071)   (3,686,505)
                                                        -----------   -----------   -----------
               NET INCREASE (DECREASE) IN CASH           (2,893,702)    2,141,393       550,267

Cash and due from banks, beginning of year                8,984,562     6,843,169     6,292,902
                                                        -----------   -----------   -----------
          CASH AND DUE FROM BANKS, END OF YEAR          $ 6,090,860   $ 8,984,562   $ 6,843,169
                                                        ===========   ===========   ===========



SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION

Cash paid for
   Interest                                             $ 4,247,161   $ 3,764,309   $ 2,319,244
                                                        ===========   ===========   ===========

   Income taxes                                         $   453,823   $   371,027   $   293,560
                                                        ===========   ===========   ===========

Noncash investing and financing
 activities are as follows
   Loans to facilitate sales of real estate             $    36,000   $      ---    $       ---
                                                        ===========   ==========    ===========


   Foreclosed real estate acquired by
    foreclosure or deed in lieu of foreclosure          $   113,004   $      ---    $    10,903
                                                        ===========   ==========    ===========


   Allocation of MRDP shares of common stock            $       ---   $      ---    $   773,789
                                                        ===========   ===========   ===========


 See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 1999, 1998 and 1997


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying reporting policies and practices of the Company and its subsidiaries conform to generally accepted accounting principles ("GAAP") and to prevailing practices within the thrift and banking industries. A summary of the more significant accounting policies follows:

Nature of Operations:  The Company, a Missouri corporation, was incorporated in
--------------------
November 1995, for the purpose of becoming the holding company of B & L Bank ("B&L"). On June 5, 1996, B&L converted from mutual to stock form of ownership and the Company completed its initial public offering and acquired all of the outstanding capital stock of B&L. On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette County Bank ("LCB"), in a transaction accounted for as a purchase.

During November 1998, the Company formed a wholly-owned subsidiary, B & L Mortgage, Inc. ("MTG"), to originate and sell loans primarily in the secondary market. MTG currently retains no servicing rights on loans originated.

The Company provides a variety of financial services to individual and corporate customers including checking, money market and savings accounts and certificates of deposit. Its primary lending products are one- to four-family residential mortgage, commercial, agriculture and consumer loans.

Principles of Consolidation:  The consolidated financial statements include the
---------------------------
accounts of the Company and its wholly-owned subsidiaries, B&L, LCB and MTG, and a wholly-owned subsidiary of B&L, whose activities consist principally of selling mortgage redemption insurance to B&L's customers. Significant intercompany balances and transactions have been eliminated in consolidation.

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

Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sale proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using a method which approximates the interest method over the period to expected maturity.

Stock in Federal Home Loan Bank of Des Moines:  Stock in the FHLB is stated at
---------------------------------------------
cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

Loans Held for Sale:  Mortgage loans originated and held for sale are carried at
-------------------
the lower of cost or market on an aggregate basis. All loans held for sale were originated by MTG and are committed for sale at the time of origination. MTG recognizes no gain or loss on the sale of these loans and receives a predetermined fee for the origination. Sales are made without recourse and no rights are retained on loans sold to others.

Loans Receivable:  Loans receivable are carried at unpaid principal balances,
----------------
less allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using a method which approximates the interest method.

The Company's real estate loan portfolio consists primarily of long-term loans secured by first-trust deeds on single-family residences, other residential property, commercial property and land. The adjustable-rate mortgage is the Company's primary loan investment.

Mortgage loans are generally placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Interest income on loans is recognized only to the extent cash payments are received until delinquent interest is paid in full and in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal in which case the loan is returned to accrual status. Interest on consumer loans continues to accrue even if the loan is 90 days or more past due and is reversed when management determines the interest to be uncollectible.

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

Management applies its normal loan review procedures in determining when a loan is impaired. All nonaccrual loans are considered impaired, except those classified as small-balance homogeneous loans which are collectively evaluated for impairmentc. The Company considers all one-to four-family residential mortgage loans, residential construction loans, and all consumer and other loans to be smaller homogeneous loans. Impaired loans are assessed individually and impairment identified when the accrual of interest has been discontinued, loans have been restructured or management has serious doubts about the future collectibility of principal and interest, even though the loans are currently performing. Factors considered in determining impairment include, but are not limited to expected future cash flow, the financial condition of the borrower and current economic conditions. The Company measures each impaired loan based on the fair value of its collateral and charges off those loans or portions of loans deemed uncollectible. Management has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans.

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

Cost in Excess of Net Assets Acquired:  Amounts paid for subsidiaries in excess
-------------------------------------
of the fair value of the net assets are recorded as an asset and are being amortized on a straight-line basis over fifteen years.

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

New Accounting Standards:  The Company has adopted SFAS No. 130, Reporting of
------------------------
Comprehensive Income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information for the year ended September 30, 1999. SFAS No. 130 requires the Company to classify items of other comprehensive income by their nature in the consolidated financial statements. The Company has displayed the accumulated balance of other comprehensive income separately in the equity section of the consolidated financial statements. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. The Company has one reportable operating segment.

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value.

The FASB has deferred implementation of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company does not expect the statement to have a significant effect on the consolidated financial statements.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage-Banking Enterprise. SFAS 134 amended SFAS No. 65, Accounting for Certain Mortgage Banking Activities and No. 115, Accounting for Certain Investments in Debt and Equity Securities for years beginning after December 15, 1998. Management does not expect that this standard will significantly effect the Company's financial statements.

Reclassification:  Certain amounts in the prior periods consolidated financial
----------------
statements have been reclassified to conform with the current year presentation.


NOTE B--INVESTMENT SECURITIES


                                                                       Gross Unrealized
                                                       Amortized      ------------------        Fair
                                                         Cost          Gains       Losses       Value
                                                       -----------------------------------------------
September 30, 1999:
  Available-for-sale
      U.S. Government and Federal
      agency obligations                                $ 7,888,180    $  4,000    $205,236   $ 7,686,944
      Mortgage-backed securities                            668,330       7,089       8,293       667,126
                                                        -----------    --------    --------   -----------
                                                        $ 8,556,510    $ 11,089    $213,529   $ 8,354,070
                                                        ===========    ========    ========   ===========
  Held-to-maturity
      U.S. Government and Federal
      agency obligations                                $19,988,048    $  4,795    $597,647   $19,395,196
      State and local obligations                         4,357,715     103,241     155,172     4,305,784
                                                        -----------    --------    --------   -----------
                                                        $24,345,763    $108,036    $752,819   $23,700,980
                                                        ===========    ========    ========   ===========
September 30, 1998:
  Available-for-sale
      U.S. Government and Federal
      agency obligations                                $ 1,522,383    $ 13,533    $    ---   $ 1,535,916
      Mortgage-backed securities                            816,321      21,450         716       837,055
                                                        -----------    --------    --------   -----------
                                                        $ 2,338,704    $ 34,983    $    716   $ 2,372,971
                                                        ===========    ========    ========   ===========
  Held-to-maturity
      U. S. Government and Federal
      agency obligations                                $13,044,506    $ 55,202    $  6,634   $13,093,074
      State and local obligations                         1,920,522     177,348       2,029     2,095,841
                                                        -----------    --------    --------   -----------
                                                        $14,965,028    $232,550    $  8,663   $15,188,915
                                                        ===========    ========    ========   ===========

The scheduled contractual maturities of debt securities at September 30, 1999, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


                                            Held-to-Maturity                   Available-for-Sale
                                         ----------------------------------------------------------------
                                          Amortized          Fair             Amortized       Fair
                                            Cost            Value                Cost         Value
                                         ----------------------------------------------------------------
Amounts maturing:
   One year or less                      $ 1,654,414      $ 1,659,540        $1,000,000      $1,004,000
   After one year through five years      13,863,585       13,484,641         2,498,083       2,440,762
   After five years through ten years      5,374,289        5,213,496         4,435,970       4,289,072
   After ten years                         3,453,475        3,343,303           622,457         620,236
                                         -----------      -----------        ----------      ----------
                                         $24,345,763      $23,700,980        $8,556,510      $8,354,070
                                         ===========      ===========        ==========      ==========


Securities held-to-maturity were called for redemption for total proceeds of $2,180,000 and $1,471,350, resulting in a gross realized gain of $7,742 and $2,437 in 1999 and 1998 respectively.

During 1997, securities available-for-sale sold for total proceeds of $2,004,750 resulting in a gross realized gain of $4,407.

Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $11,886,933 and $6,721,413 and fair value of $11,336,772 and $6,761,893 at September 30, 1999 and 1998, respectively.


NOTE C--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:

                                           1999          1998
                                    ------------------------------
Mortgage loans:
   One- to four-family residences     $39,438,952   $42,036,419
   Multi-family residential               865,939       198,959
   Commercial                           4,837,556     3,490,814
   Construction                         1,175,564       626,516
   Land                                 1,114,963       653,301
                                      -----------   -----------
                                       47,432,974    47,006,009
Consumer and other loans:
   Commercial                           2,815,300     4,042,363
   Agricultural                         3,224,414     3,171,623
   Home equity                            676,118       789,719
   Loans on savings                     2,457,390     1,986,038
   Automobile                           4,810,853     4,967,647
   Other                                1,254,606       933,001
                                      -----------   -----------
                                       15,238,681    15,890,391
                                      -----------   -----------
                                       62,671,655    62,896,400
Net deferred loan-origination fees         53,371        17,907
Allowance for loan losses                (599,209)     (599,127)
                                      -----------   -----------
                                      $62,125,817   $62,315,180
                                      ===========   ===========

At September 30, 1999 and 1998, the Company serviced loans amounting to $125,904 and $133,450, respectively, for the benefit of others. Also, the Company had loans serviced by others amounting to $2,004,285 and $1,954,891 at September 30, 1999 and 1998, respectively.

In the ordinary course of business, the Company makes loans to its directors and officers at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:


                                            Year ended September 30
                                               1999         1998
                                          ---------------------------
Balance, beginning of year                  $ 420,190   $ 237,405
Added through purchase of LCB                     ---     306,909
Originations                                  131,171      59,177
Payments                                     (138,718)   (183,301)
                                            ---------    ---------
        BALANCE, END OF YEAR                $ 412,643   $ 420,190
                                            =========   =========

Activity in the allowance for loan
 losses is as follows:

                                               Year ended September 30
                                            1999          1998        1997
                                          ----------------------------------
Balance, beginning of year                $599,127     $ 221,000   $ 201,000
Added through purchase of LCB                  ---       391,385         ---
Provision for loan losses                   36,707        25,673      29,190
Charge-offs, net of recoveries             (36,625)      (38,931)     (9,190)
                                          --------     ---------   ---------
        BALANCE, END OF YEAR              $599,209     $ 599,127   $ 221,000
                                          ========     =========   =========

The recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral at September 30, 1999 and 1998, was $21,920 and $281,887, respectively. The average recorded investment in impaired loans during the year ended September 30, 1999 and 1998, was $110,167 and $125,565, respectively. The amount of interest included in interest income on such loans for the year ended September 30, 1999 and 1998, amounted to approximately $10,000 and $38,300, respectively.


NOTE D--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consist of the following at September 30:


                                              1999       1998
                                          ----------------------
Loans                                     $  562,710   $536,791
Investment securities and interest
 bearing deposits                            462,358    209,723
                                          ----------   --------
                                          $1,025,068   $746,514
                                          ==========   ========


NOTE E-PREMISES AND EQUIPMENT

Premises and equipment consists of the following at September 30:


                                              1999        1998
                                         ------------------------
Land                                      $  541,394  $  400,385
Building and improvements                    875,990     862,740
Furniture and equipment                      943,085     780,302
                                          ----------  ----------
                                           2,360,469   2,043,427
Less accumulated depreciation and
 amortization                              1,180,310   1,087,155
                                          ----------  ----------
                                          $1,180,159  $  956,272
                                          ==========  ==========

NOTE F--DEPOSITS

Deposit account balances are summarized as follow at September 30:


                                       1999                       1998
                                   ---------------------------------------------
                                      Amount       %        Amount          %
                                   ---------------------------------------------
Noninterest-bearing                $ 5,395,991    6.4%    $ 4,657,889      6.1%
NOW                                  8,373,349    9.8       5,920,352      7.7
Money Market                         8,016,583    9.4       6,669,963      8.7
Passbook savings                     6,576,908    7.7       6,327,509      8.2
                                   -----------  -----       ---------     ----
                                    28,362,831   33.3      23,575,713     30.7
Certificates of deposit:
  3.00 to 3.99%                        551,453    0.7         667,378      0.9
  4.00 to 4.99%                      9,426,040   11.1         403,073      0.5
  5.00 to 5.99%                     32,953,018   38.7      36,786,245     47.9
  6.00 to 6.99%                      7,800,186    9.1       8,987,419     11.7
  7.00 to 7.99%                      2,011,813    2.4       2,416,307      3.2
  8.00 to 8.99%                      4,044,911    4.7       3,905,701      5.1
  9.00 to 9.99%                            ---    ---          22,060      ---
                                   -----------  -----      ----------     ----
                                    56,787,421   66.7      53,188,183     69.3
                                   -----------  -----      ----------     ----
                                   $85,150,252  100.0%     $76,763,896   100.0%
                                   ===========  =====      ===========   ======
Weighted Average Interest Rates        4.66%                   4.94%
                                       =====                   =====

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $7,584,967 and $6,464,307 at September 30, 1999 and
1998, respectively.  Deposits over $100,000 are not federally insured.

The Company had deposits of approximately $2,131,000 and $2,417,000 for its directors and officers at September 30, 1999 and 1998, respectively.

At September 30, 1999, contractual maturities of certificate accounts are as follows:


   Stated
Interest Rate        2000         2001        2002         2003        2004         After
--------------   --------------------------------------------------------------------------
3.00 to 3.99%    $   551,453  $      ---   $     ---   $     ---    $     ---    $      ---
4.00 to 4.99%      9,426,040         ---         ---         ---          ---           ---
5.00 to 5.99%     20,965,006    7,302,745   2,228,241     980,145    1,431,082       45,799
6.00 to 6.99%      1,989,165    2,379,657   1,283,609   1,371,862      774,893        1,000
7.00 to 7.99%        592,652    1,197,547      28,627      18,869       74,118      100,000
8.00 to 8.99%            ---    4,044,911         ---         ---          ---          ---
                 -----------  -----------  ----------  ----------   ----------   ----------
                 $33,524,316  $14,924,860  $3,540,477  $2,370,876   $2,280,093   $  146,799
                 ===========  ===========  ==========  ==========   ==========   ==========

Interest expense on deposits are as follows:


                                                                                Year ended September 30
                                                                           1999           1998           1997
                                                                        ----------------------------------------
Now, Money Market and Passbook savings accounts                       $   818,220    $    667,482    $    200,987
Certificate accounts                                                    3,205,100       3,045,245       2,096,748
                                                                      -----------    ------------    ------------
                                                                      $ 4,023,320    $  3,712,727    $  2,297,735
                                                                      ===========    ============    ============


NOTE G--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES

Advances from FHLB consist of the following at September 30:


                                               1999      1998
                                         -------------------------
5.30% fixed rate, due on or before
 March 15, 1999                           $      ---    $ 35,000
6.50% fixed rate, due on or before
 March 15, 2000                               35,000      35,000
6.70% fixed rate, due on or before
 March 15, 2001                               35,000      35,000
6.80% fixed rate, due on or before
 March 15, 2002                               35,000      35,000
5.25% fixed rate, due in monthly
 installments over a period of fifteen
 years through December 2, 2013            1,932,886         ---
4.76% fixed rate, final maturity date
 of December 15, 2008, callable
 quarterly beginning December 15, 2003     2,500,000         ---
5.47% fixed rate, due in monthly
 installments over a period of fifteen
 years through October 21, 2013,
 callable quarterly beginning
 October 21, 2003                            623,690         ---
                                          ----------    --------
                                          $5,161,576    $140,000
                                          ==========    ========

Scheduled maturities of FHLB advances are as follows:


                Year ending
                September 30             Amount
               -----------------------------------
                  2000                $  158,930
                  2001                   165,666
                  2002                   172,766
                  2003                   145,254
                  2004                   153,149
                Thereafter             4,365,811
                                      ----------
                                      $5,161,576
                                      ==========

The advances are collateralized by a blanket pledge agreement with FHLB under which the Company can draw advances of unspecified amounts. The Company must hold an unencumbered portfolio of one- to four-family residential mortgages with a book value of not less than 170% of the indebtedness. The Company also has pledged Federal agency securities with an amortized cost value of $1,054,143 and a fair value of $1,025,390. The advance agreements include certain prepayment privileges that generally include penalty provisions if prepaid before certain specified dates.


NOTE H--NOTES PAYABLE

Notes payable at September 30, 1999 and 1998, were acquired in the purchase of LCB. The notes are unsecured, bear interest at the rate of 10% and are payable to the previous owners of LCB. Principal payments are due in equal annual installments of $95,000 through July 3, 2001, with the final payment in the amount of $83,219 due on July 3, 2002.


NOTE I--INCOME TAXES


Components of income tax expense (benefit) are as follows:

                                         Year ended September 30
                                       1999       1998        1997
                                   -----------------------------------
Current                              $381,000   $ 484,400   $356,000
Deferred (benefit)                    (58,000)   (126,400)    34,000
                                     --------   ---------   --------
                                     $323,000   $ 358,000   $390,000
                                     ========   =========   ========

During 1996, the Small Business Job Protection Act (the "Act) was signed into law. The Act eliminated the percentage of taxable income bad debt deductions for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture over a six year period. B&L has provided for deferred income taxes for the reserve recapture after 1987; therefore the impact of this legislation will not have a material effect on B&L's financial statements.

Prior to the enactment of the Act, B&L accumulated approximaely $2,000.000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. If any of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to income tax at the current corporate rates.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:


                                                                          Year ended September 30
                                                          1999                    1998                      1997
                                                   -----------------------------------------------------------------------
                                                     Amount        %              Amount       %           Amount       %
                                                   -----------------------------------------------------------------------
Income tax expense at statutory rate                $334,237      34.0%         $345,680     34.0%        $386,395     34.0%
Increase (decrease) in taxes resulting from:
  Officers life insurance                             (9,420)     (1.0)           (9,655)    (0.9)          (8,087)    (0.7)
  Tax exempt income, net of related
   expenses                                          (61,891)     (6.3)          (41,346)    (4.1)         (24,281)    (2.1)
  Amortization of intangible assets
   arising from acquisitions                          25,235       2.6            25,235      2.5              ---      ---
  State income tax, net of federal
   benefit                                            36,300       3.7            39,804      3.9           35,640      3.1
  Other, net                                          (1,461)     (0.1)           (1,718)    (0.2)             333      ---
                                                    --------   --------         --------    ------        --------    ------
                                                    $323,000      32.9%         $358,000     35.2%        $390,000     34.3%
                                                    ========   ========         ========    ======        ========    ======

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows at September 30:


                                                      1999      1998
                                                  ----------------------
Deferred tax assets
   Allowance for loan losses                       $167,100   $159,500
   MRDP compensation expense                        119,000     96,500
   Deferred compensation                             91,600     62,700
   Unrealized loss on
    available-for-sale securities                    59,222        ---
   Capital loss                                         663        ---
Deferred tax liabilities
   Depreciation                                     (40,400)   (38,500)
   FHLB stock dividend                              (58,300)   (58,500)
   Unrealized gain on
    available-for-sale securities                       ---    (11,462)
                                                   --------    --------
        NET DEFERRED TAX ASSET                     $338,885   $210,238
                                                   ========   ========


NOTE J--REGULATORY CAPITAL REQUIREMENTS

The Company's subsidiary banks are subject to various regulatory capital requirements administered by OTS and FDIC. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company's subsidiary banks must meet capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company's subsidiary banks to maintain minimum amounts and ratios, as set forth in the table below of Total Risk-Based Capital to Risk-Weighted Assets and Tier 1 Capital to Risk-Weighted Assets, Tier 1 Capital to Adjusted Assets (the leverage ratio), and Tangible Capital to Adjusted Assets.

                                                                                                           Minimum
                                                                                                          To Be Well
                                                                     Minimum                           Capitalized Under
                                                                    For Capital                        Prompt Corrective
                                      Actual                     Adequacy Purposes                     Action Provisions
                                ------------------          -------------------------            --------------------------------
                                   Amount   Ratio              Amount         Ratio                 Amount        Ratio
                                -------------------------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
As of September 30, 1999
   B & L Bank
      Total Risk-Based Capital     $ 7,617    22.86%     >        $2,665        8.00%      >         $3,332        10.00%
                                                        ---                               ---
        (to Risk Weighted
         Assets)
      Tier 1 Capital                 7,396    22.20      >         1,333        4.00       >          3,724         6.00
                                                        ---                               ---
        (to Risk Weighted
         Assets)
      Tier 1 Capital                 7,396    11.92      >         1,862        3.00       >          3,103         5.00
                                                        ---                               ---
        (to Adjusted Assets)
      Tangible Capital               7,396    11.92      >           931        1.50                    N/A          N/A
                                                        ---
        (to Adjusted Assets)

   Lafayette County Bank
      Total Risk-Based Capital     $ 3,294    14.79%     >        $1,781        8.00%      >         $2,227        10.00%
                                                        ---                               ---
        (to Risk Weighted
         Assets)
      Tier 1 Capital                 3,015    13.54      >           891        4.00       >          2,659         6.00
                                                        ---                               ---
        (to Risk Weighted
         Assets)
      Tier 1 Capital                 3,015     6.80      >         1,722        4.00       >          2,215         5.00
                                                        ---                               ---
        (to Adjusted Assets)
      Tangible Capital               3,015     6.80      >           665        1.50                    N/A          N/A
                                                        ---
        (to Adjusted Assets)

As of September 30, 1998
   B & L Bank
      Total Risk-Based Capital     $10,687    35.81%     >        $2,387        8.00 %     >         $2,984        10.00%
                                                        ---                               ---
        (to Risk Weighted
         Assets)
      Tier 1 Capital                10,539    35.32      >         1,194        4.00       >          1,790         6.00
                                                        ---                               ---
        (to Risk Weighted
         Assets)
      Tier 1 Capital                10,539    18.73      >         1,689        3.00       >          2,814         5.00
                                                        ---                               ---
        (to Adjusted Assets)
      Tangible Capital              10,539    18.73      >           844        1.50                    N/A          N/A
                                                        ---
        (to Adjusted Assets)

   Lafayette County Bank
      Total Risk-Based Capital     $ 3,081    14.66%     >        $1,678        8.00%      >         $2,099        10.00%
                                                        ---                               ---
        (to Risk Weighted
         Assets)
      Tier 1 Capital                 2,819    13.43      >           840        4.00       >          1,260         6.00
                                                        ---                               ---
        (to Risk Weighted
         Assets)
      Tier 1 Capital                 2,819    7.47       >         1,509        4.00       >          1,886         5.00
                                                        ---                               ---
        (to Adjusted Assets)
      Tangible Capital               2,819    7.47       >           754        1.50                    N/A          N/A
                                                        ---
        (to Adjusted Assets)

Management believes that as of September 30, 1999 and 1998, the Company's banking subsidiaries meet all capital requirements to which they are subject.

NOTE K--EMPLOYEE BENEFITS

B&L is a participating employer in a multi-employer plan trustees pension plan that covers and provides defined benefits to substantially all full-time employees after one year of service. The plan assets exceeded vested benefits as of June 30, 1997, the date of the most current actuarial valuation. B&L's portion of the plan assets and accumulated plan benefits has not been determined. Pension expense of $36,000, $36,000, and $35,500 was recognized for the years ended September 30, 1999, 1998 and 1997, respectively.

B&L also has a 401(k) salary reduction plan for all full-time employees. The plan is entirely funded by participant contributions. Participants may make deferrals up to 15% of compensation, subject to internal revenue code limitations.

The Company has also entered into salary continuation agreements with four of its officers. These agreements provide for monthly deferred compensation payments for a period of 180 months following retirement. The Company has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 1999, 1998 and 1997, was $79,566, $74,682, and $50,605, respectively.

In connection with the conversion from mutual to stock form, B&L established an ESOP for the benefit of participating employees. Employees are eligible to participate upon attaining age twenty-one and completing one year of service.

The ESOP borrowed $1,012,000 from the Company to fund the purchase of 101,200 shares of the Company's common stock. The purchase of shares of the ESOP was recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. The loan is secured solely by the common stock and is to be repaid in equal quarterly installments of principal and interest payable through March 2006, at 8.25%. The intercompany ESOP note and related interest are eliminated in consolidation.

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

Effective with the date of the stock conversion, the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 1999, 1998 and 1997, was $95,399, $140,054, and $131,709,
respectively. The fair value of unreleased shares based on market price of the Company's stock at September 30, 1999 and 1998 was $822,356, and $996,797, respectively.

The number of ESOP shares are summarized as follows at September 30:

                                     1999     1998
                                  -------------------
      Allocated shares              34,747   24,524
      Unreleased shares             66,453   76,676
                                   -------  -------
                                   101,200  101,200
                                   =======  =======


The Board of Directors adopted and the shareholders subsequently approved an MRDP. Under the MRDP, common stock of 50,600 shares was awarded to certain directors, officers and employees of the Company and B&L. The award will not require any payment by the recipients and will vest over five years beginning one year after the date of the award (June 11, 1997). Amortization of the award resulted in a charge to compensation and benefit expense of $172,813, $301,778 and $117,788 in 1999, 1998 and 1997, respectively.

The Company has entered into three year employment agreements with certain members of management. Under the agreements, the Company will pay the members their initial base salaries, which may be increased at the discretion of the Board of Directors. Additionally, the agreements provide for severance payments if employment is terminated following a change in control. These payments will be equal to 2.99 times their average annual compensation paid during the five years immediately preceding the change in control.

The Company has authorized and the shareholders have approved the adoption of a stock option plan. Under the stock option plan, options to acquire 126,500 shares of the Company's stock may be granted to certain officers, directors and employees of the Company and B&L. The options will enable the recipient to purchase stock at an exercise price equal to the fair market value of the stock at the date of grant. On June 11, 1997, the Company granted options for 101,200 shares for $15.125 per share. The options will vest over the five years following the date of grant and are exercisable for up to 10 years. No options have been exercised at September 30, 1999.

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

The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Had Compensation expense for the Company's incentive and nonstatutory stock options been determined based upon the fair value of the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings and diluted earnings per share would have been reduced by approximately $88,453, $88,453 and $13,465 or $0.07, $0.05 and $0.01 per share for the year ended September 30, 1999, 1998 and 1997, respectively.

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model for the years ended September 30, 1999, 1998 and 1997:


Fair value at grant date                                        $ 6.94
Assumptions:
     Dividend yield                                               1.14%
     Volatility                                                  20.27%
     Risk-free interest rate                                      6.10%
     Expected life                                            10 years

Pro forma net earnings reflect only options granted and vested in fiscal 1999 and 1998. Therefore, the full impact of calculating compensation expense for stock options under SFAS is not reflected in the pro forma net earnings amount presented above because compensation expense is reflected over the options' vesting period.

NOTE L--INCOME PER SHARE

The shares used in calculation of basic and diluted income per share are as follows:

                                          Year ended September 30
                                           1999      1998     1997
                                        -------------------------------
Weighted average common shares
 outstanding                             896,545  965,088  1,064,532
Stock options and MRDP                    17,704   27,388      3,374
                                         -------  -------  ---------
                                         914,249  992,476  1,067,906
                                         =======  =======  =========


NOTE M--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND CONTINGENCIES

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

At September 30, 1999 and 1998, the Company was committed to originate loans aggregating approximately $2,323,000 and $1,340,900, respectively. Fixed loan commitments at September 30, 1999 and 1998, amounted to approximately $838,000 and $219,000 with interest rates ranging from 7.5% to 12.0% and 8.00% to 12.00%, respectively. The Company also has outstanding letters of credit in the amount of $37,000 and $30,500 at September 30, 1999 and 1998, respectively.

At September 30, 1999 and 1998, the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $5,179,000 and $7,482,000, respectively.

In addition, the Company from time to time becomes a defendant in certain claims and legal actions arising in the ordinary course of business. At September 30, 1999, there were no such claims and legal actions.

NOTE N--CONVERSION TO STOCK OWNERSHIP

On November 15, 1995, the Lexington Building and Loan Association, F.A. (currently B & L Bank) Board of Directors adopted, and on February 14, 1996, subsequently amended, a plan ("Plan") to convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank. The Plan included the formation of a holding company, which acquired all of the capital stock of B&L issued upon its conversion from a mutual to stock form of ownership. In connection with the conversion, which was consummated on June 5, 1996, the Company issued and sold to the public 1,265,000 shares of its common stock (par value $.01 per share) at a price of $10.00 per share. The proceeds, net of $566,046 in conversion costs, received by the Company for the issuance amounted to $12,083,954. The company was also authorized to issue 500,000 shares of $.01 par value preferred stock. At September 30, 1999, no shares of preferred stock had been issued.

As part of the conversion, B&L established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in B&L after conversion. In the unlikely event of a complete liquidation of B&L, and only in such event, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then-current adjusted balance for deposit accounts held before distribution may be made with respect to B&L's capital stock. B&L may not declare or pay a cash dividend to the Company on, or repurchase any of its capital stock if the effect thereof would cause the retained earnings of B&L to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

B&L may not declare or pay cash dividends on or repurchase any of its shares of common stock, if the effect would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.


NOTE O--FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

    Cash and due from banks and interest-bearing deposits: The carrying amounts of cash and due from depository institutions and certificates of deposit approximate their fair value.

    Investment and mortgage-backed securities: Fair value is determined by reference to quoted market prices.

    Federal funds sold:  The carrying value approximates fair value.

    Stock in FHLB: This stock is a restricted asset and its carrying value is a reasonable estimate of fair value.

    Loans held for sale: The carrying value approximates fair value based on sales commitments at the time of originition.

    Loans receivable: The fair value of first mortgage loans is estimated by using discounted cash flow analyses, using interest rates currently offered by the Company for loans with similar terms to borrowers of similar credit quality. The majority of real estate loans are residential. First mortgage loans are segregated by fixed and adjustable interest terms. The fair value of consumer loans is calculated by using the discounted cash flow based upon the current market for like instruments. Fair values for impaired loans are estimated using discounted cash flow analyses.

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

    Advances from FHLB: The fair value is estimated by discounting the future cash flows using interest rates currently offered by the FHLB for advances with similar maturities.

    Notes payable:  The book value approximates fair value.

    Off-balance sheet instruments: The fair value of a loan commitment and a letter of credit is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year end are significant to the Company's consolidated financial position.

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

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at September 30, 1999 and 1998, are as follows:


                                                  1999                1998
                                        ---------------------------------------------
                                          Carrying    Fair     Carrying      Fair
                                           Amount    Value      Amount      Value
                                        ---------------------------------------------
                                                      (Dollars in Thousands)
ASSETS

   Cash                                    $ 1,872  $ 1,872      $ 1,890    $ 1,890
   Interest-bearing deposits                 4,219    4,219        7,094      7,094
   Investment securities
    available-for-sale                       8,354    8,354        2,373      2,373
   Investment securities
    held-to-maturity                        24,346   23,700       14,965     15,189
   Federal funds sold                          518      518          975        975
   Stock in FHLB                               535      535          520        520
   Loans held for sale                         467      467          ---        ---
   Loans receivable                         62,126   64,316       62,315     62,680
   Accrued interest receivable               1,025    1,025          747        747

LIABILITIES

   Transaction accounts                     28,363   28,363       23,576     23,576
   Certificates of deposit                  56,787   56,738       53,188     54,851
   Advances from borrowers for taxes
    and insurance                              182      182          166        166
   Advances from FHLB                        5,162    5,054          140        147
   Notes payable                               273      273          368        368


NOTE P--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed balance sheets, condensed statements of income and cash flows for Lexington B & L Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.


CONDENSED BALANCE SHEETS
                                                   September 30
                                                1999          1998
                                              ------------------------
ASSETS
Cash                                         $ 2,574,247   $   579,353
ESOP note receivable                             746,867       830,498
Investment in subsidiaries:
   B & L Bank                                  7,381,549    10,562,209
   Lafayette County Bank                       4,061,513     3,830,270
   B & L Mortgage, Inc.                          503,328           ---
Other                                            145,132       183,143
                                             -----------   -----------
        TOTAL ASSETS                         $15,412,636   $15,985,473
                                             ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                             $    29,123   $    23,978
Notes payable                                    273,219       368,219
Stockholders' equity                          15,110,294    15,593,276
                                             -----------   -----------
        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                 $15,412,636   $15,985,473
                                             ===========   ===========

CONDENSED STATEMENTS OF INCOME

                                                Year ended September 30
                                            1999          1998         1997
                                        -----------   -----------   -----------
Income
   Dividends from subsidiary            $ 3,700,000   $ 2,300,000   $ 1,500,000
   Interest                                 100,919        91,009       268,678
   Gain on sale of investments                  ---           ---         4,407
                                        -----------   -----------   -----------
                                          3,800,919     2,391,009     1,773,085
Expenses
   MRDP                                     172,813       301,778       117,788
   Interest                                  34,730        44,005           ---
   Professional fees                         71,414        96,956       119,194
   Other                                     24,482        29,567        28,189
                                        -----------   -----------   -----------
                                            303,439       472,306       265,171
                                        -----------   -----------   -----------
Income before equity in undistributed
 earnings of subsidiaries and income
 taxes                                    3,497,480     1,918,703     1,507,914
Decrease in undistributed equity of
 subsidiaries                            (2,908,429)   (1,389,497)     (758,458)
                                         -----------   -----------   -----------
        INCOME BEFORE INCOME TAXES          589,051       529,206       749,456
Income taxes (benefit)                      (71,000)     (129,500)        3,000
                                        -----------   -----------   -----------
        NET INCOME                      $   660,051   $   658,706   $   746,456
                                        ===========   ===========   ===========


CONDENSED STATEMENTS OF CASH FLOWS

                                                  Year ended September 30
                                              1999          1998        1997
                                         ---------------------------------------
Cash flows from operating activities
   Net income                             $ 660,051   $   658,706   $   746,456
   Adjustments to reconcile net income
    to net cash provided from
    operating activities:
      Decrease in undistributed equity
       of subsidiaries                    2,908,429     1,389,497       758,458
      Amortization of MRDP                  172,813       301,778       117,788
      Increase (decrease) in other
       assets and liabilities                43,157      (142,907)     (211,966)
                                          -----------   -----------   ----------
        NET CASH PROVIDED BY OPERATING
        ACTIVITIES                        3,784,450     2,207,074     1,410,736

Cash flow from investing activities
   Purchase of certificates of deposit          ---           ---    (1,500,017)
   Proceeds from and maturities of
    certificates of deposit                     ---           ---     4,522,649
   Proceeds from sale of securities
    available-for-sale                          ---           ---     2,004,750
   Cash paid in the acquisition of LCB          ---    (1,235,223)          ---
   Cash acquired in acquisition of LCB          ---         9,105           ---
   Investment in subsidiary                (500,000)          ---           ---
                                         -----------   -----------   -----------
        NET CASH PROVIDED BY
        (USED IN) INVESTING ACTIVITIES     (500,000)   (1,226,118)    5,027,382

Cash flows from financing activities
   Principal payments on notes payable      (95,000)     (220,000)          ---
   Principal collected from ESOP             83,631        77,074        71,030
   Dividends paid                          (302,606)     (336,228)     (170,775)
   Purchase of treasury stock              (975,581)   (2,389,541)   (3,979,479)
                                         -----------   -----------   -----------
        NET CASH USED IN
        FINANCING ACTIVITIES             (1,289,556)   (2,868,695)   (4,079,224)
                                         -----------   -----------   -----------
        NET INCREASE (DECREASE)
        IN CASH AND CASH EQUIVALENTS      1,994,894    (1,887,739)    2,358,894
Cash, beginning of year                     579,353     2,467,092       108,198
                                        -----------   -----------   -----------
        CASH, END OF YEAR               $ 2,574,247   $   579,353   $ 2,467,092
                                        ===========   ===========   ===========


DIRECTORS AND OFFICERS

OFFICERS:                               DIRECTORS:

LEXINGTON B & L FINANCIAL CORP.         LEXINGTON B & L FINANCIAL CORP.
                                        AND B & L BANK

Erwin Oetting, Jr.                      Erwin Oetting, Jr.
President and Chief Executive Officer   Chairman of the Board

E. Steva Vialle                         E. Steva Vialle
Executive Vice-President, Chief         Executive Vice-President, Chief
Operating Officer and Secretary         Operating Officer and Secretary

William J. Huhmann                      Steve Oliano
Senior Vice-President and               President
Chief Financial Officer                 Baker Memorials, Inc.

Mark D. Summerlin                       Norman Vialle
Senior Vice-President                   Retired Businessman

Terry L. Thompson                       Charles R. Wilcoxon
Vice-President                          Retired Businessman

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

Kathryn M. Swafford                     Mark D. Summerlin
Vice-President and Treasurer            Vice-President

             LAFAYETTE COUNTY BANK

OFFICERS:                               DIRECTORS:

William J. Huhmann                      William J. Huhmann
Chairman and Chief Financial Officer    Chairman of the Board

Terry L. Thompson                       Terry L. Thompson
President and Chief Executive Officer   President and Chief Executive Officer

Carol Summerlin                         Alfred Block
Senior Vice President                   Farmer

Kirk Craven                             Ranie Thompson
Vice President                          Retired Businessman

                                        William C. LaHue, M.D.
                                        Doctor

OFFICERS:                               DIRECTORS:

Betty Teter                             Norman Rasa
Assistant Vice-President                Business / Farmer

Mary Ann Campbell                       Erwin Oetting, Jr.
Assistant Cashier                       President, B & L Bank

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

Vickie Church                           Steve Oliaro
Assistant Cashier                       President, Baker Memorials, Inc.



CORPORATE INFORMATION


OFFICES                                 INDEPENDENT AUDITORS

LEXINGTON B & L FINANCIAL CORP.         Moore, Horton & Carlson, P.C.
AND B & L BANK                          Mexico, Missouri

919 Franklin Avenue                     GENERAL COUNSEL
Lexington, Missouri 64067
Telephone (660) 259-2247                Aull, Sherman, Worthington,
                                        Giorza & Hamilton, LLC
LAFAYETTE COUNTY BANK                   Lexington, Missouri

MAIN OFFICE                             SPECIAL COUNSEL

545 South Highway 13                    Muldoon, Murphy & Faucette LLP
Lexington, Missouri 64067               Washington, D.C.

BRANCH LOCATIONS

558 Highway 224
Wellington, Missouri 64097

Second and Highway 3
Callao, Missouri 63534

STOCKHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at the office of B & L Bank, 919 Franklin Avenue, Lexington, Missouri, on Wednesday, January 26, 2000 at 10:00 a.m., local time.



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