Form 10KSB40, Exhibit 13
period 2000-09-30
LEXINGTON B & L FINANCIAL CORP
filed 2000-12-28
CIK 1008598

                                  EXHIBIT 13

                      2000 Annual Report to Stockholders

Lexington B & L Financial Corp.

2000 ANNUAL REPORT


TABLE OF CONTENTS

Letter to Stockholders................................................................................   1
Business of the Corporation...........................................................................   2
Common Stock Information..............................................................................   2
Selected Consolidated Financial Information...........................................................   3
Management's Discussion and Analysis of Financial Condition and Results of Operations.................   6
Independent Auditors' Report..........................................................................  13
Consolidated Statements of Financial Condition........................................................  14
Consolidated Statements of Stockholders' Equity.......................................................  15
Consolidated Statements of Income.....................................................................  17
Consolidated Statements of Cash Flows.................................................................  18
Notes to Consolidated Financial Statements............................................................  20
Directors and Officers................................................................................  38
Corporate Information.................................................................................  39
Stockholder Information...............................................................................  40

[LOGO] LETTERHEAD OF LEXINGTON B & L FINANCIAL CORP.]
       -------------------------------------------------------------------------

President's Message
To Our Stockholders:

Earnings for the year ended September 30, 2000 were $835.000, a record level of earnings and an increase of 26.5% over 1999 results. Earnings per share diluted were $1.10 per share or an increase of 52.8% over last year. Record earnings along with the continuation of the Company's buy back of outstanding shares contributed to the increase in per share earnings. Although, stockholders equity decreased from $15.1 million at September 30, 1999 to $13.9 million at September 30, 2000, tangible book value increased 9.8% to $16.68 per share.

Our return on average assets for the year ended September 30, 2000 was 0.79% while our return on average equity was 5.93%. We paid a $0.15 per share semiannual dividend in January and July this year.

Lexington B & L Financial Corp. stock trades on the Nasdaq (Small Cap) Stock Market under the symbol LXMO. We began the year at $12.50 per share, reached a high of $13.50 and closed on September 30, 2000 at $11.00 per share. We are disappointed with the market performance of the Company's stock and the Board and Management is committed to increasing the market value of your stock. During the year we continued the stock repurchase program with the purchase of 148,612 shares of our outstanding stock at a cost of $1.9 million.

Our primary focus continues to be directed towards being a community-oriented financial institution offering a full range of outstanding financial products and services for our customers. A major step towards this goal started this year with the construction of our new banking facility in Lexington, Missouri. With the merger of our two banking subsidiaries early next year, the addition of a larger facility was necessary. The merged institution, operating from its new facility, will be better positioned to improving and expanding our financial products and services.

The management and staff of Lexington B & L Financial Corp. appreciate your support and confidence.


Sincerely,

/s/ Erwin Oetting Jr.

Erwin Oetting Jr.,
President

BUSINESS OF THE CORPORATION

Lexington B & L Financial Corp. ("Company"), a Missouri corporation, was organized in 1995, for the purpose of becoming the holding company for B & L Bank ("B&L") upon its conversion from a federal mutual savings and loan association to a federal stock savings bank ("conversion"). The conversion was completed on June 5, 1996. On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette County Bank ("LCB"). The acquisition was accounted for utilizing the purchase method of accounting. During November 1998, the Company formed a mortgage banking subsidiary, B & L Mortgage, Inc. ("MTG"). MTG has been originating residential mortgages for resale in the secondary mortgage market. At September 30, 2000, the Company had total consolidated assets of $107.7 million and consolidated stockholders' equity of $13.9 million.

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

COMMON STOCK INFORMATION

The Company's common stock is traded on the Nasdaq (Small Cap) Stock Market under the symbol "LXMO". As of September 30, 2000, there were approximately 500 stockholders of record and 784,173 shares of common stock outstanding (including unreleased Employee Stock Ownership Plan ("ESOP") shares of 56,228 and Management Recognition and Development Plan ("MRDP") shares of 20,240).
Dividend payments by the Company are dependent primarily on dividends received by the Company from its banking subsidiaries. Under federal regulations, the dollar amount of dividends the banks may pay is dependent upon their capital position and recent net income. Generally, if they satisfy their regulatory capital requirements, they may make dividend payments up to the limits prescribed in the OTS and FDIC regulations. However, B&L may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations. The Company also has certain dividend limitations applicable under Missouri law which prohibited it from declaring or paying dividends when its net assets are less than its stated capital or when the payment of any dividends would reduce its net assets below its stated capital.

The following table sets forth the market price range of the Company's common stock for the years ended September 30, 2000 and 1999. This information was provided by the Nasdaq Stock Market.

                                       Fiscal 2000                                           Fiscal 1999
                    ------------------------------------------------        ---------------------------------------------
                             High             Low          Dividends               High            Low         Dividends
                    ------------------------------------------------        ---------------------------------------------
First Quarter               $13.438         $12.125             ---               $13.000        $11.000             ---
Second Quarter              $13.500         $10.875           $0.15               $12.125        $10.375           $0.15
Third Quarter               $13.125         $ 9.000             ---               $11.750        $10.625             ---
Fourth Quarter              $12.438         $ 9.625           $0.15               $13.500        $11.125           $0.15

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth certain information concerning the consolidated financial position and results of operations of the Company at and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                                      At September 30,
                                                        ------------------------------------------------------------------
                                                            2000           1999          1998          1997           1996
                                                        --------       --------       -------       -------        -------
                                                                            (Dollars in Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets                                            $107,687       $106,693       $93,761       $58,789        $61,670
Loans receivable, net                                     64,680         62,126        62,315        45,888         45,348
Investment securities                                     30,021         32,700        17,338         4,256          8,342
Cash and interest-bearing deposits(1)                      4,746          6,091         8,985         6,843          6,268
FHLB stock                                                   543            535           520           464            464
Deposits                                                  85,338         85,150        76,764        42,694         42,237
Stockholders' equity                                      13,944         15,110        15,593        15,652         18,762

                                                                                  Year Ended September 30,
                                                        ---------------------------------------------------------------------
                                                            2000           1999          1998          1997           1996
                                                        --------       --------       -------       -------        -------
                                                               (Dollars in Thousands, Except Per Share Amounts)
SELECTED OPERATING DATA:

Interest income                                         $  7,640       $  7,337       $ 6,997       $ 4,597        $ 4,073
Interest expense                                           4,374          4,282         3,776         2,298          2,333
                                                        --------       --------       -------       -------        -------
     Net interest income                                   3,266          3,055         3,221         2,299          1,740

Provision for loan losses                                     70             37            26            29             10
                                                        --------       --------       -------       -------        -------
     Net interest income after provision for loan
      losses                                               3,196          3,018         3,195         2,270          1,730

Noninterest income                                           465            403           305            84             99
Noninterest expense                                        2,441          2,438         2,483         1,218          1,144
                                                        --------       --------       -------       -------        -------

     Income before income taxes                            1,220            983         1,017         1,136            685

Income taxes                                                 385            323           358           390            224
                                                        --------       --------       -------       -------        -------

     Net income                                              835       $    660       $   659       $   746        $   461
                                                        ========       ========       =======       =======        =======

Basic income per share                                  $   1.12       $   0.74       $  0.68       $  0.70        $  0.40
                                                        ========       ========       =======       =======        =======

Diluted income per share                                $   1.10       $   0.72       $  0.66       $  0.69        $  0.40
                                                        ========       ========       =======       =======        =======

Dividends per share                                     $   0.30       $   0.30       $  0.30       $  0.15        $   ---
                                                        ========       ========       =======       =======        =======

                                                                          At or For the Year Ended September 30,
                                                       ----------------------------------------------------------------------
                                                           2000          1999          1998          1997            1996
                                                         ------        ------        ------          ----           -----
KEY OPERATING RATIOS:

Performance Ratios:
Return on average assets (net income divided by
 average assets)                                           0.79%         0.63%         0.70%        1.24%            0.84%
Return on average equity (net income divided by
 average equity)                                           5.93          4.20          4.00         4.23             4.24
Interest rate spread (difference between average yield
 on interest-earning assets and average cost of
  interest-bearing liabilities)                            2.60          2.26          2.63         2.40             2.22
Net interest margin (net interest income to
 average interest-earning assets)                          3.32          3.10          3.64         3.93             3.25
Noninterest expense to assets                              2.27          2.29          2.65         2.07             1.86
Average interest-earning assets to interest-bearing
 liabilities                                                116           119           124          139              124
Dividend payout ratio (dividends paid divided by
 net income per share-basic)                              29.79         40.54         44.12        21.43              ---

Asset Quality Ratios:
Allowance for loan losses to total loans receivable at
 end of period                                             0.99          0.96          0.95         0.48             0.44
Net charge offs to average outstanding loans
 receivable during the period                              0.03          0.06          0.06         0.02             0.02
Non-performing assets to total assets (2)                  0.41          0.43          0.56         0.67             1.26

Capital Ratios:
Equity to total assets at end of period                   12.95         14.16         16.63        26.63            30.42
Average equity to average assets                          13.38         15.08         17.58        29.24            19.73

                                                                                     At September 30,
                                                       ----------------------------------------------------------------------
                                                           2000          1999         1998         1997             1996
                                                         ------        ------        ------        -----           -----
OTHER DATA:
Number of:
  Loans outstanding                                       2,926         3,053         3,095        1,595            1,616
  Deposit accounts                                       10,630        10,659        10,449        4,487            4,573
  Full-service offices                                        4             4             4            1                1

____________________
(1)  Includes interest-bearing deposits in other depository institutions.
(2) Non-performing assets include non-accrual loans and other repossessed assets.

SELECTED QUARTERLY FINANCIAL DATA

The following table provides a summary of operations by quarter for the years ended September 30, 2000 and 1999.

                                                                    Fiscal 2000 Quarter Ended
                                               ------------------------------------------------------------------
                                                   September 30        June 30          March 31      December 31
                                               ------------------------------------------------------------------
                                                          (Dollars in Thousands, Except Per Share Data)
Interest income                                       $1,962            $1,931            $1,879           $1,868
Interest expense                                       1,103             1,089             1,100            1,082
                                                      ------            ------            ------           ------
Net interest income                                      859               842               779              786
Provision for loan losses                                 28                16                14               12
                                                      ------            ------            ------           ------
Net interest income after provision
 for loan losses                                         831               826               765              774

Noninterest income                                       101               138               106              120
Noninterest expense                                      590               600               627              624
                                                      ------            ------            ------           ------
Income before income taxes                               342               364               244              270
Income taxes                                              94               124                83               84
                                                      ------            ------            ------           ------
   Net income                                         $  248            $  240            $  161           $  186
                                                      ======            ======            ======           ======

   Basic income per share                             $ 0.34            $ 0.34            $ 0.21           $ 0.23
                                                      ======            ======            ======           ======

   Diluted income per share                           $ 0.34            $ 0.33            $ 0.21           $ 0.22
                                                      ======            ======            ======           ======


                                                                    Fiscal 1999 Quarter Ended
                                               ------------------------------------------------------------------
                                                   September 30        June 30          March 31      December 31
                                               ------------------------------------------------------------------
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
                                                      ======            ======            ======           ======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


This report contains certain "forward-looking statements". These forward-looking statements, which are included in Management's Discussion and Analysis, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe", "expect", "anticipate", "estimate", "project" and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the Company's market area and the country as a whole, loan delinquency rates, and changes in federal and state regulations. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.

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

Interest Rate Risk Management
-----------------------------

In order to reduce the impact on the Company's net interest earnings due to changes in interest rates, the Company`s strategy on interest rate sensitivity risk is to manage the exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture where annual net interest earnings and the market value of portfolio equity are not significantly impacted by unexpected changes in interest rates.

Interest Rate Sensitivity of Net Portfolio Value
------------------------------------------------

The Company manages its interest rate risk by measuring the effect of interest rate changes on the market value of assets and liabilities and the resulting changes in the market value of portfolio stockholders' equity. The following table illustrates at September 30, 2000 the percent of change in market value of B&L and LCB stockholders' equity given various changes in interest rates.

                    Basis
                 Point ("bp")
                    Change                                          Net Portfolio Value
                                            -----------------------------------------------------------------
                   in Rates                     $ Amount                 $ Change                 % Change
              ------------------            ----------------           -------------            -------------
                   +300 bp                      $10,387                   $(2,544)                  (20)%
                   +200 bp                       11,386                    (1,545)                  (12)
                   +100 bp                       12,247                      (684)                   (5)
                      0 bp                       12,931                         0                   ---
                   -100 bp                       13,685                       754                     6
                   -200 bp                       15,057                     2,126                    16
                   -300 bp                       15,999                     3,068                    24

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

Comparison of Financial Condition at September 30, 2000 and 1999
----------------------------------------------------------------

Total assets increased to $107.7 million at September 30, 2000, from $106.7 million at September 30, 1999. The increase can primarily be attributed to a $1.8 million increase in FHLB advances. Deposits increased $188,000 principally from an increase in retail certificates of deposits. Maturing investment securities contributed to a $2.7 million decrease in investment portfolio. The majority of the new funds were invested into the loan portfolio, which increased $2.6 million and $1.7 million into the construction of a new banking facility located in Lexington, Missouri. Equity decreased from $15.1 million at September 30, 1999 to $13.9 million at September 30, 2000, primarily from the purchase of treasury stock. For the year ended September 30, 2000, the Company acquired 148,612 shares of its outstanding common stock at a cost of $1.9 million.

Comparison of Operating Results for the Year Ended September 30, 2000 and 1999
------------------------------------------------------------------------------

Net Income. For the year ended September 30, 2000, net income of $835,000, increased $175,000 or 26.5% over the $660,000 reported last year. Earnings per share-diluted for the year ended September 30, 2000, increased 38 cents or 52.8% to $1.10 per share over the $0.72 per share last year. The increase in net income can be attributed to an improvement in the interest spread and interest margin and higher noninterest income. The purchase of treasury stock also contributed to the increase in diluted earnings per share.

Net Interest Income. Net interest income increased 6.9% or $211,000 to $3.3 million for the year ended September 30, 2000, over the $3.1 million for the year ended September 30, 1999. Total interest income increased $303,000 to $7.6 million from the $7.3 million in 1999. The increase can be attributed to increased yield on average earning assets, despite a decrease in earning assets of $187,000 to $98.5 million during the year ended September 30, 2000 from $98.7 million last year. The interest rate spread increased 33 basis points to 2.60% from 2.27% for the same period last year. The net interest margin increased 22 basis points to 3.32% from 3.10% for the year ended September 30, 1999. The increase in the net interest spread and the net interest margin can be attributed to the yield on loans, which are adjustable to changes in interest rates. The average yield on the loan portfolio increased 27 basis points to 8.77% over the 8.50% realized last year. The average cost of interest bearing liabilities of 5.16% for the year ended September 30, 2000 was virtually unchanged from the 5.17% reported during the same period a year ago.

Provision for Loan Losses. The provision for loan losses was $70,000 for the year ended September 30, 2000, as compared to $37,000 for last year. Loan charge-offs for the year September 30, 2000 totaled to $31,000 compared to $59,000 last year. Net loan charge-offs for 2000 amounted to $21,000 or 0.3% of average outstanding loans, compared to $37,000 or 0.6% last year. The increase in the provision for loan losses over last year is attributable to provisions required by the Company's methodologies and documentation requirement to determine the provision for losses and the adequacy of the allowance for loan losses.

Noninterest Income. Noninterest income increased $62,000 to $465,000 for the year ended September 30, 2000. The increased noninterest income can be attributed to a $57,000 increase in service charges and other fees. Included in other fees were mortgage banking fees of $68,000 for 2000 compared to $76,000 earned last year.

Noninterest Expense. Noninterest expense increased $3,000 for the year ended September 30, 2000 over last year. Employee compensation and benefits declined $43,000 as a result of a $69,000 decrease in the MRDP expense, which totaled $104,000 for the year ended September 30, 2000, compared to $173,000 last year. The five year amortization period of the Management Recognition and Development Plan ("MRDP") expense is weighted towards higher expense in the earlier years.

Income Taxes. The provision for income taxes increased $62,000 to $385,000 for the year ended September 30, 2000, from $323,000 for the year ended September 30, 1999. The effective tax rate for 2000 was 31.6% compared to 32.9% for last year. The decline in the effective tax rate is the result of sales taxes paid on the construction of the new office building, which is a direct reduction in the state income tax. Also contributing to the lower effective tax rate is an increase in tax-exempt interest income on state and municipal security holdings.

Comparison of Operating Results for the Year Ended September 30, 1999 and 1998
------------------------------------------------------------------------------

Net Income. For the year ended September 30, 1999, net income increased to $660,000 over the $659,000 reported last year. The increase resulted primarily from higher noninterest income and lower noninterest expenses. Increased noninterest income can be attributed to mortgage banking fees amounting to $76,000 from the newly formed Mortgage Banking Subsidiary and from a $19,000 increase in insurance commissions. The decrease in noninterest expense can be attributed to lower MRDP expense.

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

                                                                        Year Ended September 30,
                                    -----------------------------------------------------------------------------------------------
                                                  2000                             1999                            1998
                                    --------------------------------  ------------------------------  -----------------------------
                                                  Interest                         Interest                        Interest
                                       Average      and       Yield/    Average      And      Yield/    Average      And     Yield/
                                     Balance(1)  Dividends     Cost   Balance(1)  Dividends    Cost   Balance (1) Dividends   Cost
                                                                         (Dollars in Thousands)
Interest-earning assets(2):
  Loans receivable                    $ 62,440     $5,475     8.77%    $ 62,023     $5,275    8.50%    $62,958      $5,469    8.69%
  Investment securities
   and other interest-
   bearing deposits                     33,783      2,030     6.01       35,397      2,003    5.66      23,793       1,427    6.00
  Federal funds sold                     2,253        135     5.99        1,243         59    4.75       1,857         101    5.44
                                      --------     ------              --------     ------             -------      ------
    Total interest-
      earning assets                    98,476      7,640     7.76       98,663      7,337    7.44      88,608       6,997    7.90
Noninterest-earning assets               6,708                            5,628                          5,092
                                      --------                         --------                        -------
    Total assets                      $105,184                         $104,291                        $93,700
                                      ========                         ========                        =======

Interest-bearing liabilities:
  NOW, money market and
   passbook accounts                  $ 22,454        804     3.58       22,902        818    3.57     $19,463         668    3.43
  Certificates of deposit               56,889      3,280     5.77       55,264      3,205    5.80      51,459       3,045    5.92
                                      --------     ------              --------     ------             -------      ------
    Total deposits                      79,343      4,084     5.15       78,166      4,023    5.15      70,922       3,713    5.24
  FHLB advances                          5,182        265     5.11        4,280        225    5.26         307          19    6.19
  Notes payable                            253         25     9.88          341         34    9.97         449          44    9.80
                                      --------     ------              --------     ------             -------      ------
    Total interest-
      bearing liabilities               84,778      4,374     5.16       82,787      4,282    5.17      71,678       3,776    5.27
                                                   ------                           ------                          ------
Noninterest-bearing
 liabilities                             6,331                            5,773                          5,550
                                      --------                         --------                        -------
    Total liabilities                   91,109                           88,560                         77,228
Stockholders' equity                    14,075                           15,731                         16,472
                                      --------                         --------                        -------
    Total liabilities and
     stockholders' equity             $105,184                         $104,291                        $93,700
                                      ========                         ========                        =======
Net interest income                                $3,266                           $3,055                          $3,221
                                                   ======                           ======                          ======
Interest rate spread                                          2.60%                           2.27%                           2.63%
                                                              ====                            ====                            ====
Net interest margin                                           3.32%                           3.10%                           3.64%
                                                              ====                            ====                            ====
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities             116%                             119%                           124%
                                      ========                         ========                        =======


____________________________________
(1) Average balances for a period are calculated using the average month-end balance during each period.
(2) Interest-earning assets include non-accrual loans and loans 90 days or more past due.

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and, (iii) to the net change. The changes attributed to the combined impact of rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                                                      Year Ended September 30,
                                                                 -------------------------------------------------------------------
                                                                       2000 Compared to 1999            1999 Compared to 1998
                                                                    Increase (Decrease) Due to       Increase (Decrease) Due to
                                                                    ---------------------------      ---------------------------
                                                                     Rate      Volume      Net        Rate       Volume     Net
                                                                    ------    --------    -----      ------     --------   -----
                                                                                         (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)                                                  $165     $  35       $200       $(113)      $(81)     $(194)
Investment securities and other interest-bearing
 deposits                                                              120       (93)        27         (85)       661        576
Federal funds sold                                                      18        58         76         (12)       (30)       (42)
                                                                      ----     -----       ----       -----       ----      -----
   Total net change in income on
    interest-earning assets                                            303         0        303        (210)       550        340

Interest-bearing liabilities:
Passbook, NOW and money market accounts                                  2       (16)       (14)         28        121        150
Certificates of deposit                                                (19)       94         75         (62)       222        160
FHLB advances                                                           (6)       46         40          (4)       210        206
Notes payable                                                            0        (9)        (9)          1        (11)       (10)
                                                                      ----     -----       ----       -----       ----      -----
Total interest-bearing liabilities                                     (23)      115         92         (36)       542        506
                                                                      ----     -----       ----       -----       ----      -----
Net change in net interest income                                     $326     $(115)      $211       $(174)      $  8      $(166)
                                                                      ====     =====       ====       =====       ====      =====

________________________________
(1) For purposes of calculating volume, rate and rate/volume variances, non-accrual loans are included in the weighted-average balance outstanding

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

Liquid funds necessary for normal daily operations are maintained with the FHLB of Des Moines and correspondent banks. Excess funds over balances required to cover bank charges for services, are sold in overnight Federal funds or transferred to time deposit accounts at the FHLB. At September 30, 2000, the Company and its subsidiaries held $4.5 million in excess funds in time deposit accounts at the FHLB and Federal funds sold.

The Company uses its sources of funds primarily to fund loan commitments and to pay deposits withdrawals. At September 30, 2000, the Company had commitments to originate loans aggregating approximately $3.2 million. As of September 30, 2000, certificates of deposit amounted to $58.4 million, or 65.4% of total deposits, including $41.5 million, which are scheduled to mature in less than one year. Historically, the Company has been able to retain a significant amount of its deposits as they mature. The Company believes it has adequate resources to fund all loan commitments through deposit growth by adjusting the offering rates of certificates to retain deposits in changing interest rate environments or, if necessary, through FHLB advances.

Net cash provided by operating activities for the Company during the year ended September 30, 2000, was $1.5 million. Net income of $835,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $2.5 million. The largest component of cash used by investing activities was the increase in loans originated and the construction of a new banking facility. Net cash used by financing activities was $265,000. The largest component of cash used by financing activities was the purchase of treasury stock. The largest component of cash provided by financing activities was the increase in FHLB advances.

At September 30, 2000, the Company's total stockholders' equity totaled $13.9 million or 12.9% of total assets compared to $15.1 million or 14.2% at September 30, 1999. The decrease can be attributed to the repurchase of the Company's common stock, which during the year ended September 30, 2000, amounted to $1.9 million. The Company is not subject to any regulatory capital requirements.
B&L and LCB are subject to certain capital requirements imposed by the OTS and FDIC, which were satisfied at September 30, 2000. See Note J of the Consolidated Financial Statements.

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

                 [LETTERHEAD OF MOORE, HORTON & CARLSON, P.C.]



                         INDEPENDENT AUDITORS' REPORT



Board of Directors
Lexington B & L Financial Corp.
Lexington, Missouri


We have audited the accompanying consolidated statements of financial condition of Lexington B & L Financial Corp. ("Company") as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2000, in conformity with generally accepted accounting principles.


                                   Moore, Horton & Carlson, P.C.


Mexico, Missouri
November 22, 2000

Lexington B & L Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                             September 30
                                                                                        2000             1999
                                                                                   ------------------------------
ASSETS
Cash and due from banks                                                            $  1,657,815      $  1,872,199
Interest-bearing deposits                                                             3,087,806         4,218,661
Investment securities--Note B
   Available-for-sale, at fair value                                                  7,789,500         8,354,070
   Held-to-maturity (fair value of $21,591,759 and $23,700,980, respectively)        22,231,430        24,345,763
Federal funds sold                                                                    1,374,000           518,000
Stock in FHLB of Des Moines                                                             542,900           534,900
Loans held for sale                                                                     327,750           467,144
Loans receivable--Note C                                                             64,680,411        62,125,817
Accrued interest receivable--Note D                                                   1,132,059         1,025,068
Premises and equipment--Note E                                                        2,832,177         1,180,159
Foreclosed real estate                                                                      ---            32,000
Cost in excess of net assets acquired                                                   863,044           937,266
Other assets                                                                          1,167,943         1,081,807
                                                                                   ------------      ------------
                                                                 TOTAL ASSETS      $107,686,835      $106,692,854
                                                                                   ============      ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits--Note F                                                                $ 85,338,476      $ 85,150,252
   Advances from borrowers for property taxes and insurance                             180,097           181,925
   Advances from FHLB--Note G                                                         7,002,646         5,161,576
   Notes payable--Note H                                                                178,219           273,219
   Other liabilities                                                                  1,043,236           815,587
                                                                                   ------------      ------------
                                                            TOTAL LIABILITIES        93,742,674        91,582,559

Commitments and contingencies--Note M

Stockholders' Equity--Notes I, J and K
   Preferred stock, $.01 par value; 500,000 shares authorized, none issued                                    ---
   Common stock, $.01 par value; 8,000,000 shares authorized, 1,265,000
    shares issued                                                                        12,650            12,650
   Additional paid-in capital                                                        12,293,275        12,276,979
   Retained earnings                                                                  9,491,125         8,904,935
   Accumulated other comprehensive loss                                                (158,962)         (133,218)
   Unearned ESOP shares                                                                (562,282)         (664,522)
   Unearned MRDP shares                                                                 (77,379)         (181,410)
   Treasury stock at cost (480,827 and 332,215 shares, respectively)                 (7,054,266)       (5,105,119)
                                                                                   ------------      ------------
                                                   TOTAL STOCKHOLDERS' EQUITY        13,944,161        15,110,295
                                                                                   ------------      ------------
                                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $107,686,835      $106,692,854
                                                                                   ============      ============

See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended September 30, 2000, 1999 and 1998

                                                                     Accumulated
                                            Additional                  Other       Unearned    Unearned                   Total
                                  Common     Paid-In     Retained   Comprehensive     ESOP        MRDP      Treasury   Stockholders'
                                   Stock     Capital     Earnings   Income (Loss)    Shares      Shares      Stock         Equity
                                ----------------------------------------------------------------------------------------------------
              BALANCE AT
      SEPTEMBER 30, 1997         $12,650  $12,115,432  $8,225,011     $  29,206   $(869,002)  $(656,001)  $(3,205,690)  $15,651,606

Comprehensive income:
  Net income                         ---          ---     658,706           ---         ---         ---           ---       658,706
  Other comprehensive income
   (loss) - unrealized loss on
   securities available-for-sale,
   net of reclassification
   adjustments for amounts
   included in net income, net
   of tax benefit of $3,183          ---          ---         ---        (6,363)        ---         ---           ---        (6,363)
                                 -------  -----------  ----------   -----------   ---------   ---------   -----------   -----------
Total comprehensive income           ---          ---     658,706        (6,363)        ---         ---           ---       652,343
                                 -------  -----------  ----------   -----------   ---------   ---------   -----------   -----------

Repurchase of common stock           ---          ---         ---           ---         ---         ---    (2,389,541)   (2,389,541)
Release of ESOP shares               ---       63,884         ---           ---     102,240         ---           ---       166,124
Amortization of MRDP                 ---          ---         ---           ---         ---     301,778           ---       301,778
Acquisition of LCB                   ---       81,502         ---           ---         ---         ---     1,465,693     1,547,195
Dividends paid
  ($.30 per share)                   ---          ---    (336,228)          ---         ---         ---           ---      (336,228)
                                 -------  -----------  ----------   -----------   ---------   ---------   -----------   -----------
              BALANCE AT
      SEPTEMBER 30, 1998          12,650   12,260,818   8,547,489        22,843    (766,762)   (354,223)   (4,129,538)   15,593,277


Comprehensive income:
  Net income                         ---          ---     660,051           ---         ---         ---           ---       660,051
  Other comprehensive income
   (loss) - unrealized loss on
   securities
    available-for-sale,
   net of reclassification
   adjustments for amounts
   included in net income, net
   of tax benefit of $80,647         ---          ---         ---      (156,061)        ---         ---           ---      (156,061)
                                 -------  -----------  ----------   -----------   ---------   ---------   -----------   -----------
Total comprehensive income           ---          ---     660,051      (156,061)        ---         ---           ---       503,990
                                 -------  -----------  ----------   -----------   ---------   ---------   -----------   -----------

Repurchase of common stock           ---          ---         ---           ---         ---         ---      (975,581)     (975,581)
Release of ESOP shares               ---       16,161         ---           ---     102,240         ---           ---       118,401
Amortization of MRDP                 ---          ---         ---           ---         ---     172,813           ---       172,813
Dividends paid
  ($.30 per share)                   ---          ---    (302,605)          ---         ---         ---           ---      (302,605)
                                 -------  -----------  ----------   -----------   ---------   ---------   -----------   -----------
              BALANCE AT
      SEPTEMBER 30, 1999          12,650   12,276,979   8,904,935      (133,218)   (664,522)   (181,410)   (5,105,119)   15,110,295

Lexington B & L Financial Corp.

Years ended September 30, 2000, 1999 and 1998

                                                                Accumulated
                                         Additional                Other        Unearned   Unearned                     Total
                                 Common   Paid-In    Retained   Comprehensive     ESOP       MRDP       Treasury    Stockholders'
                                 Stock    Capital    Earnings   Income (Loss)    Shares     Shares       Stock         Equity
                               -----------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                         ---          ---     834,554         ---           ---        ---           ---        834,554
  Other comprehensive income
   (loss) - unrealized loss on
   securities available-for-sale,
   net of reclassification
   adjustments for amounts
   included in net income, net
   of tax benefit of $14,778         ---          ---         ---     (25,744)          ---        ---           ---        (25,744)
                                 -------  -----------  ----------   ---------       -------   --------   -----------    -----------
Total comprehensive income           ---          ---     834,554     (25,744)          ---        ---           ---        808,810
                                 -------  -----------  ----------   ---------       -------   --------   -----------    -----------

Repurchase of common stock           ---          ---         ---         ---           ---        ---    (1,949,147)    (1,949,147)
Release of ESOP shares               ---       16,296         ---         ---       102,240        ---           ---        118,536
Amortization of MRDP                 ---          ---         ---         ---           ---    104,031           ---        104,031
Dividends paid
  ($.30 per share)                   ---          ---    (248,364)        ---           ---        ---           ---       (248,364)
                                 -------  -----------  ----------   ---------     ---------   --------   -----------    -----------
          BALANCE AT
          SEPTEMBER 30, 2000     $12,650  $12,293,275  $9,491,125   $(158,962)    $(562,282)  $(77,379)  $(7,054,266)   $13,944,161
                                 =======  ===========  ==========   =========     =========   ========   ===========    ===========


See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                 Year ended September 30
                                                                            2000             1999            1998
                                                                       --------------------------------------------
Interest Income
   Mortgage loans                                                        $4,045,390       $3,857,030      $4,067,412
   Other loans                                                            1,428,686        1,418,028       1,400,962
   Investment securities and interest-bearing deposits                    2,029,792        2,002,566       1,427,533
   Federal funds sold                                                       135,466           59,629         101,173
                                                                         ----------       ----------      ----------
      Total Interest Income                                               7,639,334        7,337,253       6,997,080

Interest Expense
   Deposits                                                               4,083,754        4,023,320       3,712,727
   Advances from FHLB                                                       264,960          224,660          19,320
   Notes payable                                                             24,856           34,730          44,006
                                                                         ----------       ----------      ----------
      Total Interest Expense                                              4,373,570        4,282,710       3,776,053
                                                                         ----------       ----------      ----------
      Net Interest Income                                                 3,265,764        3,054,543       3,221,027

Provision for Loan Losses                                                    69,865           36,707          25,673
                                                                         ----------       ----------      ----------
      Net Interest Income After Provision for Loan Losses                 3,195,899        3,017,836       3,195,354

Noninterest Income
   Service charges and other fees                                           336,886          279,724         198,265
   Commissions, net                                                          53,915           65,427          46,072
   Net expense of foreclosed real estate                                     (2,684)         (11,449)         (5,935)
   Gain on sale of investments                                                7,560            7,742           2,437
   Other                                                                     68,493           61,679          63,774
                                                                         ----------       ----------      ----------
      Total Noninterest Income                                              464,170          403,123         304,613

Noninterest Expense
   Employee compensation and benefits                                     1,415,683        1,458,933       1,533,049
   Occupancy costs                                                          210,733          206,562         184,636
   Advertising                                                               34,049           34,075          37,343
   Data processing                                                          115,278          122,398         100,258
   Federal insurance premium                                                 21,620           30,690          30,950
   Professional and consulting fees                                         157,808          147,362         155,341
   Amortization of intangible assets arising from acquisitions               74,222           74,222          74,222
   Other                                                                    411,622          363,666         367,462
                                                                         ----------       ----------      ----------
      Total Noninterest Expense                                           2,441,015        2,437,908       2,483,261
                                                                         ----------       ----------      ----------
                               INCOME BEFORE INCOME TAXES                 1,219,054          983,051       1,016,706

Income Taxes--Note I                                                        384,500          323,000         358,000
                                                                         ----------       ----------      ----------
                                               NET INCOME                $  834,554       $  660,051      $  658,706
                                                                         ==========       ==========      ==========

Basic Income per share                                                   $     1.12       $     0.74      $     0.68
                                                                         ==========       ==========      ==========

Diluted Income per share                                                 $     1.10       $     0.72      $     0.66
                                                                         ==========       ==========      ==========

See accompanying notes to consolidated financial statements.

Lexington B & L Financial Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  Year ended September 30
                                                                                              2000           1999       1998
                                                                                         -----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                                               $   834,554    $    660,051   $    658,706
Adjustments to reconcile net income to net cash provided by
 operating activities
   Depreciation and amortization                                                              93,575          93,154         91,367
   Amortization of premiums and discounts                                                    (13,948)        (12,649)       (33,363)
   Amortization of deferred loan fees                                                          7,670           3,443          1,797
   Provision for salary continuation plan costs                                               86,444          79,566         74,682
   Amortization of cost in excess of net assets acquired                                      74,222          74,222         74,222
   (Gain) loss on sales of foreclosed real estate                                             (2,000)            ---          5,935
   Gain on held-to-maturity securities                                                        (7,560)         (7,742)        (2,437)
   Provisions for loan losses                                                                 69,865          36,707         25,673
   Provision for deferred income tax (benefit)                                               (68,800)        (58,000)      (131,500)
   Originations of loans held for sale                                                    (5,175,988)     (4,701,875)           ---
   Proceeds from sale of loans held for sale                                               5,315,382       4,234,731            ---
   ESOP shares released                                                                      118,536         118,401        166,125
   Amortization of MRDP                                                                      104,031         172,813        301,778
   Changes to assets and liabilities increasing (decreasing) cash flows
     Accrued interest receivable                                                            (106,991)       (278,554)      (464,115)
     Other assets                                                                             (2,558)        (29,746)       374,975
     Other liabilities                                                                       141,205           6,893         92,474
                                                                                         -----------    ------------   ------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                                           1,467,639         391,415      1,236,319

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from maturities/sales of securities available-for-sale                            1,122,994       1,769,118        901,185
Proceeds from maturities/calls of securities held-to-maturity                              2,312,500       9,365,652     12,501,350
Net (increase) decrease in federal funds sold                                               (856,000)        457,000      1,100,000
Proceeds from redemption (purchase) of FHLB stock                                             (8,000)        (14,600)        57,700
Loans originated, net of repayments                                                       (2,603,129)        658,171       (341,486)
Proceeds from sales of foreclosed real estate                                                  5,000          17,708         18,564
Purchase of securities available-for-sale                                                   (577,058)     (7,969,831)    (1,393,967)
Purchase of securities held-to-maturity                                                     (198,547)    (18,743,090)   (11,522,177)
Purchase of loans                                                                                ---        (558,666)           ---
Cash paid in the acquisition of LCB                                                              ---             ---     (1,235,223)
Cash acquired in acquisition of LCB                                                              ---             ---      1,540,826
Purchase of premises and equipment                                                        (1,745,593)       (317,041)      (287,627)
                                                                                         -----------    ------------   ------------
                                                                 NET CASH PROVIDED BY
                                                       (USED IN) INVESTING ACTIVITIES     (2,547,833)    (15,335,579)     1,339,145

Lexington B & L Financial Corp.

                                                                                                  Year ended September 30
                                                                                              2000           1999       1998
                                                                                         -----------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposits                                                                 $   188,224    $ 8,386,356   $ 2,714,409
Net increase (decrease) in advances from borrowers for property
 taxes and insurance                                                                          (1,828)        15,716        (2,711)
Payments on notes payable                                                                    (95,000)       (95,000)     (220,000)
Advance from FHLB
   Borrowings                                                                              2,000,000      6,050,000           ---
   Repayments                                                                               (158,930)    (1,028,424)     (200,000)
Payment of dividends                                                                        (248,364)      (302,605)     (336,228)
Purchase of treasury stock                                                                (1,949,147)      (975,581)   (2,389,541)
                                                                                         -----------    -----------   -----------
                                                                NET CASH PROVIDED BY
                                                      (USED IN) FINANCING ACTIVITIES        (265,045)    12,050,462      (434,071)
                                                                                         -----------    -----------   -----------
                                                     NET INCREASE (DECREASE) IN CASH      (1,345,239)    (2,893,702)    2,141,393

Cash and due from banks, beginning of year                                                 6,090,860      8,984,562     6,843,169
                                                                                         -----------    -----------   -----------
                                                CASH AND DUE FROM BANKS, END OF YEAR     $ 4,745,621    $ 6,090,860   $ 8,984,562
                                                                                         ===========    ===========   ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION

Cash paid for
   Interest                                                                              $ 3,690,455    $ 4,247,161   $ 3,764,309
                                                                                         ===========    ===========   ===========

   Income taxes                                                                          $   347,956    $   453,823   $   371,027
                                                                                         ===========    ===========   ===========

Noncash investing and financing activities are as follows
   Loans to facilitate sales of real estate                                              $    29,000    $    36,000   $       ---
                                                                                         ===========    ===========   ===========

   Foreclosed real estate acquired by foreclosure or deed in lieu
    of foreclosure                                                                       $       ---    $   113,004   $       ---
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

Investment Securities:  Investment securities are classified as held to
---------------------
maturity, which are recorded at amortized cost, or available-for-sale, which are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

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

Loans Held for Sale:  Mortgage loans originated and held for sale are carried at
-------------------
the lower of cost or market on an aggregate basis. Loans held for sale were originated by MTG and are generally committed for sale at the time of origination. MTG recognizes no gain or loss on the sale of these loans and receives a predetermined fee for the origination. Sales are made without recourse and no rights are retained on loans sold to others.

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

Management applies its normal loan review procedures in determining when a loan is impaired. All nonaccrual loans are considered impaired, except those classified as small-balance homogeneous loans which are collectively evaluated for impairment. The Company considers all one-to four-family residential mortgage loans, residential construction loans, and all consumer and other loans to be smaller homogeneous loans. Impaired loans are assessed individually and impairment identified when the accrual of interest has been discontinued, loans have been restructured or management has serious doubts about the future collectibility of principal and interest, even though the loans are currently performing. Factors considered in determining impairment include, but are not limited to expected future cash flow, the financial condition of the borrower and current economic conditions. The Company measures each impaired loan based on the fair value of its collateral and charges off those loans or portions of loans deemed uncollectible. Management has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans.

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

Net Income Per Share:  Basic income per share is based upon the weighted average
---------------------
number of common shares outstanding during the periods presented. Diluted income per share include the effects of all dilutive potential common shares outstanding during each period

New Accounting Standards:  In June 1998, the Financial Accounting Standards
-------------------------
Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The FASB has deferred implementation of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company does not expect the statement to have a significant effect on the consolidated financial statements.

In September 2000, FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments and Liabilities. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. This Statement will be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company does not expect the statement to have a significant effect on the consolidated financial statements.

Reclassification:  Certain amounts in the prior periods consolidated financial
----------------
statements have been reclassified to conform with the current year presentation.


NOTE B--INVESTMENT SECURITIES


                                                          Amortized         Gross Unrealized          Fair
                                                                          --------------------
                                                             Cost         Gains         Losses        Value
                                                        ------------------------------------------------------
September 30, 2000:
    Available-for-sale
      U.S. Government and Federal agency obligations    $  7,488,262     $ 12,632    $(243,140)    $ 7,257,754
      Mortgage-backed securities                             544,201        4,341      (16,796)        531,746
                                                         -----------     --------    ---------     -----------
                                                         $ 8,032,463     $ 16,973    $(259,936)    $ 7,789,500
                                                         ===========     ========    =========     ===========
   Held-to-maturity
      U.S. Government and Federal agency obligations     $18,380,040     $    ---    $(586,154)    $17,793,886
      State and local obligations                          3,851,390       74,677     (128,194)      3,797,873
                                                         -----------     --------    ---------     -----------
                                                         $22,231,430     $ 74,677    $(714,348)    $21,591,759
                                                         ===========     ========    =========     ===========
September 30, 1999:
   Available-for-sale
      U.S. Government and Federal agency obligations     $ 7,888,180     $  4,000    $ 205,236     $ 7,686,944
      Mortgage-backed securities                             668,330        7,089        8,293         667,126
                                                         -----------     --------    ---------     -----------
                                                         $ 8,556,510     $ 11,089    $ 213,529     $ 8,354,070
                                                         ===========     ========    =========     ===========
   Held-to-maturity
      U. S. Government and Federal agency obligations    $19,988,048     $  4,795    $ 597,647     $19,395,196
      State and local obligations                          4,357,715      103,241      155,172       4,305,784
                                                         -----------     --------    ---------     -----------
                                                         $24,345,763     $108,036    $ 752,819     $23,700,980
                                                         ===========     ========    =========     ===========

The scheduled contractual maturities of debt securities at September 30, 2000, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                  Held-to-Maturity                 Available-for-Sale
                                                          ----------------------------------------------------------------
                                                           Amortized          Fair                Amortized        Fair
                                                              Cost            Value                  Cost          Value
                                                          ----------------------------------------------------------------
Amounts maturing:
   One year or less                                       $   448,338       $   450,150           $   99,707    $   99,500
   After one year through five years                       15,469,256        15,092,743            3,340,381     3,255,343
   After five years through ten years                       3,438,566         3,303,257            3,823,826     3,699,047
   After ten years                                          2,875,270         2,746,609              768,549       735,610
                                                          -----------       -----------           ----------    ----------
                                                          $22,231,430       $21,592,759           $8,032,463    $7,789,500
                                                          ===========       ===========           ==========    ==========

Securities held-to-maturity were called for redemption for total proceeds of $257,500 and $2,180,000, resulting in a gross realized gain of $7,560 and $7,742 in 2000 and 1999 respectively.

Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $10,685,791 and $11,886,933 and fair value of $10,316,413 and $11,336,772 at September 30, 2000 and 1999, respectively.


NOTE C--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:

                                                              2000            1999
                                                          ----------------------------
Mortgage loans:
   One- to four-family residences                         $40,241,161      $39,438,952
   Multi-family residential                                 6,021,199          865,939
   Commercial                                                 361,023        4,837,556
   Construction                                             1,410,832        1,175,564
   Land                                                     1,783,385        1,114,963
                                                          -----------      -----------
                                                           49,817,600       47,432,974
Consumer and other loans:
   Commercial                                               1,941,232        2,815,300
   Agricultural                                             3,087,504        3,224,414
   Home equity                                                727,763          676,118
   Loans on savings                                         2,293,050        2,457,390
   Automobile                                               5,553,598        4,810,853
   Other                                                    1,828,293        1,254,606
                                                          -----------      -----------
                                                           15,431,440       15,238,681
                                                          -----------      -----------
                                                           65,249,040       62,671,655
Net deferred loan-origination fees                             79,771           53,371
Allowance for loan losses                                    (648,400)        (599,209)
                                                          -----------      -----------
                                                          $64,680,411      $62,125,817
                                                          ===========      ===========

At September 30, 2000 and 1999, the Company serviced loans amounting to $111,621 and $125,904, respectively, for the benefit of others. Also, the Company had loans serviced by others amounting to $1,834,794 and $2,004,285 at September 30, 2000 and 1999, respectively.

In the ordinary course of business, the Company makes loans to its directors and officers at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                                    Year ended September 30
                                                       2000          1999
                                                    ------------------------
Balance, beginning of year                           $ 412,643     $ 420,190
Originations                                            47,025       131,171
Payments                                              (169,912)     (138,718)
                                                     ---------     ---------
                                BALANCE, END OF YEAR $ 289,756     $ 412,643
                                                     =========     =========

Activity in the allowance for loan losses is as follows:

                                                   Year ended September 30
                                                 2000        1999        1998
                                               --------------------------------
Balance, beginning of year                     $599,209    $599,127    $221,000
Added through purchase of LCB                       ---         ---     391,385
Provision for loan losses                        69,865      36,707      25,673
Charge-offs, net of recoveries                  (20,674)    (36,625)    (38,931)
                                               --------    --------    --------
                         BALANCE, END OF YEAR  $648,400    $599,209    $599,127
                                               ========    ========    ========

The recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral at September 30, 2000 and 1999, was $26,667 and $24,920, respectively. The average recorded investment in impaired loans during the year ended September 30, 2000 and 1999, was $22,071 and $110,167, respectively. The amount of interest included in interest income on such loans for the year ended September 30, 2000 and 1999, amounted to approximately $500 and $10,000, respectively.


NOTE D--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consist of the following at September 30:

                                                                   2000        1999
                                                               -----------------------
Loans                                                          $  698,145   $  562,710
Investment securities and interest bearing deposits               433,914      462,358
                                                               ----------   ----------
                                                               $1,132,059   $1,025,068
                                                               ==========   ==========

NOTE E-PREMISES AND EQUIPMENT

Premises and equipment consists of the following at September 30:

                                                             2000        1999
                                                         -----------------------
Land                                                     $  555,594   $  541,394
Building and improvements                                   870,140      875,990
Furniture and equipment                                     953,328      943,085
Construction in progress                                  1,727,002          ---
                                                         ----------   ----------
                                                          4,106,064    2,360,469
Less accumulated depreciation and amortization            1,273,887    1,180,310
                                                         ----------   ----------
                                                         $2,832,177   $1,180,159
                                                         ==========   ==========


NOTE F--DEPOSITS

Deposit account balances are summarized as follow at September 30:

                                                   2000                               1999
                                           ----------------------------------------------------
                                              Amount       %               Amount           %
                                           ----------------------------------------------------
Noninterest-bearing                        $ 6,164,136    7.22%            $ 5,395,991      6.4%
NOW                                          7,378,359    8.65               8,373,349      9.8
Money Market                                 6,043,478    7.08               8,016,583      9.4
Passbook savings                             7,364,041    8.63               6,576,908      7.7
                                           -----------   -----             -----------    -----
                                            26,950,014   31.58              28,362,831     33.3
Certificates of deposit:
  3.00 to 3.99%                                125,000    0.15                 551,453      0.7
  4.00 to 4.99%                                394,561    0.46               9,426,040     11.1
  5.00 to 5.99%                             29,158,806   34.17              32,953,018     38.7
  6.00 to 6.99%                             18,092,386   21.27               7,800,186      9.1
  7.00 to 7.99%                              6,450,863    7.49               2,011,813      2.4
  8.00 to 8.99%                              4,166,846    4.88               4,044,911      4.7
                                           -----------   -----             -----------    -----
                                            58,388,462   68.42              56,787,421     66.7
                                           -----------   -----             -----------    -----
                                           $85,338,476   100.0%            $85,150,252    100.0%
                                           ===========   =====             ===========    =====
Weighted Average Interest Rates                   5.20%                           4.66%
                                                  ====                            ====

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $8,753,289 and $7,584,967 at September 30, 2000 and
1999, respectively. Deposits over $100,000 are not federally insured.

The Company had deposits of approximately $2,101,000 and $2,131,000 for its directors and officers at September 30, 2000 and 1999, respectively.

At September 30, 2000, contractual maturities of certificate accounts are as follows:

    Stated
Interest Rate             2001             2002           2003         2004            2005       After
-------------         ----------------------------------------------------------------------------------
3.00 to 3.99%         $   125,000      $      ---     $      ---    $      ---    $      ---    $    ---
4.00 to 4.99%             394,561             ---            ---           ---           ---         ---
5.00 to 5.99%          22,011,582       4,329,697      1,192,316     1,370,505       249,772       4,934
6.00 to 6.99%          11,397,191       2,489,713      2,065,489     1,248,511       891,482         ---
7.00 to 7.99%           3,389,545       1,804,541        979,783        76,932       100,062     100,000
8.00 to 8.99%           4,166,846           ---              ---           ---           ---         ---
                      -----------      ----------     ----------    ----------    ----------    --------
                      $41,484,725      $8,623,951     $4,237,588    $2,695,948    $1,241,316    $104,934
                      ===========      ==========     ==========    ==========    ==========    ========

Interest expense on deposits are as follows:

                                                                    Year ended September 30
                                                              2000          1999         1998
                                                           --------------------------------------
Now, Money Market and Passbook savings accounts            $  803,907    $  818,220    $  667,482
Certificate accounts                                        3,279,847     3,205,100     3,045,245
                                                           ----------    ----------    ----------
                                                           $4,083,754    $4,023,320    $3,712,727
                                                           ==========    ==========    ==========

NOTE G--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES

Advances from FHLB consist of the following at September 30:

                                                                  2000           1999
                                                              --------------------------
6.50% fixed rate, due on or before March 15, 2000             $      ---      $   35,000
6.70% fixed rate, due on or before March 15, 2001                 35,000          35,000
6.80% fixed rate, due on or before March 15, 2002                 35,000          35,000
5.25% fixed rate, due in monthly installments over a
  period of fifteen years through December 2, 2013             1,839,199       1,932,886
4.76% fixed rate, final maturity date of December 15,
  2008, callable quarterly beginning December 15, 2003         2,500,000       2,500,000
5.47% fixed rate, due in monthly installments over a
  period of fifteen years through October 21, 2013,
  callable quarterly beginning October 21, 2003                  593,447         623,690
6.90% fixed rate, due August 29, 2003                          1,000,000             ---
6.61% fixed rate, due September 30, 2003                       1,000,000             ---
                                                              ----------      ----------
                                                              $7,002,646      $5,161,576
                                                              ==========      ==========

Scheduled maturities of FHLB advances are as follows:

                              Year ending
                              September 30          Amount
                              ------------------------------
                                 2001             $  165,666
                                 2002                172,766
                                 2003              2,145,254
                                 2004                153,148
                                 2005                161,472
                              Thereafter           4,204,340
                                                  ----------
                                                  $7,002,646
                                                  ==========

The advances are collateralized by a blanket pledge agreement with FHLB under which the Company can draw advances of unspecified amounts. The Company must hold an unencumbered portfolio of one- to four-family residential mortgages with a book value of not less than 170% of the indebtedness. The Company also has pledged Federal agency securities with an amortized cost value of $2,352,350 and a fair value of $2,287,921. The advance agreements include certain prepayment privileges that generally include penalty provisions if prepaid before certain specified dates.

NOTE H--NOTES PAYABLE

Notes payable at September 30, 2000 and 1999, were acquired in the purchase of LCB. The notes are unsecured, bear interest at the rate of 10% and are payable to the previous owners of LCB. Principal payments are due in equal annual installments of $95,000 through July 3, 2001, with the final payment in the amount of $83,219 due on July 3, 2002.

NOTE I--INCOME TAXES

Components of income tax expense (benefit) are as follows:

                                            Year ended September 30
                                          2000        1999       1998
                                       ----------------------------------
Current                                $415,300     $381,000    $ 484,400
Deferred (benefit)                      (68,800)     (58,000)    (126,400)
                                       --------     --------    ---------
                                       $384,500     $323,000    $ 358,000
                                       ========     ========    =========

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

Prior to the enactment of the Act, B&L accumulated approximately $2,000.000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. If any of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to income tax at the current corporate rates.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                                                                          Year ended September 30
                                                              2000                  1999                   1998
                                                       ---------------------------------------------------------------
                                                         Amount      %        Amount       %        Amount       %
                                                       ---------------------------------------------------------------
Income tax expense at statutory rate                   $414,478    34.0%    $334,237     34.0%     $345,680    34.0%
Increase (decrease) in taxes resulting from:
  Officers life insurance                               (10,056)   (0.8)      (9,420)    (1.0)       (9,655)   (0.9)
  Tax exempt income, net of related expenses            (66,077)   (5.4)     (61,891)    (6.3)      (41,346)   (4.1)
  Amortization of intangible assets arising
   from acquisitions                                     25,235     2.1       25,235      2.6        25,235     2.5
  State income tax, net of federal benefit               21,780     1.8       36,300      3.7        39,804     3.9
  Other, net                                               (860)   (0.1)      (1,461)    (0.1)       (1,718)   (0.2)
                                                       --------    ----     --------     ----      --------    ----
                                                       $384,500    31.6%    $323,000     32.9%     $358,000    35.2%
                                                       ========    ====     ========     ====      ========    ====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows at September 30:

                                                                   2000         1999
                                                                 ---------------------
Deferred tax assets
   Allowance for loan losses                                     $192,800     $167,100
   Unearned MRDP shares                                           120,700      119,000
   Deferred compensation                                          123,600       91,600
   Unrealized loss on available-for-sale securities                84,000       59,222
   Capital loss                                                       663          663
Deferred tax liabilities
   Depreciation                                                   (41,000)     (40,400)
   FHLB stock dividend                                            (58,300)     (58,300)
                                                                 --------     --------
                                    NET DEFERRED TAX ASSET       $422,463     $338,885
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

                                                                                                               Minimum
                                                                                                              To Be Well
                                                                                 Minimum                   Capitalized Under
                                                                               For Capital                 Prompt Corrective
                                                  Actual                    Adequacy Purposes              Action Provisions
                                         --------------------------    ----------------------------     ---------------------------
                                            Amount      Ratio             Amount       Ratio               Amount      Ratio
                                         ------------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)
As of September 30, 2000
   B & L Bank
      Total Risk-Based Capital                $8,199     21.75%     *       $3,016      8.00%        *       $3,770     10.00%
        (to Risk Weighted Assets)
      Tier 1 Capital                           8,013     21.25      *        1,508      4.00         *        3,766      6.00
        (to Risk Weighted Assets)
      Tier 1 Capital                           8,013     12.77      *        1,883      3.00         *        3,138      5.00
        (to Adjusted Assets)
      Tangible Capital                         8,013     12.77      *          942      1.50                    N/A       N/A
        (to Adjusted Assets)

   Lafayette County Bank
      Total Risk-Based Capital                $3,704     15.83%     *       $1,871      8.00%        *       $2,339     10.00%
        (to Risk Weighted Assets)
      Tier 1 Capital                           3,435     14.68      *          936      4.00         *        2,697      6.00
        (to Risk Weighted Assets)
      Tier 1 Capital                           3,435      7.64      *        1,798      3.00         *        2,248      5.00
        (to Adjusted Assets)
      Tangible Capital                         3,435      7.64      *          674      1.50                    N/A       N/A
        (to Adjusted Assets)

As of September 30, 1999
   B & L Bank
      Total Risk-Based Capital                $7,617     22.86%     *       $2,665      8.00%        *       $3,332     10.00%
        (to Risk Weighted Assets)
      Tier 1 Capital                           7,396     22.20      *        1,333      4.00         *        3,724      6.00
        (to Risk Weighted Assets)
      Tier 1 Capital                           7,396     11.92      *        1,862      3.00         *        3,103      5.00
        (to Adjusted Assets)
      Tangible Capital                         7,396     11.92      *          931      1.50                    N/A       N/A
        (to Adjusted Assets)

   Lafayette County Bank
      Total Risk-Based Capital                $3,294     14.79%     *       $1,781      8.00%        *       $2,227     10.00%
        (to Risk Weighted Assets)
      Tier 1 Capital                           3,015     13.54      *          891      4.00         *        2,659      6.00
        (to Risk Weighted Assets)
      Tier 1 Capital                           3,015      6.80      *        1,722      4.00         *        2,215      5.00
        (to Adjusted Assets)
      Tangible Capital                         3,015      6.80      *          665      1.50                    N/A       N/A
        (to Adjusted Assets)

*  more than or equal to

Management believes that as of September 30, 2000 and 1999, the Company's banking subsidiaries meet all capital requirements to which they are subject.

NOTE K--EMPLOYEE BENEFITS

B&L is a participating employer in the Financial Institution Retirement Fund, a multi-employer defined benefit pension plan that covers substantially all full-time employees after one year of service. B&L's policy is to fund pension costs as necessary. The plan has been fully funded since June 30, 1997. Pension expense of $37,800, $36,000, and $36,000 was recognized for the years ended September 30, 2000, 1999 and 1998, respectively.

B&L also has a 401(k) salary reduction plan for all full-time employees. The plan is entirely funded by participant contributions. Participants may make deferrals up to 15% of compensation, subject to internal revenue code limitations.

The Company has also entered into salary continuation agreements with four of its officers. These agreements provide for monthly deferred compensation payments for a period of 180 months following retirement. The Company has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 2000, 1999 and 1998, was $86,444, $79,566, and $74,682, respectively.

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

Effective with the date of the stock conversion, the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 2000, 1999 and 1998, was $98,601, $95,399, and $140,054, respectively. The fair value of unreleased shares based on market price of the Company's stock at September 30, 2000 and 1999 was $618,508, and $822,356, respectively.

The number of ESOP shares are summarized as follows at September 30:

                                                                   2000   1999
                                                                 ---------------

      Allocated shares                                            44,972  34,747
      Unreleased shares                                           56,228  66,453
                                                                 ------- -------
                                                                 101,200 101,200
                                                                 ======= =======

The Board of Directors adopted and the shareholders subsequently approved an MRDP. Under the MRDP, common stock of 50,600 shares was awarded to certain directors, officers and employees of the Company and B&L. The award will not require any payment by the recipients and will vest over five years beginning one year after the date of the award (June 11, 1997). Amortization of the award resulted in a charge to compensation and benefit expense of $104,031, $172,813 and $301,778 in 2000, 1999 and 1998, respectively.

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

The Company has authorized and the shareholders have approved the adoption of a stock option plan. Under the stock option plan, options to acquire 126,500 shares of the Company's stock may be granted to certain officers, directors and employees of the Company and B&L. The options will enable the recipient to purchase stock at an exercise price equal to the fair market value of the stock at the date of grant. On June 11, 1997, the Company granted options for 101,200 shares for $15.125 per share. The options will vest over the five years following the date of grant and are exercisable for up to 10 years. No options have been exercised at September 30, 2000.

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

The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Had compensation expense for the Company's incentive and nonstatutory stock options been determined based upon the fair value of the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings and diluted earnings per share would have been reduced by approximately $88,453, $88,453 and $88,453 or $0.10, $0.07 and $0.05 per share for the year ended September 30, 2000, 1999 and 1998, respectively.

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model for the years ended September 30, 2000, 1999 and 1998:

Fair value at grant date                                             $6.94
Assumptions:
   Dividend yield                                                     1.14 %
   Volatility                                                        20.27 %
   Risk-free interest rate                                            6.10 %
   Expected life                                                  10 years

Pro forma net earnings reflect only options granted and vested in fiscal 2000, 1999 and 1998. Therefore, the full impact of calculating compensation expense for stock options under SFAS is not reflected in the pro forma net earnings amount presented above because compensation expense is reflected over the options' vesting period.

NOTE L--INCOME PER SHARE

The shares used in calculation of basic and diluted income per share are as follows:

                                                                                     Year ended September 30
                                                                                2000        1999           1998
                                                                              -----------------------------------
Weighted average common shares outstanding                                     746,406      896,545       965,088
Stock options and MRDP                                                          15,008       17,704        27,388
                                                                               -------      -------       -------
                                                                               761,414      914,249       992,476
                                                                               =======      =======       =======

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

At September 30, 2000 and 1999, the Company was committed to originate loans aggregating approximately $3,218,000 and $2,323,000, respectively. Fixed loan commitments at September 30, 2000 and 1999, amounted to approximately $332,000 and $838,000 with interest rates ranging from 7.0% to 12.0% and 7.5% to 12.0%, respectively. The Company also has outstanding letters of credit in the amount of $37,000 at September 30, 2000 and 1999.

At September 30, 2000 and 1999, the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $4,076,658 and $5,179,000, respectively.

The Company has expended to date, $1,727,002 on the construction of the new facility in Lexington, Missouri. The estimated cost to complete the project is approximately $1,185,000.

In addition, the Company from time to time becomes a defendant in certain claims and legal actions arising in the ordinary course of business. At September 30, 2000, there were no such claims and legal actions.

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     Loans held for sale: The carrying value approximates fair value based on sales commitments at the time of origination.

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

                                                                        2000                    1999
                                                            -------------------------------------------------

                                                              Carrying        Fair      Carrying       Fair
                                                               Amount        Value       Amount       Value
                                                            -------------------------------------------------
                                                                          (Dollars in Thousands)
ASSETS
   Cash                                                        $ 1,695      $ 1,695     $ 1,872     $ 1,872
   Interest-bearing deposits                                     3,088        3,088       4,219       4,219
   Investment securities available-for-sale                      7,790        7,790       8,354       8,354
   Investment securities held-to-maturity                       22,231       21,565      24,346      23,700
   Federal funds sold                                            1,374        1,374         518         518
   Stock in FHLB                                                   543          543         535         535
   Loans held for sale                                             328          328         467         467
   Loans receivable                                             64,680       65,199      62,126      64,316
   Accrued interest receivable                                   1,132        1,132       1,025       1,025

LIABILITIES

   Transaction accounts                                         26,950       26,950      28,363      28,363
   Certificates of deposit                                      58,388       58,108      56,787      56,738
   Advances from borrowers for taxes and insurance                 180          180         182         182
   Advances from FHLB                                            7,003        6,915       5,162       5,054
   Notes payable                                                   178          178         273         273

NOTE O--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed balance sheets, condensed statements of income and cash flows for Lexington B & L Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

CONDENSED BALANCE SHEETS

                                                                                                         September 30
                                                                                                    2000             1999
                                                                                                ----------------------------
ASSETS
Cash                                                                                            $   520,597      $ 2,574,247
Municipal investment held-to-maturity                                                               265,000              ---
ESOP note receivable                                                                                656,119          746,867
Investment in subsidiaries:
   B & L Bank                                                                                     8,040,174        7,381,549
   Lafayette County Bank                                                                          4,413,035        4,061,513
   B & L Mortgage, Inc.                                                                              59,351          503,328
Other                                                                                               196,686          145,132
                                                                                                -----------      -----------
                                                                               TOTAL ASSETS     $14,150,962      $15,412,636
                                                                                                ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                                                                                $    28,582      $    29,123
Notes payable                                                                                       178,219          273,219
Stockholders' equity                                                                             13,944,161       15,110,294
                                                                                                -----------      -----------
                                                                      TOTAL LIABILITIES AND
                                                                       STOCKHOLDERS' EQUITY     $14,150,962      $15,412,636
                                                                                                ===========      ===========

CONDENSED STATEMENTS OF INCOME

                                                                                          Year ended September 30
                                                                                    2000            1999             1998
                                                                                 -------------------------------------------
Income
   Dividends from subsidiary                                                     $      ---     $ 3,700,000      $ 2,300,000
   Interest                                                                          93,894         100,919           91,009
                                                                                 ----------     -----------      -----------
                                                                                     93,894       3,800,919        2,391,009
Expenses
   MRDP                                                                             104,031         172,813          301,778
   Interest                                                                          24,856          34,730           44,005
   Professional fees                                                                 78,498          71,414           96,956
   Other                                                                             22,332          24,482           29,567
                                                                                 ----------     -----------      -----------
                                                                                    229,717         303,439          472,306
                                                                                 ----------     -----------      -----------
Income before equity in undistributed earnings
 of subsidiaries and income taxes                                                  (135,823)      3,497,480        1,918,703
Increase (decrease) in undistributed equity of subsidiaries                         923,377      (2,908,429)      (1,389,497)
                                                                                 ----------     -----------      -----------
                                                 INCOME BEFORE INCOME TAXES         787,554         589,051          529,206
Income taxes (benefit)                                                              (47,000)        (71,000)        (129,500)
                                                                                 ----------     -----------      -----------
                                                                 NET INCOME      $  834,554     $   660,051      $   658,706
                                                                                 ==========     ===========      ===========

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                          Year ended September 30
                                                                                     2000          1999            1998
                                                                                --------------------------------------------
Cash flows from operating activities
   Net income                                                                   $   834,554      $  660,051      $   658,706
   Adjustments to reconcile net income to net cash
    provided from operating activities:
      (Increase) decrease in undistributed equity of subsidiaries                  (923,377)      2,908,429        1,389,497
      Amortization of MRDP                                                          104,031         172,813          301,778
      Increase (decrease) in other assets and liabilities                           (52,095)         43,157         (142,907)
                                                                                -----------      ----------      -----------
                                                       NET CASH PROVIDED BY
                                             (USED IN) OPERATING ACTIVITIES         (36,887)      3,784,450        2,207,074
Cash flow from investing activities
   Purchase of security held-to-maturity                                           (265,000)            ---              ---
   Cash paid in the acquisition of LCB                                                  ---             ---       (1,235,223)
   Cash acquired in acquisition of LCB                                                  ---             ---            9,105
   Surplus distribution from subsidiary                                             450,000             ---              ---
   Investment in subsidiary                                                             ---        (500,000)             ---
                                                                                -----------      ----------      -----------
                                                       NET CASH PROVIDED BY
                                             (USED IN) OPERATING ACTIVITIES         185,000        (500,000)      (1,226,118)
Cash flows from financing activities
   Principal payments on notes payable                                              (95,000)        (95,000)        (220,000)
   Principal collected from ESOP                                                     90,748          83,631           77,074
   Dividends paid                                                                  (248,364)       (302,606)        (336,228)
   Purchase of treasury stock                                                    (1,949,147)       (975,581)      (2,389,541)
                                                                                -----------      ----------      -----------
                                     NET CASH USED IN  FINANCING ACTIVITIES      (2,201,763)     (1,289,556)      (2,868,695)
                                                                                -----------      ----------      -----------
                                                    NET INCREASE (DECREASE)
                                               IN CASH AND CASH EQUIVALENTS      (2,053,650)      1,994,894       (1,887,739)
Cash, beginning of year                                                           2,574,247         579,353        2,467,092
                                                                                -----------      ----------      -----------
                                                          CASH, END OF YEAR     $   520,597      $2,574,247      $   579,353
                                                                                ===========      ==========      ===========

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

William J. Huhmann                              Steve Oliaro
Senior Vice-President and                       President
Chief Financial Officer                         Baker Memorials, Inc.

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

545 South Highway 13                           Muldoon, Murphy & Faucette LLP
Lexington, Missouri 64067                      Washington, D.C.

BRANCH LOCATIONS

558 Highway 224
Wellington, Missouri 64097

Second and Highway 3
Callao, Missouri 63534

STOCKHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at the main office of B & L Bank, 919 Franklin Avenue, Lexington, Missouri, on Tuesday, January 9, 2001 at 10:00 a.m., local time.

SHAREHOLDER AND GENERAL INQUIRIES            REGISTRAR AND TRANSFER AGENT

E. Steva Vialle                              Registrar and Transfer Company
B & L Bank                                   10 Commerce Drive
919 Franklin Street                          Cranford, New Jersey 07016-3572
Lexington, Missouri 64067                    (800) 866-1340
(660) 259-2247


ANNUAL AND OTHER REPORTS

A COPY OF THE FORM 10-KSB (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, LEXINGTON B & L FINANCIAL CORP., 919 FRANKLIN AVENUE, LEXINGTON, MISSOURI 64067. THE COMPANY'S FORM 10-KSB IS ALSO AVAILABLE THROUGH THE SEC'S WORLD WIDE WEB SITE ON THE INTERNET (http://www.sec.gov).