Form 10KSB, Exhibit 13
period 2001-09-30
LEXINGTON B & L FINANCIAL CORP
filed 2001-12-27
CIK 1008598

EXHIBIT 13

                       2001 ANNUAL REPORT TO STOCKHOLDERS

                               2001 ANNUAL REPORT

                         LEXINGTON B & L FINANCIAL CORP.

LEXINGTON B & L FINANCIAL CORP.

2001  ANNUAL  REPORT



TABLE OF CONTENTS

Letter to Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Business of the Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Common Stock Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Selected Consolidated Financial Information . . . . . . . . . . . . . . . . . . . . .   3
Management's Discussion and Analysis of Financial Condition and Results of Operations   6
Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Consolidated Statements of Financial Condition. . . . . . . . . . . . . . . . . . . .  14
Consolidated Statements of Stockholders' Equity and Comprehensive Income. . . . . . .  15
Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . .  17
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .  19
Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Corporate Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Stockholder Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

LETTER TO STOCKHOLDERS



President's Message
To Our Stockholders:


Earnings for the year ended September 30, 2001 were $609,000, a decrease of 27.1% from the $835,000 reported last year. Earnings per share diluted were $0.84 per share or a decrease of 23.6% from the $1.10 per share last year.
Lower earnings can be attributed to a decline in net interest income and to higher non-interest expenses from cost associated with the merger of the Company's two banking subsidiaries and the occupancy of the newly constructed banking facility in Lexington, Missouri. Stockholders' equity increased from $13.9 million at September 30, 2000 to $14.6 million at September 30, 2001. Tangible book value per share increased 7.3% from $16.68 last year to $17.90 at September 30, 2001.

Our return on average assets for the year ended September 30, 2001 was 0.52% while our return on average equity was 4.25%. We paid a semiannual dividend in January and July for a total of $0.30 per share.

Lexington B & L Financial Corp. stock trades on the Nasdaq (Small Cap) Stock Market under the symbol LXMO. We began the year at $11.00 per share, reached a high of $13.00 and closed on September 30, 2001 at $12.25 per share. While we are disappointed with the market performance of the Company's stock we are pleased that our stock price has remained stable considering the volatility experienced in the stock market during the past year. During the year we continued the stock repurchase program with the purchase of 14,931 shares of our outstanding stock at a cost of $192,000.

Our primary focus continues to be directed towards being a community-oriented financial institution offering a full range of outstanding financial products and services for our customers. A major step towards implementing this strategy was achieved this year with the occupancy of our new banking facility in Lexington, Missouri and the merger of our two banking subsidiaries in April 2001. The merged institution, operating from its new facility in Lexington, with branch offices in Wellington and Callao, Missouri, is now positioned to improve and expand our financial products and services.

The management and staff of Lexington B & L Financial Corp. appreciate your support and confidence.


Sincerely,



Erwin  Oetting  Jr.
President

BUSINESS OF THE CORPORATION

Lexington B & L Financial Corp. ("Company"), a Missouri corporation, was organized in 1995 for the purpose of becoming the holding company for B & L Bank ("B&L") upon its conversion from a federal mutual savings and loan association to a federal stock savings bank ("conversion"). The conversion was completed on June 5, 1996. On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette County Bank ("LCB"). The acquisition was accounted for utilizing the purchase method of accounting. During November 1998, the Company formed a mortgage banking subsidiary, B & L Mortgage, Inc. ("MTG"). MTG has been originating residential mortgages for resale in the secondary mortgage market. On April 6, 2001, the Company merged its two bank subsidiaries, B&L and LCB, with B&L as the surviving entity, which at September 30, 2001 had total assets of $126.2 million. At September 30, 2001, the Company had total consolidated assets of $126.4 million and consolidated stockholders' equity of $14.6 million.

The Company is not engaged in any significant business activity other than holding the stock of B&L and MTG. Accordingly, the information set forth in this report, including financial statements and related data, applies primarily to the operations of its banking and mortgage banking subsidiaries.

B&L is a federal stock savings bank, originally organized in 1887. B&L is regulated by the Office of Thrift Supervision ("OTS"). The deposits of B&L are insured up to applicable limits by the FDIC and it is a member of the Federal Home Loan Bank ("FHLB") System.

The Company's banking subsidiary operates as a community-oriented financial institution devoted to serving the needs of its customers in Lexington, Wellington and Callao, Missouri and nearby communities. B&L Bank's business consists primarily of attracting deposits from the general public and using those funds to originate residential real estate, commercial, agriculture and consumer loans.

COMMON STOCK INFORMATION

The Company's common stock is traded on the Nasdaq (Small Cap) Stock Market under the symbol "LXMO". As of September 30, 2001, there were approximately 500 stockholders of record and 769,242 shares of common stock outstanding (including unreleased Employee Stock Ownership Plan ("ESOP") shares of 46,004 and Management Recognition and Development Plan ("MRDP") shares of 10,117). Dividend payments by the Company are dependent primarily on dividends received by the Company from its banking subsidiary. Under federal regulations, the dollar amount of dividends the bank may pay is dependent upon its capital position and recent net income. However, B&L may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations. The Company also has certain dividend limitations applicable under Missouri law that prohibits it from declaring or paying dividends when its net assets are less than its stated capital or when the payment of any dividends would reduce its net assets below its stated capital.

The following table sets forth the market price range of the Company's common stock and dividends paid for the years ended September 30, 2001 and 2000. Share price information was provided by the Nasdaq Stock Market.

                        Fiscal 2001                    Fiscal 2000
                --------------------------  --------------------------
                 High    Low    Dividends    High    Low    Dividends
                ------  ------  ----------  ------  ------  ----------
First Quarter   $12.50  $11.00  $      ---  $13.44  $12.12  $      ---
Second Quarter  $13.00  $11.19  $     0.15  $13.50  $10.87  $     0.15
Third Quarter   $13.00  $12.25  $      ---  $13.12  $ 9.00  $      ---
Fourth Quarter  $13.00  $12.10  $     0.15  $12.44  $ 9.62  $     0.15

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth certain information concerning the consolidated financial position and results of operations of the Company at and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                               AT SEPTEMBER 30,
                                                            ---------------------------------------------------
                                                              2001       2000       1999       1998      1997
                                                            ---------  ---------  ---------  --------  --------
                                                                            (Dollars in Thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets                                                $126,389   $107,687   $106,693   $93,761   $58,789
Loans receivable, net                                         72,504     64,680     62,126    62,315    45,888
Investment securities                                         30,811     30,021     32,700    17,338     4,256
Cash and interest-bearing deposits(1)                         13,251      4,746      6,091     8,985     6,843
FHLB stock                                                       618        543        535       520       464
Deposits                                                     100,129     85,338     85,150    76,764    42,694
Stockholders' equity                                          14,555     13,944     15,110    15,593    15,652


                                                                               AT SEPTEMBER 30,
                                                            ---------------------------------------------------
                                                              2001       2000       1999       1998      1997
                                                            ---------  ---------  ---------  --------  --------
                                                              (Dollars in Thousands, Except Per Share Amounts)

SELECTED OPERATING DATA:

Interest income                                             $  8,154   $  7,640   $  7,337   $ 6,997   $ 4,597
Interest expense                                               5,108      4,374      4,282     3,776     2,298
                                                            ---------  ---------  ---------  --------  --------
     Net interest income                                       3,046      3,266      3,055     3,221     2,299

Provision for loan losses                                        144         70         37        26        29
                                                            ---------  ---------  ---------  --------  --------
     Net interest income after provision for loan losses       2,902      3,196      3,018     3,195     2,270

Noninterest income                                               576        465        403       305        84
Noninterest expense                                            2,758      2,441      2,438     2,483     1,218
                                                            ---------  ---------  ---------  --------  --------

     Income before income taxes                                  720      1,220        983     1,017     1,136

Income taxes                                                     111        385        323       358       390
                                                            ---------  ---------  ---------  --------  --------

     Net income                                             $    609   $    835   $    660   $   659   $   746
                                                            =========  =========  =========  ========  ========

Basic income per share                                      $   0.85   $   1.12   $   0.74   $  0.68   $  0.70
                                                            =========  =========  =========  ========  ========

Diluted income per share                                    $   0.84   $   1.10   $   0.72   $  0.66   $  0.69
                                                            =========  =========  =========  ========  ========

Dividends per share                                         $   0.30   $   0.30   $   0.30   $  0.30   $  0.15
                                                            =========  =========  =========  ========  ========


                                      -3-

                                                                   AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                            ---------------------------------------------------
                                                              2001       2000       1999       1998      1997
                                                            ---------  ---------  ---------  --------  --------

KEY OPERATING RATIOS:

PERFORMANCE RATIOS:
Return on average assets (net income divided by
 average assets)                                                0.52%      0.79%      0.63%     0.70%     1.24%
Return on average equity (net income divided by
 average equity)                                                4.25       5.93       4.20      4.00      4.23
Interest rate spread (difference between average yield
 on interest-earning assets and average cost of interest-
 bearing liabilities)                                           2.20       2.60       2.26      2.63      2.40
Net interest margin (net interest income to
 average interest-earning assets)                               2.83       3.32       3.10      3.64      3.93
Noninterest expense to assets                                   2.18       2.27       2.29      2.65      2.07
Average interest-earning assets to interest-bearing
 liabilities                                                     114        116        119       124       139
Dividend payout ratio (dividends paid divided by
 net income per share-basic)                                   35.29      29.79      40.54     44.12     21.43

ASSET QUALITY RATIOS:
Allowance for loan losses to total loans receivable at
 end of period                                                  0.98       0.99       0.96      0.95      0.48
Net charge offs to average outstanding loans
 receivable during the period                                   0.11       0.03       0.06      0.06      0.02
Non-performing assets to total assets (2)                       0.55       0.41       0.43      0.56      0.67

CAPITAL RATIOS:
Equity to total assets at end of period                        11.52      12.95      14.16     16.63     26.63
Average equity to average assets                               12.30      13.38      15.08     17.58     29.24


                                                                                AT SEPTEMBER 30,
                                                            ---------------------------------------------------
                                                                2001       2000       1999      1998      1997
                                                            ---------  ---------  ---------  --------  --------
OTHER DATA:
Number of:
 Loans outstanding                                             2,978      2,926      3,053     3,095     1,595
 Deposit accounts                                             10,537     10,630     10,659    10,449     4,487
 Full-service offices                                              3          4          4         4         1

_______________

(1)     Includes interest-bearing deposits in other depository institutions.
(2)     Non-performing assets include non-accrual loans and other repossessed assets.

SELECTED  QUARTERLY  FINANCIAL  DATA

The following table provides a summary of operations by quarter for the years ended September 30, 2001 and 2000.

                                                   FISCAL 2001 QUARTER ENDED
                                      -----------------------------------------------------
                                      SEPTEMBER 30    JUNE 30      MARCH 31    DECEMBER 31
                                      -------------  ----------  ------------  ------------
                                           (Dollars in Thousands, Except Per Share Data)

Interest income                       $       2,019  $   2,066   $      2,044  $      2,025
Interest expense                              1,312      1,352          1,257         1,187
                                      -------------  ----------  ------------  ------------
Net interest income                             707        714            787           838
Provision for loan losses                        41         67             18            18
                                      -------------  ----------  ------------  ------------
Net interest income after provision
 for loan losses                                666        647            769           820

Noninterest income                              135        210            120           113
Noninterest expense                             606        913            643           597
                                      -------------  ----------  ------------  ------------
Income before income taxes                      195        (56)           246           336
Income taxes                                     44       (122)            80           109
                                      -------------  ----------  ------------  ------------
     Net income                       $         151  $      66   $        166  $        227
                                      =============  ==========  ============  ============

     Basic income per share           $        0.21  $    0.09   $       0.23  $       0.32
                                      =============  ==========  ============  ============

     Diluted income per share         $        0.21  $    0.09   $       0.23  $       0.31
                                      =============  ==========  ============  ============


                                                      FISCAL 2000 QUARTER ENDED
                                      -----------------------------------------------------
                                      SEPTEMBER 30    JUNE 30      MARCH 31    DECEMBER 31
                                      -------------  ----------  ------------  ------------
                                           (Dollars in Thousands, Except Per Share Data)

Interest income                       $       1,962  $   1,931   $      1,879  $      1,868
Interest expense                              1,103      1,089          1,100         1,082
                                      -------------  ----------  ------------  ------------
Net interest income                             859        842            779           786
Provision for loan losses                        28         16             14            12
                                      -------------  ----------  ------------  ------------
Net interest income after provision
 for loan losses                                831        826            765           774

Noninterest income                              101        138            106           120
Noninterest expense                             590        600            627           624
                                      -------------  ----------  ------------  ------------
Income before income taxes                      342        364            244           270
Income taxes                                     94        124             83            84
                                      -------------  ----------  ------------  ------------
     Net income                       $         248  $     240   $        161  $        186
                                      =============  ==========  ============  ============

     Basic income per share           $        0.34  $    0.34   $       0.21  $       0.23
                                      =============  ==========  ============  ============

     Diluted income per share         $        0.34  $    0.33   $       0.21  $       0.22
                                      =============  ==========  ============  ============

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

OPERATING  STRATEGY
-------------------

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

INTEREST  RATE  RISK  MANAGEMENT
--------------------------------

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

INTEREST  RATE  SENSITIVITY  OF  NET  PORTFOLIO  VALUE
------------------------------------------------------

The Bank measures its interest rate risk ("IRR") in terms of sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. The following table presents the Bank's NPV at September 30, 2001, as calculated by the OTS.

        BASIS POINT              NET PORTFOLIO VALUE
        CHANGE       -----------------------------------------
        IN RATES           $AMOUNT         $CHANGE   % CHANGE
                     --------------------  --------  ---------

        +300 bp      $             13,745  $  (801)       (6)%
        +200 bp                    14,480      (66)       ---
        +100 bp                    14,847      301          2
           0 bp                    14,546      ---        ---
        -100 bp                    13,722     (824)        (6)
        -200 bp                    12,721   (1,825)       (13)
        -300 bp                       ---      ---        ---

Because of the market rates of interest at September 30, 2001, calculation of the NPV for a decline of 300 basis points is not possible.

As with any method of measuring IRR, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Accordingly, actual results could vary significantly from the results predicted by the foregoing table.

COMPARISON  OF  FINANCIAL  CONDITION  AT  SEPTEMBER  30,  2001  AND  2000
-------------------------------------------------------------------------

Total assets increased to $126.4 million at September 30, 2001, from $107.7 million at September 30, 2000. The increase can primarily be attributed to a $14.8 million increase in deposits and a $3.5 million new FHLB advance. Deposits increased principally from an increase in retail certificates of deposit and funds deposited by public entities. The majority of the new funds were invested into the loan portfolio, which increased $7.8 million, and interest-bearing deposits, which increased $8.4 million. Investment securities increased $790,000. Equity increased from $13.9 million at September 30, 2000 to $14.6 million at September 30, 2001, primarily from retained earnings less treasury stock purchases. For the year ended September 30, 2001, the Company acquired 14,931 shares of its outstanding common stock at a cost of $192,000.

COMPARISON  OF  OPERATING RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

NET INCOME. For the year ended September 30, 2001, net income decreased $226,000 or 27.1% to $609,000 from the $835,000 reported last year. Earnings per share-diluted for the year ended September 30, 2001, decreased 26 cents or 23.6% to $0.84 per share from the $1.10 per share last year. The decrease in net income can be attributed to a decline in the net interest spread and interest margin, higher provision for loan losses and higher noninterest expense

NET INTEREST INCOME. Net interest income decreased 6.7% or $220,000 to $3.0 million for the year ended September 30, 2001, from $3.3 million for the year ended September 30, 2000. Total interest income increased $514,000 to $8.2 million from $7.6 million in 2000. The increase can be attributed to increased volume of average earning assets, which increased of $9.0 million to $107.5 million during the year ended September 30, 2001 from $98.5 million last year. The interest rate spread decreased 40 basis points to 2.20% from 2.60% for the same period last year. The net interest margin decreased 49 basis points to 2.83% from 3.32% for the year ended September 30, 2000. The decrease in the net interest spread and the net interest margin can be attributed to the yield on investment securities and overnight funds. As a result of the general decline in interest rates during the year ended September 30, 2001, a majority of the Federal agency securities held at the beginning of the year were called and reinvested at a lower yield. The average yield on the investment securities portfolio decreased 53 basis points to 5.48% from the 6.01% realized last year. The average cost of interest bearing liabilities of 5.39% for the year ended September 30, 2001 increased 23 basis points from 5.16% reported last year. The increase in the average cost of funds can be attributed to competitive pressures, which necessitated higher rates of interest on new and renewing certificates of deposit during the first five months of the current fiscal year.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $144,000 for the year ended September 30, 2001, as compared to $70,000 for last year. Loan charge-offs for the year September 30, 2001 totaled to $93,000 compared to $31,000 last year. Net loan charge-offs for 2001 amounted to $72,000 or 0.11% of average outstanding loans, compared to $21,000 or 0.3% last year. The increase in the provision for loan losses over last year is attributable to provisions required by the Company's methodologies and documentation requirement to determine the provision for losses and the adequacy of the allowance for loan losses.

NONINTEREST INCOME. Noninterest income increased $112,000 to $576,000 for the year ended September 30, 2001. The increased noninterest income can be attributed to a $62,000 gain on the sale of a parking lot and to gains realized on securities called prior to maturity.

NONINTEREST EXPENSE. Noninterest expense increased $317,000 for the year ended September 30, 2001 over last year. The majority of the increase can be attributed to the contribution of a bank building previously occupied by B&L Bank, with a value of $211,000, to the City of Lexington, Missouri. Also contributing to the increase in non-interest expense were increases in salary and benefits of $13,000, occupancy of $61,000, and data processing of $43,000, which can be attributed to the merger of the Company's two banking subsidiaries and the cost associated with the new banking facility occupied in March 2001.

INCOME TAXES. The provision for income taxes decreased $274,000 to $111,000 for the year ended September 30, 2001, from $385,000 for the year ended September 30, 2000. The effective tax rate for 2001 was 15.4% compared to 31.6% for last year. The decline in the effective tax rate can be attributed to the contribution of a bank building to the City of Lexington with a carrying value of $209,000, which for tax purposes will be deducted at its appraised value of $465,000 for a tax benefit of $172,000.

COMPARISON  OF  OPERATING RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 2000 AND 1999
--------------------------------------------------------------------------------

NET INCOME. For the year ended September 30, 2000, net income increased $175,000 or 26.5% to $835,000 from $660,000 for the year ended September 30, 1999. Earnings per share-diluted for the year ended September 30, 2000, increased 38 cents or 52.8% to $1.10 per share over the $0.72 per share for fiscal 1999. The increase in net income can be attributed to an improvement in the interest spread and interest margin and higher noninterest income. The purchase of treasury stock also contributed to the increase in diluted earnings per share.

NET INTEREST INCOME. Net interest income increased 6.9% or $211,000 to $3.3 million for the year ended September 30, 2000, over the $3.1 million for the year ended September 30, 1999. Total interest income increased $303,000 to $7.6 million from the $7.3 million in 1999. The increase can be attributed to increased yield on average earning assets, despite a decrease in earning assets of $187,000 to $98.5 million during the year ended September 30, 2000 from $98.7 million in fiscal 1999. The interest rate spread increased 33 basis points to 2.60% from 2.27% for the same period last year. The net interest margin increased 22 basis points to 3.32% from 3.10% for the year ended September 30, 1999. The increase in the net interest spread and the net interest margin can be attributed to the yield on loans, which are adjustable to changes in interest rates. The average yield on the loan portfolio increased 27 basis points to 8.77% over the 8.50% realized last year. The average cost of interest bearing liabilities of 5.16% for the year ended September 30, 2000 was virtually unchanged from the 5.17% reported during the same period a year ago.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $70,000 for the year ended September 30, 2000, as compared to $37,000 for last year. Loan charge-offs for the year September 30, 2000 totaled to $31,000 compared to $59,000 for fiscal 1999. Net loan charge-offs for 2000 amounted to $21,000 or 0.3% of average outstanding loans, compared to $37,000 or 0.6% last year. The increase in the provision for loan losses over last year is attributable to provisions required by the Company's methodologies and documentation requirement to determine the provision for losses and the adequacy of the allowance for loan losses.

NONINTEREST INCOME. Noninterest income increased $62,000 to $465,000 for the year ended September 30, 2000. The increased noninterest income can be attributed to a $57,000 increase in service charges and other fees. Included in other fees were mortgage banking fees of $68,000 for 2000 compared to $76,000 earned in fiscal 1999.

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

INCOME TAXES. The provision for income taxes increased $62,000 to $385,000 for the year ended September 30, 2000, from $323,000 for the year ended September 30, 1999. The effective tax rate for 2000 was 31.6% compared to 32.9% for fiscal 1999. The decline in the effective tax rate was the result of sales taxes paid on the construction of the new office building, which was a direct reduction in the state income tax. Also contributing to the lower effective tax rate was an increase in tax-exempt interest income on state and municipal security holdings.

                                                      YEAR ENDED SEPTEMBER 30,
                                                       ------------------------

                                                               2001                              2000                  1999
                                                --------------------------------  --------------------------------  -----------
                                                            INTEREST                          INTEREST
                                                 AVERAGE       AND      YIELD/     AVERAGE       AND      YIELD/     AVERAGE
                                               BALANCE(1)   DIVIDENDS    COST    BALANCE(1)   DIVIDENDS    COST    BALANCE(1)
                                               -----------  ----------  -------  -----------  ----------  -------  -----------
Interest-earning assets(2):
    Loans receivable                           $    66,542  $    5,941    8.93%  $   62,440   $    5,475    8.77%  $   62,023
    Investment securities and other interest-
      bearing deposits                              36,998       2,027    5.48       33,783        2,030    6.01       35,397
    Federal funds sold                               3,959         186    4.70        2,253          135    5.99        1,243
                                               -----------  ----------           -----------  ----------           -----------
        Total interest-earning assets              107,499       8,154    7.59       98,476        7,640    7.76       98,663
Noninterest-earning assets                           9,072                            6,708                             5,628
                                               -----------                       -----------                       -----------
        Total assets                           $   116,571                       $  105,184                        $  104,291
                                               ===========                       ===========                       ===========

Interest-bearing liabilities:
    NOW, money market and
      passbook accounts                        $    22,107         776    3.51   $   22,454          804    3.58       22,902
    Certificates of deposit                         63,639       3,892    6.12       56,889        3,280    5.77       55,264
                                               -----------  ----------           -----------  ----------           -----------
        Total deposits                              85,746       4,668    5.44       79,343        4,084    5.15       78,166
    FHLB advances                                    8,802         425    4.83        5,182          265    5.11        4,280
    Notes payable                                      158          15    9.49          253           25    9.88          341
                                               -----------  ----------           -----------  ----------           -----------
        Total interest-bearing liabilities          94,706       5,108    5.39       84,778        4,374    5.16       82,787
                                                            ----------                        ----------
Noninterest-bearing liabilities                      7,532                            6,331                             5,773
                                               -----------                       -----------                       -----------
        Total liabilities                          102,238                           91,109                            88,560
Stockholders' equity                                14,333                           14,075                            15,731
                                               -----------                       -----------                       -----------
        Total liabilities and stockholders'
          equity                               $   116,571                       $  105,184                        $  104,291
                                               ===========                       ===========                       ===========
Net interest income                                         $    3,046                        $    3,266
                                                            ==========                        ==========
Interest rate spread                                                      2.20%                             2.60%
                                                                        =======                           =======
Net interest margin                                                       2.83%                             3.32%
                                                                        =======                           =======
Ratio of average interest-earning assets
      To average interest-bearing liabilities                                           116%                              119%
                                                                                 ===========                       ===========


                                                       1999
                                               ------------------
                                                INTEREST
                                                  AND      YIELD/
                                               DIVIDENDS    COST
                                               ----------  -------
Interest-earning assets(2):
    Loans receivable                           $    5,275    8.50%
    Investment securities and other interest-
      bearing deposits                              2,003    5.66
    Federal funds sold                                 59    4.75
                                               ----------
        Total interest-earning assets               7,337    7.44
Noninterest-earning assets

        Total assets


Interest-bearing liabilities:
    NOW, money market and
      passbook accounts                               818    3.57
    Certificates of deposit                         3,205    5.80
                                               ----------
        Total deposits                              4,023    5.15
    FHLB advances                                     225    5.26
    Notes payable                                      34    9.97
                                               ----------
        Total interest-bearing liabilities          4,282    5.17
                                               ----------
Noninterest-bearing liabilities

        Total liabilities
Stockholders' equity

        Total liabilities and stockholders'
          equity

Net interest income                            $    3,055
                                               ==========
Interest rate spread                                         2.27%
                                                           =======
Net interest margin                                          3.10%
                                                           =======
Ratio of average interest-earning assets
      To average interest-bearing liabilities

(1) Average balances for a period are calculated using the average month end balance during each period
(2) Interest-earning assets include non-accrual loans and loans 90 days or more past due.

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


                                                                    YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------------------------------------
                                                       2001 COMPARED TO 2000         2000 COMPARED TO 1999
                                                     INCREASE (DECREASE) DUE TO   INCREASE (DECREASE) DUE TO
                                                   ----------------------------  ----------------------------
                                                     RATE     VOLUME     NET       RATE     VOLUME     NET
                                                   --------  --------  --------  --------  --------  --------
                                                                       (Dollars in Thousands)

Interest-earning assets:
Loans receivable (1)                               $   101   $   365   $   466   $   165   $    35   $   200
Investment securities and other interest-bearing
 deposits                                             (187)      184        (3)      120       (93)       27
Federal funds sold                                     (35)       86        51        18        58        76
                                                   --------  --------  --------  --------  --------  --------
    Total net change in income on
    interest-earning assets                           (121)      635       514       303         0       303

Interest-bearing liabilities:
Passbook, NOW and money market accounts                (16)      (12)      (28)        2       (16)      (14)
Certificates of deposit                                207       405       612       (19)       94        75
FHLB advances                                          (16)      176       160        (6)       46        40
Notes payable                                            0       (10)      (10)        0        (9)       (9)
                                                   --------  --------  --------  --------  --------  --------
Total interest-bearing liabilities                     175       559       734       (23)      115        92
                                                   --------  --------  --------  --------  --------  --------
Net change in net interest income                  $  (296)  $    76   $  (220)  $   326   $  (115)  $   211
                                                   ========  ========  ========  ========  ========  ========

(1) For purposes of calculating volume, rate and rate/volume variances, non-accrual loans are included in the weighted-average balance outstanding

LIQUIDITY  AND  CAPITAL  RESOURCES
----------------------------------

The Company's banking subsidiary, B&L, must maintain an adequate level of liquidity to ensure availability of sufficient funds to support loan growth and deposit withdrawals, satisfy financial commitments and to take advantage of investment opportunities.

The primary source of liquidity for B&L is liability liquidity, which is the ability to raise new funds and renew maturing liabilities. Principal sources of liability liquidity are customer's deposits and advances from the FHLB. Asset liquidity is typically provided from the proceeds from principal and interest payments on loans, investment securities and net operating income. While scheduled maturities of loans and investment securities are somewhat predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

---------------------------------------------

Liquid funds necessary for normal daily operations are maintained with the FHLB of Des Moines and correspondent banks. Excess funds over balances required to cover bank charges for services, are sold in overnight Federal funds or transferred to time deposit accounts at the FHLB. At September 30, 2001, B&L held $13.4 million in excess funds in time deposit accounts at the FHLB and Federal funds sold.

The Company uses its sources of funds primarily to fund loan commitments and to pay deposits withdrawals. At September 30, 2001, the Company had commitments to originate loans aggregating approximately $8.8 million. As of September 30, 2001, certificates of deposit amounted to $65.4 million, or 65.3% of total deposits, including $41.6 million which are scheduled to mature in less than one year. Historically, the Company has been able to retain a significant amount of its deposits as they mature. The Company believes it has adequate resources to fund all loan commitments through deposit growth by adjusting the offering rates of certificates to retain deposits in changing interest rate environments or, if necessary, through FHLB advances.

Net cash provided by operating activities for the Company during the year ended September 30, 2001, was $1.2 million. Net income of $609,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $10.3 million. The largest component of cash used by investing activities was the increase in investment securities, loans originated and purchased and the construction of a new banking facility. Net cash provided by financing activities was $17.6 million. The largest component of cash provided by financing activities was from the increase in deposits and new FHLB advance.

At September 30, 2001, the Company's stockholders' equity totaled $14.6 million or 11.5% of total assets compared to $13.9 million or 12.9% at September 30, 2000. The increase can be attributed to retained earnings less the repurchase of the Company's common stock, which during the year ended September 30, 2001, amounted to $192,000. The Company is not subject to any regulatory capital requirements. B&L is subject to certain capital requirements imposed by the OTS and FDIC, which were satisfied at September 30, 2001. See Note J of the Consolidated Financial Statements.

EFFECT  OF  INFLATION  AND  CHANGING  PRICES
--------------------------------------------

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

IMPACT  OF  NEW  ACCOUNTING  STANDARDS
--------------------------------------

See  Note  A  of  the  Notes  to  the  Consolidated  Financial  Statements.

                          INDEPENDENT AUDITORS' REPORT




Board  of  Directors
Lexington  B  &  L  Financial  Corp.
Lexington,  Missouri


We have audited the accompanying consolidated statements of financial condition of Lexington B & L Financial Corp. ("Company") as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                /s/ Moore, Horton, & Carlson, P.C.

Mexico,  Missouri
November  28,  2001

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                       SEPTEMBER 30
                                                                                   2001           2000
                                                                               -------------  -------------
ASSETS

Cash and due from banks                                                        $  1,738,068   $  1,657,815
Interest-bearing deposits                                                        11,513,314      3,087,806
Investment securities-Note B
    Available-for-sale, at fair value                                            24,737,457      7,789,500
    Held-to-maturity (fair value of $6,194,394 and $21,591,759, respectively)     6,073,428     22,231,430
Federal funds sold                                                                1,919,000      1,374,000
Stock in FHLB of Des Moines                                                         618,400        542,900
Loans held for sale                                                                 197,437        327,750
Loans receivable-Note C                                                          72,504,032     64,680,411
Accrued interest receivable-Note D                                                1,132,287      1,132,059
Premises and equipment-Note E                                                     3,851,665      2,832,177
Cost in excess of net assets acquired                                               789,370        863,044
Other assets                                                                      1,314,524      1,167,943
                                                                               -------------  -------------
                                                                 TOTAL ASSETS  $126,388,982   $107,686,835
                                                                               =============  =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
    Deposits-Note F                                                            $100,129,183   $ 85,338,476
    Advances from borrowers for property taxes and insurance                        201,376        180,097
    Advances from FHLB-Note G                                                    10,336,980      7,002,646
    Notes payable-Note H                                                             83,219        178,219
    Other liabilities                                                             1,082,782      1,043,236
                                                                               -------------  -------------
                                                            TOTAL LIABILITIES   111,833,540     93,742,674

Commitments and contingencies-Note M

Stockholders' Equity-Notes I, J and K
    Preferred stock, $.01 par value; 500,000 shares authorized, none issued
    Common stock, $.01 par value; 8,000,000 shares authorized, 1,265,000
      shares issued                                                                  12,650         12,650
    Additional paid-in capital                                                   12,315,709     12,293,275
    Retained earnings                                                             9,864,797      9,491,125
    Accumulated other comprehensive gain (loss)                                      89,704       (158,962)
    Unearned ESOP shares                                                           (460,042)      (562,282)
    Unearned MRDP shares                                                            (20,635)       (77,379)
    Treasury stock at cost (495,758 and 480,827 shares, respectively)            (7,246,741)    (7,054,266)
                                                                               -------------  -------------
                                                   TOTAL STOCKHOLDERS' EQUITY    14,555,442     13,944,161
                                                                               -------------  -------------
                                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $126,388,982   $107,686,835
                                                                               =============  =============

See  accompanying  notes  to  consolidated  financial  statements.

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

YEARS  ENDED  SEPTEMBER  30,  2001,  2000  AND  1999


                                                                       ACCUMULATED
                                           ADDITIONAL                     OTHER        UNEARNED    UNEARNED
                                  COMMON     PAID-IN     RETAINED     COMPREHENSIVE      ESOP        MRDP       TREASURY
                                   STOCK     CAPITAL     EARNINGS     INCOME (LOSS)     SHARES      SHARES       STOCK
                                  -------  -----------  -----------  ---------------  ----------  ----------  ------------
                     BALANCE AT
             SEPTEMBER 30, 1998   $12,650  $12,260,818  $8,547,489   $       22,843   $(766,762)  $(354,223)  $(4,129,538)

Net income                            ---          ---     660,051              ---         ---         ---           ---
Other comprehensive loss,
  net of tax benefit of $80,647       ---          ---         ---         (156,061)        ---         ---           ---
Repurchase of common stock            ---          ---         ---              ---         ---         ---      (975,581)
Release of ESOP shares                ---       16,161         ---              ---     102,240         ---           ---
Amortization of MRDP                  ---          ---         ---              ---         ---     172,813           ---
Dividends paid
  ($.30 per share)                    ---          ---    (302,605)             ---         ---         ---           ---
                                  -------  -----------  -----------  ---------------  ----------  ----------  ------------
                     BALANCE AT
             SEPTEMBER 30, 1999    12,650   12,276,979   8,904,935         (133,218)   (664,522)   (181,410)   (5,105,119)



Net income                            ---          ---     834,554              ---         ---         ---           ---
Other comprehensive loss,
  net of tax benefit of $14,778       ---          ---         ---          (25,744)        ---         ---           ---
Repurchase of common stock            ---          ---         ---              ---         ---         ---    (1,949,147)
Release of ESOP shares                ---       16,296         ---              ---     102,240         ---           ---
Amortization of MRDP                  ---          ---         ---              ---         ---     104,031           ---
Dividends paid
  ($.30 per share)                    ---          ---    (248,364)             ---         ---          --           ---
                                  -------  -----------  -----------  ---------------  ----------  ----------  ------------
                     BALANCE AT
             SEPTEMBER 30, 2000    12,650   12,293,275   9,491,125         (158,962)   (562,282)    (77,379)   (7,054,266)

Net income                            ---          ---     608,842              ---         ---         ---           ---
Other comprehensive income,
  net of tax  of $158,962             ---          ---         ---          248,666         ---         ---           ---
Repurchase of common stock            ---          ---         ---              ---         ---         ---      (192,475)
Release of ESOP shares                ---       22,434         ---              ---     102,240         ---           ---
Amortization of MRDP                  ---          ---         ---              ---         ---      56,744           ---
Dividends paid
  ($.30 per share)                    ---          ---    (235,170)             ---         ---         ---           ---
                                  -------  -----------  -----------  ---------------  ----------  ----------  ------------
                     BALANCE AT
             SEPTEMBER 30, 2001   $12,650  $12,315,709  $9,864,797   $       89,704   $(460,042)  $ (20,635)  $(7,246,741)
                                  =======  ===========  ===========  ===============  ==========  ==========  ============



                                       TOTAL
                                   STOCKHOLDERS'
                                      EQUITY
                     BALANCE AT
             SEPTEMBER 30, 1998   $   15,593,277

Net income                               660,051
Other comprehensive loss,
  net of tax benefit of $80,647         (156,061)
Repurchase of common stock              (975,581)
Release of ESOP shares                   118,401
Amortization of MRDP                     172,813
Dividends paid
  ($.30 per share)                      (302,605)
                                  ---------------
                     BALANCE AT
             SEPTEMBER 30, 1999       15,110,295



Net income                               834,554
Other comprehensive loss,
  net of tax benefit of $14,778          (25,744)
Repurchase of common stock            (1,949,147)
Release of ESOP shares                   118,536
Amortization of MRDP                     104,031
Dividends paid
  ($.30 per share)                      (248,364)
                                  ---------------
                     BALANCE AT
             SEPTEMBER 30, 2000       13,944,161

Net income                               608,842
Other comprehensive income,
  net of tax  of $158,962                248,666
Repurchase of common stock              (192,475)
Release of ESOP shares                   124,674
Amortization of MRDP                      56,744
Dividends paid
  ($.30 per share)                      (235,170)
                                  ---------------
                     BALANCE AT
             SEPTEMBER 30, 2001   $   14,555,442
                                  ===============

COMPREHENSIVE INCOME
                                                                                 YEAR ENDED SEPTEMBER 30
                                                                               2001       2000        1999
                                                                             ---------  ---------  ----------
Net Income                                                                   $608,842   $834,554   $ 660,051
Change in unrealized gains (losses) on securities available-for-sale,
  net of taxes (benefit) of $158,962, $(14,778) and $(80,647), respectively   248,666    (25,744)   (156,061)
Less reclassification adjustment for gains included in net income,
  net of tax of $19,500                                                       (33,206)       ---         ---
                                                                             ---------  ---------  ----------
                                                                             $824,302   $808,810   $ 503,990
                                                                             =========  =========  ==========

See  accompanying  notes  to  consolidated  financial  statements.

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

                                                                         YEAR ENDED SEPTEMBER 30
                                                                    2001        2000           1999
                                                                 ----------  -----------  --------------

INTEREST INCOME
    Mortgage loans                                               $4,474,892  $4,045,390   $   3,857,030
    Other loans                                                   1,465,862   1,428,686       1,418,028
    Investment securities and interest-bearing deposits           2,027,061   2,029,792       2,002,566
    Federal funds sold                                              186,259     135,466          59,629
                                                                 ----------  -----------  --------------
    Total Interest Income                                         8,154,074   7,639,334       7,337,253

INTEREST EXPENSE
    Deposits                                                      4,667,512   4,083,754       4,023,320
    Advances from FHLB                                              424,718     264,960         224,660
    Notes payable                                                    15,505      24,856          34,730
                                                                 ----------  -----------  --------------
    Total Interest Expense                                        5,107,735   4,373,570       4,282,710
                                                                 ----------  -----------  --------------
    Net Interest Income                                           3,046,339   3,265,764       3,054,543

PROVISION FOR LOAN LOSSES                                           143,919      69,865          36,707
                                                                 ----------  -----------  --------------
    Net Interest Income After Provision for Loan Losses           2,902,420   3,195,899       3,017,836

NONINTEREST INCOME
    Service charges and other fees                                  348,949     336,886         279,724
    Commissions, net                                                 39,520      53,915          65,427
    Net income (expense) of foreclosed real estate                    5,483      (2,684)        (11,449)
    Gain on sale of investments                                      33,735       7,560           7,742
    Other                                                           148,554      68,493          61,679
                                                                 ----------  -----------  --------------
    Total Noninterest Income                                        576,241     464,170         403,123

NONINTEREST EXPENSE
    Employee compensation and benefits                            1,428,231   1,415,683       1,458,933
    Occupancy costs                                                 271,498     210,733         206,562
    Advertising                                                      41,272      34,049          34,075
    Data processing                                                 158,168     115,278         122,398
    Federal insurance premium                                        18,266      21,620          30,690
    Professional and consulting fees                                142,995     157,808         147,362
    Amortization of intangible assets arising from acquisitions      73,674      74,222          74,222
    Contributions                                                   216,436       3,580           4,000
    Other                                                           408,279     408,042         359,666
                                                                 ----------  -----------  --------------
    Total Noninterest Expense                                     2,758,819   2,441,015       2,437,908
                                                                 ----------  -----------  --------------
                                     INCOME BEFORE INCOME TAXES     719,842   1,219,054         983,051

INCOME TAXES-NOTE I                                                 111,000     384,500         323,000
                                                                 ----------  -----------  --------------
                                                     NET INCOME  $  608,842  $  834,554   $     660,051
                                                                 ==========  ===========  ==============

BASIC INCOME PER SHARE                                           $     0.85  $     1.12   $        0.74
                                                                 ==========  ===========  ==============

DILUTED INCOME PER SHARE                                         $     0.84  $     1.10   $        0.72
                                                                 ==========  ===========  ==============

See  accompanying  notes  to  consolidated  financial  statements.

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED SEPTEMBER 30
                                                                              2001           2000          1999
                                                                          -------------  ------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                                $    608,842   $   834,554   $    660,051
Adjustments to reconcile net income to net cash provided by
 operating activities
    Depreciation and amortization                                              148,990        93,575         93,154
    Amortization of premiums and discounts                                      36,222       (13,948)       (12,649)
    Amortization of deferred loan fees                                          14,578         7,670          3,443
    Provision for salary continuation plan costs                                64,126        86,444         79,566
    Amortization of cost in excess of net assets acquired                       73,674        74,222         74,222
    Gain on sales of foreclosed real estate                                     (5,483)       (2,000)           ---
    Gain on held-to-maturity securities                                           (529)       (7,560)        (7,742)
    Gain on available-for-sale securities                                      (33,206)          ---            ---
    Provisions for loan losses                                                 143,919        69,865         36,707
    Provision for deferred income tax benefit                                 (196,500)      (68,800)       (58,000)
    Originations of loans held for sale                                     (4,098,995)   (5,175,988)    (4,701,875)
    Proceeds from sale of loans held for sale                                4,229,308     5,315,382      4,234,731
    ESOP shares released                                                       124,674       118,536        118,401
    Amortization of MRDP                                                        56,744       104,031        172,813
    Gift of bank building                                                      209,233           ---            ---
    Gain on sale of premises and equipment                                     (61,684)          ---            ---
    Changes to assets and liabilities increasing (decreasing) cash flows
    Accrued interest receivable                                                   (228)     (106,991)      (278,554)
        Other assets                                                           (88,082)       (2,558)       (29,746)
        Other liabilities                                                      (24,580)      141,205          6,893
                                                                          -------------  ------------  -------------
                               NET CASH PROVIDED BY OPERATING ACTIVITIES     1,201,023     1,467,639        391,415

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from maturities/sales of securities available-for-sale             11,568,819     1,122,994      1,769,118
Proceeds from maturities/calls of securities held-to-maturity               17,139,009     2,312,500      9,365,652
Net (increase) decrease in federal funds sold                                 (545,000)     (856,000)       457,000
Purchase of FHLB stock                                                         (75,500)       (8,000)       (14,600)
Loans originated, net of repayments                                         (3,185,947)   (2,603,129)       658,171
Proceeds from sales of foreclosed real estate                                      ---         5,000         17,708
Purchase of securities available-for-sale                                  (28,123,628)     (577,058)    (7,969,831)
Purchase of securities held-to-maturity                                       (989,977)     (198,547)   (18,743,090)
Purchase of loans                                                           (4,790,687)          ---       (558,666)
Proceeds on sale of bank premises and equipment                                130,000           ---            ---
Purchase of premises and equipment                                          (1,446,027)   (1,745,593)      (317,041)
                                                                          -------------  ------------  -------------
                                   NET CASH USED IN INVESTING ACTIVITIES   (10,318,938)   (2,547,833)   (15,335,579)

See  accompanying  notes  to  consolidated  financial  statements.

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS  -  CONT'D

                                                                                YEAR ENDED SEPTEMBER 30
                                                                          2001            2000          1999
                                                                    ----------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposits                                            $    14,790,707   $   188,224   $ 8,386,356
Net increase (decrease) in advances from borrowers for property
 taxes and insurance                                                         21,280        (1,828)       15,716
Payments on notes payable                                                   (95,000)      (95,000)      (95,000)
Advance from FHLB
    Borrowings                                                            3,500,000     2,000,000     6,050,000
    Repayments                                                             (165,666)     (158,930)   (1,028,424)
Payment of dividends                                                       (235,170)     (248,364)     (302,605)
Purchase of treasury stock                                                 (192,475)   (1,949,147)     (975,581)
                                                                    ----------------  ------------  ------------
                                              NET CASH PROVIDED BY
                                    (USED IN) FINANCING ACTIVITIES       17,623,676      (265,045)   12,050,462
                                                                    ----------------  ------------  ------------
                                   NET INCREASE (DECREASE) IN CASH        8,505,761    (1,345,239)   (2,893,702)

Cash and due from banks, beginning of year                                4,745,621     6,090,860     8,984,562
                                                                    ----------------  ------------  ------------
                              CASH AND DUE FROM BANKS, END OF YEAR  $    13,251,382   $ 4,745,621   $ 6,090,860
                                                                    ================  ============  ============



SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION

Cash paid for
    Interest                                                        $     5,122,398   $ 3,690,455   $ 4,247,161
                                                                    ================  ============  ============

    Income taxes                                                    $       349,806   $   347,956   $   453,823
                                                                    ================  ============  ============

Noncash investing and financing activities are as follows
    Loans to facilitate sales of real estate                        $        37,000   $    29,000   $    36,000
                                                                    ================  ============  ============

    Foreclosed real estate acquired by foreclosure or deed in lieu
    of foreclosure                                                  $           ---   $       ---   $   113,004
                                                                    ================  ============  ============

See accompanying notes to consolidated financial statements.

LEXINGTON  B  &  L  FINANCIAL  CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER  30,  2001,  2000  AND  1999


NOTE  A--SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

The accompanying reporting policies and practices of the Company and its subsidiaries conform to generally accepted accounting principles ("GAAP") and to prevailing practices within the thrift and banking industries. A summary of the more significant accounting policies follows:

NATURE  OF OPERATIONS:  The Company, a Missouri corporation, was incorporated in
---------------------
November 1995 for the purpose of becoming the holding company of B & L Bank ("B&L"). On June 5, 1996, B&L converted from mutual to stock form of ownership and the Company completed its initial public offering and acquired all of the outstanding capital stock of B&L. On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette County Bank ("LCB"), in a transaction accounted for as a purchase. On April 6, 2001, LCB was merged into B&L.

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

PRINCIPLES  OF CONSOLIDATION:  The consolidated financial statements include the
----------------------------
accounts of the Company and its wholly-owned subsidiaries, B&L and MTG. Significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT  SECURITIES:  Investment  securities  are  classified  as  held  to
----------------------
maturity, which are recorded at amortized cost, or available-for-sale, which are
--------
recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

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

STOCK  IN  FEDERAL HOME LOAN BANK OF DES MOINES:  Stock in the FHLB is stated at
-----------------------------------------------
cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

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

NOTE  A--SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  CONT'D

LOANS  RECEIVABLE:  Loans  receivable  are carried at unpaid principal balances,
-----------------
less allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using a method which approximates the interest method.

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

ALLOWANCE  FOR  LOAN  LOSSES:  The  allowance for loan losses is maintained at a
----------------------------
level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

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

PREMISES  AND  EQUIPMENT:  Premises  and equipment have been stated at cost less
------------------------
accumulated depreciation and amortization. Depreciation and amortization are computed generally on a straight-line basis over the estimated useful lives of the respective assets, which range from five to forty years.

FORECLOSED  REAL ESTATE:  Real estate acquired in settlement of loans is carried
-----------------------
at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair market value.

COST  IN EXCESS OF NET ASSETS ACQUIRED:  Amounts paid for subsidiaries in excess
--------------------------------------
of the fair value of the net assets are recorded as an asset and are being amortized on a straight-line basis over fifteen years.

INCOME TAXES:  Deferred tax assets and liabilities are recognized for the future
------------
tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

NOTE  A--SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  CONT'D

STATEMENTS  OF CASH FLOWS:  For purposes of the cash flows, cash and amounts due
-------------------------
from depository institutions and interest-bearing deposits in other banks with a maturity of three months or less at date of purchase are considered cash equivalents.

RISKS  AND  UNCERTAINTIES:  The  Company  is  a  community-oriented  financial
-------------------------
institution which provides traditional financial services within the areas it serves. The Company is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one- to four-family residential mortgage, commercial, agriculture and consumer loans located primarily in Lafayette and Macon Counties, Missouri. Accordingly, the ultimate collectibility of the Company's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

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

NET INCOME PER SHARE:  Basic income per share is based upon the weighted average
---------------------
number of common shares outstanding during the periods presented. Diluted income per share includes the effects of all dilutive potential common shares outstanding during each period

NEW  ACCOUNTING  STANDARDS:  In  June  2001,  the Financial Accounting Standards
--------------------------
Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. SFAS No. 141 requires that all business combinations after June 30, 2001 be accounted for using the purchase method. It also defines certain criteria for intangible assets that are acquired in a business combination, in order to be recognized and reported separately from goodwill. SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16 ("APB 16"), Business Combinations and Financial Accounting Standards Board Statement No. 38 ("SFAS 38"), Accounting for Preacquisition Contingencies of Purchased Enterprises. The Company does not expect the statement to have a significant effect on the consolidated financial statements.

In June 2001, FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 establishes accounting and reporting standards for intangible assets. It requires that goodwill and intangible assets with indefinite useful lives be tested for impairment annually rather than amortized. SFAS No. 142 supersedes Accounting Principles Board Opinion No. 17 ("APB 17"), Intangible Assets. Beginning October 1, 2001, amortization of the Company's existing goodwill has been discontinued as a result of early adoption of SFAS No. 142. The financial effect of this statement will increase consolidated net income $70,848 for the year ended September 30, 2002. The Company has made an impairment assessment and determined that no transition impairment charge is necessary.

NOTE  A--SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  CONT'D

RECLASSIFICATION:  Certain  amounts  in the prior periods consolidated financial
----------------
statements have been reclassified to conform with the current year presentation.


NOTE B--INVESTMENT SECURITIES

                                                                    GROSS UNREALIZED
                                                       AMORTIZED  --------------------      FAIR
                                                         COST       GAINS      LOSSES       VALUE
                                                     ------------  --------  ----------  -----------

September 30, 2001:
  Available-for-sale
    U.S. Government and Federal agency obligations   $  7,518,142  $ 94,259  $     ---   $ 7,612,401
    Mortgage-backed securities                         17,075,612    89,132    (39,688)   17,125,056
                                                     ------------  --------  ----------  -----------
                                                     $ 24,593,754  $183,391  $ (39,688)  $24,737,457
                                                     ============  ========  ==========  ===========
  Held-to-maturity
    U.S. Government and Federal agency obligations   $  1,860,451  $ 55,333  $  (2,150)  $ 1,913,634
    State and local obligations                         4,212,977    84,317    (16,534)    4,280,760
                                                     ------------  --------  ----------  -----------
                                                     $  6,073,428  $139,650  $ (18,684)  $ 6,194,394
                                                     ============  ========  ==========  ===========
September 30, 2000:
  Available-for-sale
    U.S. Government and Federal agency obligations   $  7,488,262  $ 12,632  $(243,140)  $ 7,257,754
    Mortgage-backed securities                            544,201     4,341    (16,796)      531,746
                                                     ------------  --------  ----------  -----------
                                                     $  8,032,463  $ 16,973  $(259,936)  $ 7,789,500
                                                     ============  ========  ==========  ===========
  Held-to-maturity
    U. S. Government and Federal agency obligations  $ 18,380,040  $    ---  $(586,154)  $17,793,886
    State and local obligations                         3,851,390    74,677   (128,194)    3,797,873
                                                     ------------  --------  ----------  -----------
                                                     $ 22,231,430  $ 74,677  $(714,348)  $21,591,759
                                                     ============  ========  ==========  ===========

The scheduled contractual maturities of debt securities at September 30, 2001, are shown below. Mortgaged-backed securities are allocated on the basis of the prior three months historical constant prepayment rate ("CPR"). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                            HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                        ------------------------------------------------
                                        AMORTIZED      FAIR      AMORTIZED      FAIR
                                        ----------  ----------  -----------  -----------
                                           COST       VALUE        COST         VALUE
Amounts maturing:
    One year or less                    $    5,000  $    5,135  $ 4,366,383  $ 4,379,237
    After one year through five years    2,593,092   2,676,745   13,241,527   13,346,330
    After five years through ten years   1,727,854   1,750,743    4,035,268    4,060,432
    After ten years                      1,747,482   1,761,771    2,950,576    2,951,458
                                        ----------  ----------  -----------  -----------
                                        $6,073,428  $6,194,394  $24,593,754  $24,737,457
                                        ==========  ==========  ===========  ===========

Securities held-to-maturity were called for redemption for total proceeds of $2,134,450, $257,500 and $2,180,000, resulting in gross realized gains of $529,
$7,560  and  $7,742  in  2001,  2000  and  1999,  respectively.

During 2001, securities available-for-sale were sold or called for redemption for total proceeds of $2,421,300 resulting in a gross realized gain of $33,206.

Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $15,078,525 and $10,685,791 and fair value of $15,204,483 and $10,316,413 at September 30, 2001 and 2000, respectively.


NOTE  C--LOANS  RECEIVABLE

Loans receivable consist of the following at September 30:
                                        2001          2000
                                    ------------  ------------

Mortgage loans:
    One- to four-family residences  $42,818,520   $40,241,161
    Multi-family residential            256,271       361,023
    Commercial                        7,117,182     6,021,199
    Construction                      1,782,457     1,410,832
    Land                              2,808,910     1,783,385
                                    ------------  ------------
                                     54,783,340    49,817,600

Commercial                            6,233,449     1,941,232
Agricultural                          3,563,828     3,087,504
Consumer and other loans:
    Home equity                         257,687       727,763
    Loans on savings                  1,409,647     2,293,050
    Automobile                        5,663,107     5,553,598
    Other                             1,195,912     1,828,293
                                    ------------  ------------
                                     18,323,630    15,431,440
                                    ------------  ------------
                                     73,106,970    65,249,040
Net deferred loan-origination fees      117,062        79,771
Allowance for loan losses              (720,000)     (648,400)
                                    ------------  ------------
                                    $72,504,032   $64,680,411
                                    ============  ============

At September 30, 2001 and 2000, the Company serviced loans amounting to $1,008,354 and $111,621, respectively, for the benefit of others. Also, the Company had loans serviced by others amounting to $5,551,799 and $1,834,794 at September 30, 2001 and 2000, respectively.

In the ordinary course of business, the Company makes loans to its directors and officers at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                           YEAR ENDED SEPTEMBER 30
                              2001        2000
                            ---------  ----------
Balance, beginning of year  $289,756   $ 412,643
Originations                     143      47,025
Payments                     (61,422)   (169,912)
                            ---------  ----------
      BALANCE, END OF YEAR  $228,477   $ 289,756
                            =========  ==========

Activity  in  the  allowance  for  loan  losses  is  as  follows:

                                    YEAR ENDED SEPTEMBER 30
                                  2001       2000       1999
                                ---------  ---------  ---------

Balance, beginning of year      $648,400   $599,209   $599,127
Provision for loan losses        143,919     69,865     36,707
Charge-offs, net of recoveries   (72,319)   (20,674)   (36,625)
                                ---------  ---------  ---------
          BALANCE, END OF YEAR  $720,000   $648,400   $599,209
                                =========  =========  =========

The recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral at September 30, 2001 and 2000, was $226,861 and $26,667, respectively. The average recorded investment in impaired loans during the year ended September 30, 2001 and 2000, was $97,942 and $22,071, respectively. The amount of interest included in interest income on such loans for the year ended September 30, 2001 and 2000, amounted to approximately $7,976 and $500, respectively.

NOTE  D--ACCRUED  INTEREST  RECEIVABLE

Accrued interest receivable consists of the following at September 30:


                                                        2001        2000
                                                     ----------  ----------
Loans                                                $  891,427  $  698,145
Investment securities and interest bearing deposits     240,860     433,914
                                                     ----------  ----------
                                                     $1,132,287  $1,132,059
                                                     ==========  ==========

NOTE  E-PREMISES  AND  EQUIPMENT

Premises  and  equipment  consists  of  the  following  at  September  30:

                                                   2001        2000
                                                ----------  ----------

Land                                            $  503,465  $  555,594
Building and improvements                        3,148,603     870,140
Furniture and equipment                          1,335,751     953,328
Construction in progress                               ---   1,727,002
                                                ----------  ----------
                                                 4,987,819   4,106,064
Less accumulated depreciation and amortization   1,136,154   1,273,887
                                                ----------  ----------
                                                $3,851,665  $2,832,177
                                                ==========  ==========

Interest costs of $72,194 and $37,482, related to new building construction, were capitalized during the period ended September 30, 2001 and 2000, respectively.


NOTE  F--DEPOSITS

Deposit  account  balances  are  summarized  as  follow  at  September  30:

                                             2001                       2000
                                  ----------------------       ---------------------
                                      AMOUNT        %              AMOUNT       %
                                  -------------  -------       ------------  -------
Noninterest-bearing               $  9,128,715     9.12%       $ 6,164,136     7.22%
NOW                                  8,462,351     8.45          7,378,359     8.65
Money Market                        10,972,993    10.96          6,043,478     7.08
Passbook savings                     6,140,565     6.13          7,364,041     8.63
                                  -------------  -------       ------------  -------
                                    34,704,624    34.66         26,950,014    31.58
Certificates of deposit:
    2.00 to 2.99%                       41,448      .04                ---      ---
    3.00 to 3.99%                    4,316,000     4.31            125,000     0.15
    4.00 to 4.99%                   14,770,393    14.75            394,561     0.46
    5.00 to 5.99%                   14,217,040    14.20         29,158,806    34.17
    6.00 to 6.99%                   20,558,006    20.53         18,092,386    21.27
    7.00 to 7.99%                   11,521,672    11.51          6,450,863     7.49
    8.00 to 8.99%                          ---      ---          4,166,846     4.88
                                  -------------  -------       ------------  -------
                                    65,424,559    65.34         58,388,462    68.42
                                  -------------  -------       ------------  -------
                                  $100,129,183   100.00%       $85,338,476   100.00%
                                  =============  =======       ============  =======
Weighted Average Interest Rates           4.87%                       5.20%
                                  =============                ============

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $12,092,519 and $8,753,289 at September 30, 2001 and
2000,  respectively.  Deposits  over  $100,000  are  not  federally  insured.

The Company had deposits of approximately $2,161,000 and $2,101,000 for its directors and officers at September 30, 2001 and 2000, respectively.

At September 30, 2001, contractual maturities of certificate accounts are as follows:

   STATED
INTEREST RATE       2002         2003         2004       2005      2006      AFTER
-------------  -----------  -----------  ----------  ----------  --------  ----------


2.00 to 2.99%   $    41,448  $       ---  $      ---  $      ---  $    ---  $      ---
3.00 to 3.99%     3,819,486      496,514         ---         ---       ---         ---
4.00 to 4.99%    10,760,748    2,860,722     683,704     340,762     6,043     118,414
5.00 to 5.99%     9,155,320    2,188,070   1,843,491     313,414   263,158     453,587
6.00 to 6.99%    10,625,334    5,066,473   2,983,845     979,248   339,955     563,151
7.00 to 7.99%     7,233,444    3,967,313      81,700     139,215       ---     100,000
                -----------  -----------  ----------  ----------  --------  ----------
                $41,635,780  $14,579,092  $5,592,740  $1,772,639  $609,156  $1,235,152
                ===========  ===========  ==========  ==========  ========  ==========

Interest  expense  on  deposits  are  as  follows:

                                                       YEAR ENDED SEPTEMBER 30
                                                    2001        2000        1999
                                                 ----------  ----------  ----------

Now, Money Market and Passbook savings accounts  $  775,903  $  803,907  $  818,220
Certificate accounts                              3,891,609   3,279,847   3,205,100
                                                 ----------  ----------  ----------
                                                 $4,667,512  $4,083,754  $4,023,320
                                                 ==========  ==========  ==========

NOTE G--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES

Advances  from  FHLB  consist  of  the  following  at  September  30:

                                                                  2001        2000
                                                              -----------  ----------
6.70% fixed rate, due on or before March 15, 2001             $       ---  $   35,000
6.80% fixed rate, due on or before March 15, 2002                  35,000      35,000
5.25% fixed rate, due in monthly installments over a
 period of fifteen years through December 2, 2013               1,740,473   1,839,199
4.76% fixed rate, final maturity date of December 15,
 2008, callable quarterly beginning December 15, 2003           2,500,000   2,500,000
5.47% fixed rate, due in monthly installments over a
 period of fifteen years through October 21, 2013,
 putable quarterly beginning October 21, 2003                     561,507     593,447
6.90% fixed rate, due August 29, 2003                           1,000,000   1,000,000
6.61% fixed rate, due September 30, 2003                        1,000,000   1,000,000
5.26% fixed rate, due March 16, 2001, callable quarterly
  after one year if the three-month LIBOR rate is equal to
  or greater than 8%.  If called, the Bank has the option of requesting any advance from FHLB otherwise available
  pursuant to its credit policy.                                3,500,000         ---
                                                              -----------  ----------
                                                              $10,336,980  $7,002,646
                                                              ===========  ==========

NOTE  G--ADVANCES  FROM  FEDERAL  HOME  LOAN  BANK  OF  DES  MOINES  -  CONT'D

Scheduled  maturities  of  FHLB  advances  are  as  follows:

         YEAR ENDING
         SEPTEMBER 30                      AMOUNT
             2002                       $   172,767
             2003                         2,145,254
             2004                           153,148
             2005                           161,472
             2006                           170,248
          Thereafter                      7,534,091
                                        -----------
                                        $10,336,980
                                        ===========

The advances are collateralized by a blanket pledge agreement with FHLB under which the Company can draw advances of unspecified amounts. The Company must hold an unencumbered portfolio of one- to four-family residential mortgages with a book value of not less than 170% of the indebtedness The advance agreements include certain prepayment privileges that generally include penalty provisions if prepaid before certain specified dates.


NOTE  H--NOTES  PAYABLE

Notes payable at September 30, 2001 and 2000, were acquired in the purchase of LCB. The notes are unsecured, bear interest at the rate of 10% and are payable to the previous owners of LCB. The final principal payment is due July 3, 2002 in the amount of $83,219.


NOTE  I--INCOME  TAXES


Components of income tax expense (benefit) are as follows:

                      YEAR ENDED SEPTEMBER 30
                     2001       2000       1999
                  ----------  ---------  ---------

Current           $ 307,500   $453,300   $381,000
Deferred benefit   (196,500)   (68,800)   (58,000)
                  ----------  ---------  ---------
                  $ 111,000   $384,500   $323,000
                  ==========  =========  =========

The Company has a contribution carryover which expires in 2006 in the amount of approximately $382,000.

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

Prior to the enactment of the Act, B&L accumulated approximately $2,000,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. If any of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to income tax at the current corporate rates.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                                                                  YEAR ENDED SEPTEMBER 30
                                                       2001                2000                1999
                                                --------------------------------------------------------
                                                  AMOUNT      %      AMOUNT       %      AMOUNT       %
                                                ---------  -------  ---------  -------  ---------  -----
Income tax expense at statutory rate            $244,746     34.0%  $414,478     34.0%  $334,237   34.0%
Increase (decrease) in taxes resulting from:
    Officers life insurance                       (9,846)    (1.4)   (10,056)    (0.8)    (9,420)  (1.0)
    Tax exempt income, net of related expenses   (64,054)    (8.9)   (66,077)    (5.4)   (61,891)  (6.3)
    Amortization of intangible assets arising
     from acquisitions                            25,049      3.5     25,235      2.1     25,235    2.6
    State income tax, net of federal benefit         ---      ---     21,780      1.8     36,300    3.7
    Excess of appraised value of contribution
     of building over carrying value             (86,961)   (12.1)       ---      ---        ---    ---
    Other, net                                     2,066      0.3       (860)    (0.1)    (1,461)  (0.1)
                                                ---------  -------  ---------  -------  ---------  -----
                                                $111,000     15.4%  $384,500     31.6%  $323,000   32.9%
                                                =========  =======  =========  =======  =========  =====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows at September 30:

                                                         2001       2000
                                                       ---------  ---------
Deferred tax assets
    Allowance for loan losses                          $226,800   $192,800
    Unearned MRDP shares                                 94,000    120,700
    Deferred compensation                               147,300    123,600
    Contribution carryforward                           141,300        ---
    Unrealized loss on available-for-sale securities        ---     84,000
    Capital loss                                            663        663
Deferred tax liabilities
    Depreciation                                        (16,800)   (41,000)
    Unrealized gain on available-for-sale securities    (54,000)       ---
    FHLB stock dividend                                 (58,300)   (58,300)
                                                       ---------  ---------
                               NET DEFERRED TAX ASSET  $480,963   $422,463
                                                       =========  =========


NOTE  J--REGULATORY  CAPITAL  REQUIREMENTS

B&L is subject to various regulatory capital requirements administered by the OTS. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, B&L must meet capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company's subsidiary bank to maintain minimum amounts and ratios, as set forth in the table below of Total Risk-Based Capital to Risk-Weighted Assets and Tier 1 Capital to Risk-Weighted Assets, Tier 1 Capital to Adjusted Assets (the leverage ratio), and Tangible Capital to Adjusted Assets.

                                                                       MINIMUM
                                                                      TO BE WELL
                                                     MINIMUM       CAPITALIZED UNDER
                                                   FOR CAPITAL     PROMPT CORRECTIVE
                                   ACTUAL       ADEQUACY PURPOSES  ACTION PROVISIONS
                               ---------------  -----------------  -----------------
                               AMOUNT   RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                               -------  ------  --------  -------  --------  -------
(Dollars in Thousands)
As of September 30, 2001
  B & L Bank
    Total Risk-Based Capital   $12,997  18.67%  $  5,570    8.00%  $  6,962   10.00%
      (to Risk Weighted Assets)
    Tier 1 Capital              12,413  17.83      2,785    4.00      7,542    6.00
      (to Risk Weighted Assets)
    Tier 1 Capital              12,413   9.87      3,771    3.00      6,285    5.00
      (to Adjusted Assets)
    Tangible Capital            12,413   9.87      1,885    1.50        N/A     N/A
      (to Adjusted Assets)

As of September 30, 2000
  B & L Bank
    Total Risk-Based Capital   $ 8,199  21.75%  $  3,016    8.00%  $  3,770   10.00%
      (to Risk Weighted Assets)
    Tier 1 Capital               8,013  21.25      1,508    4.00      8,013   21.25
      (to Risk Weighted Assets)
    Tier 1 Capital               8,013  12.77      1,883    3.00      8,013   12.77
      (to Adjusted Assets)
    Tangible Capital             8,013  12.77        942   1.50         N/A     N/A
      (to Adjusted Assets)

  Lafayette County Bank
    Total Risk-Based Capital   $ 3,704  15.83%  $  1,871    8.00%  $  2,339   10.00%
      (to Risk Weighted Assets)
    Tier 1 Capital               3,435  14.68        936    4.00      2,697    6.00
      (to Risk Weighted Assets)
    Tier 1 Capital               3,435   7.64      1,798    3.00      2,248    5.00
      (to Adjusted Assets)
    Tangible Capital             3,435   7.64        674    1.50        N/A     N/A
      (to Adjusted Assets)

Management believes that as of September 30, 2001 and 2000, the Company's banking subsidiary met all capital requirements to which they were subject.

NOTE  K--EMPLOYEE  BENEFITS

B&L is a participating employer in the Financial Institution Retirement Fund, a multi-employer defined benefit pension plan that covers substantially all full-time employees after one year of service. B&L's policy is to fund pension costs as necessary. The plan has been fully funded since June 30, 1997. Pension expense of $45,300, $37,800, and $36,000 was recognized for the years ended September 30, 2001, 2000 and 1999, respectively.

B&L also has a 401(k) salary reduction plan for all full-time employees. The plan is entirely funded by participant contributions. Participants may make deferrals up to 15% of compensation, subject to internal revenue code limitations.

The Company has also entered into salary continuation agreements with four of its officers. These agreements provide for monthly deferred compensation payments for a period of 180 months following retirement. The Company has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 2001, 2000 and 1999, was $64,126, $86,444, and $79,566, respectively.

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

Effective with the date of the stock conversion, the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 2001, 2000 and 1999, was $107,804, $98,601, and $95,399,
respectively. The fair value of unreleased shares based on market price of the Company's stock at September 30, 2001 and 2000 was $563,549, and $618,508, respectively.

The  number  of  ESOP  shares  are  summarized  as  follows  at  September  30:

                                              2001       2000
                                            -------     -------
 Allocated shares                            55,196      44,972
 Unreleased shares                           46,004      56,228
                                            -------     -------
                                            101,200     101,200
                                            =======     =======

The Board of Directors adopted and the shareholders subsequently approved an MRDP. Under the MRDP, common stock of 50,600 shares was awarded to certain directors, officers and employees of the Company and B&L. The award will not require any payment by the recipients and will vest over five years beginning one year after the date of the award (June 11, 1997). Amortization of the award resulted in a charge to compensation and benefit expense of $56,745, $104,031 and $172,813 in 2001, 2000 and 1999, respectively.

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

The Company has authorized and the shareholders have approved the adoption of a stock option plan. Under the stock option plan, options to acquire 126,500 shares of the Company's stock may be granted to certain officers, directors and employees of the Company and B&L. The options will enable the recipient to purchase stock at an exercise price equal to the fair market value of the stock at the date of grant. On June 11, 1997, the Company granted options for 101,200 shares for $15.125 per share. The options will vest over the five years following the date of grant and are exercisable for up to 10 years. No options have been exercised at September 30, 2001.

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

The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Had compensation expense for the Company's incentive and nonstatutory stock options been determined based upon the fair value of the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings and diluted earnings per share would have been reduced by approximately $88,453, $88,453 and $88,453 or $0.11, $0.10 and $0.07 per share for the year ended September 30, 2001, 2000 and 1999, respectively.

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model for the years ended September 30, 2001, 2000 and 1999:

Fair value at grant date                               $6.94
Assumptions:
   Dividend yield                                      1.14%
   Volatility                                         20.27%
   Risk-free interest rate                             6.10%
   Expected life                                    10 years

Pro forma net earnings reflect only options granted and vested in fiscal 2001, 2000 and 1999. Therefore, the full impact of calculating compensation expense for stock options under SFAS is not reflected in the pro forma net earnings amount presented above because compensation expense is reflected over the options' vesting period.

NOTE  L--INCOME  PER  SHARE

The shares used in calculation of basic and diluted income per share are as follows:

                                             YEAR ENDED SEPTEMBER 30
                                             2001     2000     1999
                                            -------  -------  -------

Weighted average common shares outstanding  714,208  746,406  896,545
Stock options and MRDP                       10,117   15,008   17,704
                                            -------  -------  -------
                                            724,325  761,414  914,249
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

At September 30, 2001 and 2000, the Company was committed to originate loans aggregating approximately $8,800,000 and $3,218,000, respectively. Fixed loan commitments at September 30, 2001 and 2000, amounted to approximately $2,276,000 and $332,000 with interest rates ranging from 4.0% to 18.5% and 7.0% to 12.0%, respectively. The Company also has outstanding letters of credit in the amount of $37,000 at September 30, 2001 and 2000.

At September 30, 2001 and 2000, the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $12,052,295 and $4,076,658, respectively.

In addition, the Company from time to time becomes a defendant in certain claims and legal actions arising in the ordinary course of business. At September 30, 2001, there were no such claims and legal actions.

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

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts are as follows at September 30:

                                                            2001                2000
                                                     --------------------------------------
                                                     CARRYING    FAIR    CARRYING    FAIR
                                                      AMOUNT     VALUE    AMOUNT     VALUE
                                                     ---------  -------  ---------  -------
                                                            (Dollars in Thousands)
ASSETS

    Cash                                             $   1,738  $ 1,738  $   1,695  $ 1,695
    Interest-bearing deposits                           11,513   11,513      3,088    3,088
    Investment securities available-for-sale            24,737   24,737      7,790    7,790
    Investment securities held-to-maturity               6,073    6,194     22,231   21,565
    Federal funds sold                                   1,919    1,919      1,374    1,374
    Stock in FHLB                                          618      618        543      543
    Loans held for sale                                    197      197        328      328
    Loans receivable                                    72,504   74,046     64,680   65,199
    Accrued interest receivable                          1,132    1,132      1,132    1,132

LIABILITIES

    Transaction accounts                                34,705   34,705     26,950   26,950
    Certificates of deposit                             65,425   66,465     58,388   58,108
    Advances from borrowers for taxes and insurance        201      201        180      180
    Advances from FHLB                                  10,337   10,211      7,003    6,915
    Notes payable                                           83       83        178      178

NOTE  O--CONDENSED  PARENT  COMPANY  ONLY  FINANCIAL  STATEMENTS

The following condensed balance sheets, condensed statements of income and cash flows for Lexington B & L Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

CONDENSED BALANCE SHEETS
                                                                    SEPTEMBER 30
                                                                 2001          2000
                                                             ------------  ------------
ASSETS
Cash                                                         $   326,768   $   520,597
Municipal investment held-to-maturity                                ---       265,000
ESOP note receivable                                             557,650       656,119
Investment in subsidiaries:
    B & L Bank                                                13,508,009     8,040,174
    Lafayette County Bank                                            ---     4,413,035
    B & L Mortgage, Inc.                                          61,426        59,351
Other                                                            188,308       196,686
                                                             ------------  ------------
                                               TOTAL ASSETS  $14,642,161   $14,150,962
                                                             ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                                             $     3,500   $    28,582
Notes payable                                                     83,219       178,219
Stockholders' equity                                          14,555,442    13,944,161
                                                             ------------  ------------
                                      TOTAL LIABILITIES AND
                                       STOCKHOLDERS' EQUITY  $14,642,161   $14,150,962
                                                             ============  ============

CONDENSED STATEMENTS OF INCOME

                                                                    YEAR ENDED SEPTEMBER 30
                                                                 2001          2000          1999
                                                             ------------  ------------  ------------
INCOME
    Dividends from subsidiary                                $       ---   $       ---   $ 3,700,000
    Interest                                                      65,164        93,894       100,919
    Loss on sale of investment                                    (2,650)          ---           ---
                                                             ------------  ------------  ------------
                                                                  62,514        93,894     3,800,919
EXPENSES
    MRDP                                                          56,745       104,031       172,813
    Interest                                                      15,505        24,856        34,730
    Professional fees                                             80,419        78,498        71,414
    Other                                                         29,539        22,332        24,482
                                                             ------------  ------------  ------------
                                                                 182,208       229,717       303,439
                                                             ------------  ------------  ------------
INCOME (LOSS)BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
 OF SUBSIDIARIES AND INCOME TAXES                               (119,694)     (135,823)    3,497,480
Increase (decrease) in undistributed equity of subsidiaries      683,536       923,377    (2,908,429)
                                                             ------------  ------------  ------------
                                  INCOME BEFORE INCOME TAXES     563,842       787,554       589,051
INCOME TAXES BENEFIT                                             (45,000)      (47,000)      (71,000)
                                                             ------------  ------------  ------------
                                                 NET INCOME  $   608,842   $   834,554   $   660,051
                                                             ============  ============  ============

NOTE O--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS - CONT'D

CONDENSED STATEMENTS OF CASH FLOWS
                                                                         YEAR ENDED SEPTEMBER 30
                                                                     2001         2000          1999
                                                                  ----------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                    $ 608,842   $   834,554   $   660,051
    Adjustments to reconcile net income to net cash
    provided from operating activities:
    (Increase) decrease in undistributed equity of subsidiaries    (683,536)     (923,377)    2,908,429
    Loss on sale of investment                                        2,650           ---           ---
    Amortization of MRDP                                             56,745       104,031       172,813
    Increase (decrease) in other assets and liabilities             (16,704)      (52,095)       43,157
                                                                  ----------  ------------  ------------
                                            NET CASH PROVIDED BY
                                  (USED IN) OPERATING ACTIVITIES    (32,003)      (36,887)    3,784,450
CASH FLOW FROM INVESTING ACTIVITIES
    Purchase of security held-to-maturity                               ---      (265,000)          ---
    Proceeds from sale of security                                  262,350           ---           ---
    Surplus distribution from subsidiary                                ---       450,000           ---
    Investment in subsidiary                                            ---           ---      (500,000)
                                                                  ----------  ------------  ------------
                                           NET CASH PROVIDED BY
                                  (USED IN) INVESTING ACTIVITIES    262,350       185,000      (500,000)
CASH FLOWS FROM FINANCING ACTIVITIES
    Principal payments on notes payable                             (95,000)      (95,000)      (95,000)
    Principal collected from ESOP                                    98,469        90,748        83,631
    Dividends paid                                                 (235,170)     (248,364)     (302,606)
    Purchase of treasury stock                                     (192,475)   (1,949,147)     (975,581)
                                                                  ----------  ------------  ------------
NET CASH USED IN  FINANCING ACTIVITIES                             (424,176)   (2,201,763)   (1,289,556)
                                                                  ----------  ------------  ------------
                                         NET INCREASE (DECREASE)
                                    IN CASH AND CASH EQUIVALENTS   (193,829)   (2,053,650)    1,994,894
                                         CASH, BEGINNING OF YEAR    520,597     2,574,247       579,353
                                                                  ----------  ------------  ------------
                                               CASH, END OF YEAR  $ 326,768   $   520,597   $ 2,574,247
                                                                  ==========  ============  ============

DIRECTORS AND OFFICERS

            LEXINGTON B & L FINANCIAL CORP.


OFFICERS:                              DIRECTORS:

Erwin Oetting, Jr.                     Erwin Oetting, Jr.
President and Chief Executive Officer  Chairman of the Board

E. Steva Vialle                        E. Steva Vialle
Executive Vice-President, Chief        Executive Vice-President, Chief
Operating Officer and Secretary        Operating Officer and Secretary

William J. Huhmann                     William J. Huhmann
Senior Vice-President and              Senior Vice-President and
Chief Financial Officer                Chief Financial Officer

Mark D. Summerlin                      Steve Oliaro
Senior Vice-President                  President
                                       Baker Memorials, Inc.
Terry L. Thompson
Vice-President                         Norman Vialle
                                       Retired Businessman

                                       Charles R. Wilcoxon
                                       Retired Businessman

                      B & L BANK

OFFICERS:                              DIRECTORS:

Erwin Oetting, Jr.                     Erwin Oetting, Jr.
President and Chief Executive Officer  Chairman of the Board

E. Steva Vialle                        E. Steva Vialle
Executive Vice-President, Chief        Executive Vice-President, Chief
Operating Officer and Secretary        Operating Officer and Secretary

William J. Huhmann                     Terry L. Thompson
Senior Vice-President                  Senior Vice-President

Mark D. Summerlin                      Steve Oliaro
Senior Vice-President                  President
                                       Baker Memorials, Inc.
Terry L. Thompson
Senior Vice-President                  Norman Vialle
                                       Retired Businessman
Kathryn M. Swafford
Senior Vice-President and Treasurer    Charles R. Wilcoxon
                                       Retired Businessman
Carol Summerlin
Vice President

OFFICERS:                              DIRECTORS:

Kirk Craven                            ADVISORY DIRECTORS
Vice President
                                       Alfred Block
Betty Smith                            Farmer
Assistant Vice-President
                                       Norman Rasa
Vickie Church                          Businessman/Farmer
Assistant Vice-President
                                       William C. LaHue, M.D.
Betty Teter                            Medical Doctor
Assistant Vice-President

Elsie Binder
Assistant Branch Manager

Mary Ann Campbell
Branch Manager


CORPORATE INFORMATION


OFFICES                                INDEPENDENT AUDITORS

LEXINGTON B & L FINANCIAL CORP.        Moore, Horton & Carlson, P.C.
AND B & L BANK                         Mexico, Missouri

205 S. 13th Street                     GENERAL COUNSEL
Lexington, Missouri 64067
Telephone (660) 259-2247               Aull, Sherman, Worthington,
                                         Giorza & Hamilton, LLC
BRANCH LOCATIONS                       Lexington, Missouri

558 Highway 224                        SPECIAL COUNSEL
Wellington, Missouri 64097
Telephone (816) 934-2641               Muldoon Murphy & Faucette LLP
                                       Washington, D.C.
Second and Highway 3
Callao, Missouri 63534
Telephone (660) 768-5511

STOCKHOLDER INFORMATION


ANNUAL  MEETING

The Annual Meeting of Stockholders will be held at the main office of B & L Bank, 205 S. 13th Street, Lexington, Missouri, on Tuesday, January 22, 2002 at 10:00 a.m., local time.



SHAREHOLDER AND GENERAL INQUIRIES   REGISTRAR  AND  TRANSFER  AGENT

E.  Steva  Vialle                   Registrar  and  Transfer  Company
B  &  L  Bank                       10  Commerce  Drive
205  S.  13th  Street               Cranford,  New  Jersey  07016-3572
Lexington,  Missouri  64067         (800)  866-1340
(660)  259-2247


ANNUAL  AND  OTHER  REPORTS

A COPY OF THE FORM 10-KSB (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, LEXINGTON B & L FINANCIAL CORP., 205 S. 13TH STREET, LEXINGTON, MISSOURI 64067. THE COMPANY'S FORM 10-KSB IS ALSO AVAILABLE THROUGH THE SEC'S WORLD WIDE WEB SITE ON THE INTERNET (HTTP://WWW.SEC.GOV).