Form 10KSB, Exhibit 13
period 2002-09-30
LEXINGTON B & L FINANCIAL CORP
filed 2002-12-26
CIK 1008598

EXHIBIT 13


                       2002 ANNUAL REPORT TO STOCKHOLDERS

                               2002 ANNUAL REPORT

                         LEXINGTON B & L FINANCIAL CORP.

LEXINGTON B & L FINANCIAL CORP.

2002  ANNUAL  REPORT




TABLE  OF  CONTENTS

Message  to  Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Business  of  the  Corporation . . . . . . . . . . . . . . . . . . . . . . . . 2
Common  Stock  Information . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Selected  Consolidated  Financial  Information . . . . . . . . . . . . . . . . 3
Management's  Discussion  and  Analysis  of  Financial
Condition and Results of Operations. . . . . . . . . . . . . . . . . . . . . . 6
Independent  Auditors'  Report . . . . . . . . . . . . . . . . . . . . . . .  13
Consolidated  Statements  of  Financial  Condition . . . . . . . . . . . . .  14
Consolidated Statements of Stockholders' Equity And
Comprehensive Income . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Consolidated  Statements  of  Income . . . . . . . . . . . . . . . . . . . .  16
Consolidated  Statements  of  Cash  Flows. . . . . . . . . . . . . . . . . .  17
Notes  to  Consolidated  Financial  Statements . . . . . . . . . . . . . . .  19
Directors  and  Officers . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Corporate  Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Stockholder  Information . . . . . . . . . . . . . . . . . . . . . . . . . .  39

MESSAGE  TO  STOCKHOLDERS


Message  To  Our  Stockholders:


Lexington B & L Financial Corp. completed a year of record earnings during fiscal year ending September 30, 2002. Earnings totaled $888 thousand representing an increase of 45.9%, while diluted earnings per share totaled $1.23, which is an increase of 46.4% over last year. Our loan portfolio increased $2.7 million to $75.2 million. Our investment in mortgage-backed securities increased investment securities $5.7 million or 18.5%. Although our total deposits decreased $4.7 million as a result of lower interest rates, FHLB advances were utilized to fund the increase in the earning asset base. Total assets grew to $131.4 million, an increase of 4.0%, and the return on stockholders equity increased to 6.0%.

Stockholders' equity increased to $14.8 million at September 30, 2002, which is equivalent to a tangible book value of $19.24 per share. We paid a regular dividend of $0.30 per share. A special dividend of $0.10 per share was declared in October 2002 in response to the Board's recognition of a successful year. Dividend payout considering the regular and special dividend equaled 32.5% of diluted earnings per share.

During the year the Board has been working on a strategic plan for the direction of the Company over the next five years. The strategic objectives were established around the following adopted mission statement:

"To be a community-oriented financial institution committed to being a leader in service and meeting the financial needs of all the constituents, including individuals, small business and farms, in the markets we serve through a broad range of financial products and services; while dedicated to enhancing the return and value of our stockholders' investment."

One of the strategic objectives developed in the planning process was to increase market penetration through expansion. Your Board is currently reviewing the opening of a new branch and we hope that within the next several months we can announce its location. Also, the payment of the special dividend was the result of adopting the strategic objective to share with stockholders the financial rewards of owning Lexington B & L Financial Corp stock.

The current year will present a challenge for management. We expect a continuation of low interest rates, and maintaining our current level of interest spread and margin will require close monitoring. Further declines in yields on adjustable rate loans should be offset by repricing of maturing certificates of deposit. Because of our large equity base, we have the opportunity to continue to increase the volume of earning assets, which would benefit net income. The majority of our loans continue to be adjustable rate loans, which will assist us in maintaining net interest earnings if interest rates should rise.

Thank you for your continued support.

Sincerely


William J. Huhmann                                                  Steva Vialle
President and Chief Financial Officer                    Chief Executive Officer

BUSINESS  OF  THE  CORPORATION

Lexington B & L Financial Corp. ("Company"), a Missouri corporation, is the holding company for B & L Bank ("B&L"). The Company also owns a mortgage-banking subsidiary, B & L Mortgage, Inc. ("MTG"). MTG originates residential mortgages for resale in the secondary mortgage market. At September 30, 2002, the Company had total consolidated assets of $131.4 million and consolidated stockholders' equity of $14.8 million.

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

COMMON  STOCK  INFORMATION

The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol "LXMO". As of September 30, 2002, there were approximately 300 stockholders of record and 726,952 shares of common stock outstanding (including unreleased Employee Stock Ownership Plan ("ESOP") shares of 35,780). Dividend payments by the Company are dependent primarily on dividends received by the Company from its banking subsidiary. Under federal regulations, the dollar amount of dividends B&L may pay is dependent upon its capital position and recent net income. However, B&L may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations. The Company also has certain dividend limitations applicable under Missouri law that prohibits it from declaring or paying dividends when its net assets are less than its stated capital or when the payment of any dividends would reduce its net assets below its stated capital.

The following table sets forth the market price range of the Company's common stock and dividends paid for the years ended September 30, 2002 and 2001. Share price information was provided by the Nasdaq Stock Market.

                        Fiscal 2002               Fiscal 2001
                --------------------------  --------------------------
                 High    Low    Dividends    High    Low    Dividends
                ------  ------  ----------  ------  ------  ----------
First Quarter   $13.00  $12.05  $      ---  $12.50  $11.00  $      ---
Second Quarter  $13.80  $12.40  $     0.15  $13.00  $11.19  $     0.15
Third Quarter   $16.20  $13.01  $      ---  $13.00  $12.25  $      ---
Fourth Quarter  $16.10  $14.20  $     0.15  $13.00  $12.10  $     0.15

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

                                                                      AT SEPTEMBER 30,
                                                       -----------------------------------------------
                                                         2002      2001      2000      1999     1998
                                                       --------  --------  --------  --------  -------
                                                                   (Dollars in Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets                                           $131,423  $126,389  $107,687  $106,693  $93,761
Loans receivable, net                                    75,215    72,504    64,680    62,126   62,315
Investment securities                                    36,525    30,811    30,021    32,700   17,338
Cash and interest-bearing deposits(1)                     9,016    13,251     4,746     6,091    8,985
FHLB stock                                                1,017       618       543       535      520
Deposits                                                 95,386   100,129    85,338    85,150   76,764
Advances from FHLB                                       20,164    10,337     7,003     5,162      ---
Stockholders' equity                                     14,778    14,555    13,944    15,110   15,593


                                                                   YEAR ENDED SEPTEMBER 30,
                                                       -----------------------------------------------
                                                         2002      2001      2000      1999     1998
                                                       --------  --------  --------  --------  -------
                                                       (Dollars in Thousands, Except Per Share Amounts)
SELECTED OPERATING DATA:

Interest income                                        $  7,924  $  8,154  $  7,640  $  7,337  $ 6,997
Interest expense                                          4,545     5,108     4,374     4,282    3,776
                                                       --------  --------  --------  --------  -------
  Net interest income                                     3,379     3,046     3,266     3,055    3,221

Provision for loan losses                                   108       144        70        37       26
                                                       --------  --------  --------  --------  -------
  Net interest income after provision for loan losses     3,271     2,902     3,196     3,018    3,195

Noninterest income                                          512       576       465       403      305
Noninterest expense                                       2,485     2,758     2,441     2,438    2,483
                                                       --------  --------  --------  --------  -------

  Income before income taxes                              1,298       720     1,220       983    1,017

Income taxes                                                410       111       385       323      358
                                                       --------  --------  --------  --------  -------

  Net income                                           $    888  $    609  $    835  $    660  $   659
                                                       ========  ========  ========  ========  =======

Basic income per share                                 $   1.25  $   0.85  $   1.12  $   0.74  $  0.68
                                                       ========  ========  ========  ========  =======

Diluted income per share                               $   1.23  $   0.84  $   1.10  $   0.72  $  0.66
                                                       ========  ========  ========  ========  =======

Dividends per share                                    $   0.30  $   0.30  $   0.30  $   0.30  $  0.30
                                                       ========  ========  ========  ========  =======

                                                              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                            ------------------------------------------
                                                             2002    2001     2000     1999     1998
                                                            ------  -------  -------  -------  -------
KEY OPERATING RATIOS:

PERFORMANCE RATIOS:
Return on average assets (net income divided by
 average assets)                                             0.66%    0.52%    0.79%    0.63%    0.70%
Return on average equity (net income divided by
 average equity)                                             6.03     4.25     5.93     4.20     4.00
Interest rate spread (difference between average yield
 on interest-earning assets and average cost of interest-
 bearing liabilities)                                        2.09     2.20     2.60     2.26     2.63
Net interest margin (net interest income to
 average interest-earning assets)                            2.68     2.83     3.32     3.10     3.64
Noninterest expense to assets                                1.89     2.18     2.27     2.29     2.65
Average interest-earning assets to interest-bearing
 Liabilities                                                  116      114      116      119      124
Dividend payout ratio (dividends paid divided by
 net income per share-basic)                                24.00    35.29    29.79    40.54    44.12

ASSET QUALITY RATIOS:
Allowance for loan losses to total loans receivable at
 end of period                                               0.98     0.98     0.99     0.96     0.95
Net charge offs to average outstanding loans
 receivable during the period                                0.12     0.11     0.03     0.06     0.06
Non-performing assets to total assets (2)                    0.34     0.55     0.41     0.43     0.56

CAPITAL RATIOS:
Equity to total assets at end of period                     11.24    11.52    12.95    14.16    16.63
Average equity to average assets                            10.95    12.30    13.38    15.08    17.58


                                                                          AT SEPTEMBER 30,
                                                            ------------------------------------------
                                                             2002     2001     2000     1999     1998
                                                            ------  -------  -------  -------  -------
OTHER DATA:
Number of:
 Loans outstanding                                          2,656    2,978    2,926    3,053    3,095
 Deposit accounts                                           9,926   10,537   10,630   10,659   10,449
 Full-service offices                                           3        3        4        4        4

_______________
(1)     Includes  interest-bearing  deposits  in  other depository institutions.
(2) Non-performing assets include non-accrual loans and other repossessed assets.

SELECTED  QUARTERLY  FINANCIAL  DATA

The following table provides a summary of operations by quarter for the years ended September 30, 2002 and 2001.

                                                   FISCAL 2002 QUARTER ENDED
                                       --------------------------------------------------
                                       SEPTEMBER 30    JUNE 30    MARCH 31    DECEMBER 31
                                       --------------------------------------------------
                                           (Dollars in Thousands, Except Per Share Data)

Interest income                           $  1,861    $  1,959    $   2,030    $  2,074
Interest expense                             1,021       1,072        1,177       1,275
                                          --------    --------    ---------    --------
Net interest income                            840         887          853         799
Provision for loan losses                       20          43           35          10
                                          --------    --------    ---------    --------
Net interest income after provision
 for loan losses                               820         844          818         789

Noninterest income                             154         123          115         120
Noninterest expense                            611         632          623         619
                                          --------    --------    ---------    --------
Income before income taxes                     363         335          310         290
Income taxes                                   123         100          112          75
                                          --------    --------    ---------    --------
  Net income                              $    240    $    235    $     198    $    215
                                          ========    ========    =========    ========

  Basic income per share                  $   0.34    $   0.33    $    0.28    $   0.30
                                          ========    ========    =========    ========

  Diluted income per share                $   0.33    $   0.32    $    0.28    $   0.30
                                          ========    ========    =========    ========


                                                   FISCAL 2001 QUARTER ENDED
                                     ----------------------------------------------------
                                       SEPTEMBER 30    JUNE 30    MARCH 31    DECEMBER 31
                                     ----------------------------------------------------
                                         (Dollars in Thousands, Except Per Share Data)

Interest income                           $  2,019    $  2,066    $   2,044    $  2,025
Interest expense                             1,312       1,352        1,257       1,187
                                          --------    --------    ---------    --------
Net interest income                            707         714          787         838
Provision for loan losses                       41          67           18          18
                                          --------    --------    ---------    --------
Net interest income after provision
 for loan losses                               666         647          769         820

Noninterest income                             135         210          120         113
Noninterest expense                            607         913          643         597
                                          --------    --------    ---------    --------
Income before income taxes                     194         (56)         246         336
Income taxes                                    44        (122)          80         109
                                          --------    --------    ---------    --------
  Net income                              $    150    $     66    $     166    $    227
                                          ========    ========    =========    ========

  Basic income per share                  $   0.21    $   0.09    $    0.23    $   0.32
                                          ========    ========    =========    ========
  Diluted income per share                $   0.21    $   0.09    $    0.23    $   0.31
                                          ========    ========    =========    ========

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION
AND  RESULTS  OF  OPERATIONS


This report contains certain "forward-looking statements". These forward-looking statements, which are included in Management's Discussion and Analysis, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe", "expect", "anticipate", "estimate", "project" and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect actual results include interest rate trends, the general economic climate in the Company's market area and the country as a whole, loan delinquency rates, and changes in federal and state regulations. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.

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

INTEREST  RATE  SENSITIVITY  OF  NET  PORTFOLIO  VALUE
------------------------------------------------------

B & L Bank measures its interest rate risk ("IRR") in terms of sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. The following table presents the Bank's NPV at September 30, 2002 as calculated by the OTS.

            BASIS POINT               NET PORTFOLIO VALUE
               CHANGE            ----------------------------
              IN RATES           $AMOUNT   $CHANGE   % CHANGE
         -----------------       --------  --------  --------

             +300 bp             $ 15,053  $   417         3
             +200 bp               15,307      671         5
             +100 bp               15,173      537         4
                0 bp               14,636        -         -
             -100 bp               13,904     (732)       (5)
             -200 bp                   -         -         -
             -300 bp                   -         -         -

Because of the market rates of interest at September 30, 2002, calculation of the NPV for a decline of 200 or 300 basis points is not possible.

As with any method of measuring IRR, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Accordingly, actual results could vary significantly from the results predicted by the foregoing table.

COMPARISON  OF  FINANCIAL  CONDITION  AT  SEPTEMBER  30,  2002  AND  2001
-------------------------------------------------------------------------

Total assets increased to $131.4 million at September 30, 2002, from $126.4 million at September 30, 2001. The increase can primarily be attributed to a $10.0 million in new FHLB advances offset by a decrease on deposits of $4.7 million. The decrease in deposits can be attributed to a $7.7 million decrease in certificates of deposit as a result of lower rates paid to depositors during the year. The majority of the new funds were invested into the loan portfolio, which increased $2.7 million. While direct loan originations declined $3.2 million, purchased loans of $6.3 million contributed significantly to the higher volume of outstanding loans for the year ended September 30, 2002. Investment securities, which increased $5.7 million funded by the new FHLB advances. Equity increased from $14.6 million at September 30, 2001 to $14.8 million at September 30, 2002, primarily from earnings less treasury stock purchases and dividends. For the year ended September 30, 2002, the Company acquired 42,290 shares of its outstanding common stock at a cost of $634,000 and paid cash dividends of $228,000.

COMPARISON  OF  OPERATING RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 2002 AND 2001
--------------------------------------------------------------------------------

NET INCOME. For the year ended September 30, 2002, net income increased $279,000 or 45.8% to $888,000 from the $609,000 reported last year. Earnings per share-diluted for the year ended September 30, 2002, increased 39 cents or 46.4% to $1.23 per share from $0.84 per share last year. The increase in net income can be attributed to an increase in the net interest income and lower non-interest expenses.

NET INTEREST INCOME. Net interest income increased 10.9% or $332,000 to $3.4 million for the year ended September 30, 2002, from $3.0 million for the year ended September 30, 2001. Total interest income decreased $230,000 to $7.9 million from $8.2 million in 2001. The decrease can be attributed to lower yields on loans and investments. The average yield on earning assets for the year ended September 30, 2002 was 6.29% compared to 7.59% for last year. Total interest expense decreased $563,000 to $4.5 million for the year ended September 30, 2002, from $5.1 million last year. The average rate paid on interest bearing liabilities decreased 119 basis points to 4.20% from 5.39%. The volume of average earning assets increased $18.6 million to $126.1 million and average interest-bearing liabilities increased $13.5 million to $108.2 million during the year ended September 30, 2002 over comparable amounts reported last year. The interest rate spread decreased 11 basis points to 2.09% from 2.20% for last year. The net interest margin decreased 15 basis points to 2.68% from 2.83% for the year ended September 30, 2001. The decrease in the net interest spread and the net interest margin can be attributed to lower yield on loans, investment securities and overnight funds resulting from the general decline in interest rates during the year ended September 30, 2002. The decline in interest rates resulted in the call of $25.4 million of U.S. Agency securities that were reinvested into lower yielding securities. The average yield on the investment securities portfolio decreased 110 basis points to 4.38% from the 5.48% realized last year. The decrease in the average cost of interest-bearing liabilities also can be attributed to the general decline in interest rates. The average rate paid on new and renewing certificates of deposit declined 129 basis points to 4.83% for the year ended September 30, 2002, from 6.12% last year.

PROVISION FOR LOAN LOSSES. The provision for loan losses was decreased $36,000 to $108,000 for the year ended September 30, 2002, as compared to $144,000 for last year. Loan charge-offs for the year September 30, 2002 and 2001 totaled to $93,000. Loan recoveries of previously charged off loans totaled $8,000 for the year ended September 30, 2002, compared to $21,000 for last year. Net loan charge-offs for 2002 amounted to $85,000 or 0.12% of average outstanding loans, compared to $72,000 or 0.11% last year. The decrease in the provision for loan losses over last year is attributable to provisions ascertained utilizing the Company's methodologies and documentation requirements to determine the provision for losses and the adequacy of the allowance for loan losses.

NONINTEREST INCOME. Noninterest income decreased $64,000 to $512,000 for the year ended September 30, 2002. The decrease in noninterest income can be attributed to a $62,000 gain on the sale of a parking lot last year and to a decline in gains realized on securities called prior to maturity. Securities gains for the year ended September 30, 2002 declined $33,000 from the previous year.

NONINTEREST EXPENSE. Noninterest expense decreased $274,000 for the year ended September 30, 2002 from last year. The majority of the decrease can be attributed to the contribution of a bank building previously occupied by B&L Bank, with a value of $211,000, to the City of Lexington, Missouri and the cost associated with the merger of the Company's two banking subsidiaries totaling $76,000, which occurred last year. Also contributing to the decline was a decrease in the amortization of intangible assets of $74,000 as a result of a change in accounting for goodwill as required by SFAS No. 142 and adopted at the beginning of the Company's fiscal year, October 1, 2001. Offsetting these favorable variances were increased occupancy expense of $49,000 and data processing expense of $41,000, which can be attributed to the cost associated with the new banking facility occupied in March 2001 and outsourcing of additional data processing applications previously processed in house.

INCOME TAXES. The provision for income taxes increased $299,000 to $410,000 for the year ended September 30, 2002, from $111,000 for the year ended September 30, 2001. The effective tax rate for 2002 was 31.6% compared to 15.4% for last year. The lower effective tax rate last year can be attributed to the contribution of a bank building to the City of Lexington resulting in a tax benefit of $172,000.

COMPARISON  OF  OPERATING RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

NET INCOME. For the year ended September 30, 2001, net income decreased $226,000 or 27.1% to $609,000 from the $835,000 reported in 2000. Earnings per share-diluted for the year ended September 30, 2001, decreased 26 cents or 23.6% to $0.84 per share from the $1.10 per share in 2000. The decrease in net income can be attributed to a decline in the net interest spread and interest margin, higher provision for loan losses and higher noninterest expense.

NET INTEREST INCOME. Net interest income decreased 6.7% or $220,000 to $3.0 million for the year ended September 30, 2001, from $3.3 million for the year ended September 30, 2000. Total interest income increased $514,000 to $8.2 million from $7.6 million in 2000. The increase can be attributed to an increased volume of average earning assets, which increased $9.0 million to $107.5 million during the year ended September 30, 2001 from $98.5 million in 2000. The interest rate spread decreased 40 basis points to 2.20% from 2.60% for fiscal 2000. The net interest margin decreased 49 basis points to 2.83% from 3.32% for the year ended September 30, 2000. The decrease in the net interest spread and the net interest margin can be attributed to the yield on investment securities and overnight funds. As a result of the general decline in interest rates during the year ended September 30, 2001, a majority of the Federal agency securities held at the beginning of the year were called and reinvested at a lower yield. The average yield on the investment securities portfolio decreased 53 basis points to 5.48% from the 6.01% realized in 2000. The average cost of interest bearing liabilities of 5.39% for the year ended September 30, 2001 increased 23 basis points from 5.16% reported in 2000. The increase in the average cost of funds can be attributed to competitive pressures, which necessitated higher rates of interest on new and renewing certificates of deposit during the first five months of fiscal 2001.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $144,000 for the year ended September 30, 2001, as compared to $70,000 for fiscal 2000. Loan charge-offs for the year September 30, 2001 totaled to $93,000 compared to $31,000 in 2000. Net loan charge-offs for 2001 amounted to $72,000 or 0.11% of average outstanding loans, compared to $21,000 or 0.3% in 2000. The increase in the provision for loan losses over fiscal 2000 is attributable to provisions required by the Company's methodologies and documentation requirement to determine the provision for losses and the adequacy of the allowance for loan losses.

NONINTEREST INCOME. Noninterest income increased $112,000 to $576,000 for the year ended September 30, 2001. The increased noninterest income can be attributed to a $62,000 gain on the sale of a parking lot and to gains realized on securities called prior to maturity.

NONINTEREST EXPENSE. Noninterest expense increased $317,000 for the year ended September 30, 2001 over fiscal 2000. The majority of the increase can be attributed to the contribution of a bank building previously occupied by B&L Bank, with a value of $211,000, to the City of Lexington, Missouri. Also contributing to the increase in non-interest expense were increases in salary and benefits of $13,000, occupancy of $61,000, and data processing of $43,000, which can be attributed to the merger of the Company's two banking subsidiaries and the cost associated with the new banking facility occupied in March 2001.

INCOME TAXES. The provision for income taxes decreased $274,000 to $111,000 for the year ended September 30, 2001, from $385,000 for the year ended September 30, 2000. The effective tax rate for 2001 was 15.4% compared to 31.6% for fiscal 2000. The decline in the effective tax rate can be attributed to the contribution of a bank building to the City of Lexington with a carrying value of $211,000, which for tax purposes will be deducted at its appraised value of $465,000 for a tax benefit of $172,000.

                                                                                 YEAR ENDED SEPTEMBER 30,
                                             --------------------------------------------------------------------------------------
                                                          2002                              2001                            2000
                                             -------------------------------  -------------------------------  --------------------
                                                        INTEREST
                                              AVERAGE   INCOME &    YIELD/    AVERAGE                YIELD/     AVERAGE
                                             BALANCE(1)  EXPENSE     COST     BALANCE()   INTEREST    COST     BALANCE(1) INTEREST
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                  (Dollars in Thousands)
Interest-earning assets():
 Loans receivable                            $  73,656   $  5,720        7.77%  $  66,542  $  5,941    8.93%     $  62,440   $5,475
 Investment securities and other interest-
  bearing deposits                              48,974      2,143        4.38      36,998     2,027    5.48         33,783    2,030
 Federal funds sold                              3,432         61        1.78       3,959       186    4.70          2,253      135
                                             ----------  ---------              ---------  --------              ---------   ------
   Total interest-earning assets               126,062      7,924        6.29     107,499     8,154    7.59         98,476    7,640
Noninterest-earning assets                       8,573                              9,072                            6,708
                                             ----------                         ---------                        ---------
   Total assets                              $ 134,635                           $116,571                        $ 105,184
                                             ==========                         =========                        =========

Interest-bearing liabilities:
 NOW, money market and
  passbook accounts                          $  27,140        697        2.57   $  22,107       776    3.51      $  22,454      804
 Certificates of deposit                        61,358      2,961        4.83      63,639     3,892    6.12         56,889    3,280
                                             ----------  ---------              ---------  --------              ---------   ------
   Total deposits                               88,498      3,658        4.13      85,746     4,668    5.44         79,343    4,084
 FHLB advances                                  19,664        881        4.48       8,802       425    4.83          5,182      265
 Notes payable                                      66          6        9.09         158        15    9.49            253       25
                                             ----------  ---------              ---------  --------              ---------   ------
   Total interest-bearing liabilities          108,228      4,545        4.20      94,706     5,108    5.39         84,778    4,374
                                                         ---------                         --------                          ------
Noninterest-bearing liabilities                 11,670                              7,532                            6,331
                                             ----------                         ---------                       ----------
   Total liabilities                           119,898                            102,238                           91,109
Stockholders' equity                            14,737                             14,333                           14,075
                                             ----------                         ---------                       ----------
   Total liabilities and stockholders'
   Equity                                    $ 134,635                           $116,571                        $ 105,184
                                             ==========                         =========                        =========
Net interest income                                      $   3,379                         $  3,046                          $3,266
                                                         =========                         ========                         =======
Interest rate spread                                                     2.09%                         2.20%
                                                                         =====                         =====
Net interest margin                                                      2.68%                         2.83%
                                                                         =====                         =====
Ratio of average interest-earning assets
  To average interest-bearing liabilities       116%                               114%                             116%
                                                ====                               ====                             ====


                                             YIELD/
                                              COST
                                             ------
Interest-earning assets():
 Loans receivable                             8.77%
 Investment securities and other interest-
  bearing deposits                             6.01
 Federal funds sold                            5.99
   Total interest-earning assets               7.76
Noninterest-earning assets

   Total assets

Interest-bearing liabilities:
 NOW, money market and
  passbook accounts                            3.58
 Certificates of deposit                       5.77
   Total deposits                              5.15
 FHLB advances                                 5.11
 Notes payable                                 9.88

   Total interest-bearing liabilities          5.16

Noninterest-bearing liabilities

   Total liabilities
Stockholders' equity

   Total liabilities and stockholders'
   Equity

Net interest income

Interest rate spread                          2.60%
                                             ======
Net interest margin                           3.32%
                                             ======
Ratio of average interest-earning assets
 To average interest-bearing liabilities

------------------------------
(1) Average balances for a period are calculated using the average daily balance during each period.

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

                                                                    YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------------------------------
                                                      2002 COMPARED TO 2001      2001 COMPARED TO 2000
                                                   INCREASE (DECREASE) DUE TO  INCREASE (DECREASE) DUE TO
                                                   --------------------------  --------------------------
                                                     RATE     VOLUME     NET    RATE    VOLUME     NET
                                                   --------  --------  ------  ------  --------  ------
                                                                     (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)                               $  (819)  $   598   $(221)  $ 101   $   365   $ 466
Investment securities and other interest-bearing
 deposits                                             (459)      575     116    (187)      184      (3)
Federal funds sold                                    (103)      (22)   (125)    (35)       86      51
                                                   --------  --------  ------  ------  --------  ------
   Total net change in income on
    interest-earning assets                         (1,381)    1,151    (230)   (121)      635     514

Interest-bearing liabilities:
Passbook, NOW and money market accounts               (234)      155     (79)    (16)      (12)    (28)
Certificates of deposit                               (796)     (135)   (931)    207       405     612
FHLB advances                                          (33)      489     456     (16)      176     160
Notes payable                                           (1)       (8)     (9)      0       (10)    (10)
                                                   --------  --------  ------  ------  --------  ------
Total interest-bearing liabilities                  (1,064)      501    (563)    175       559     734
                                                   --------  --------  ------  ------  --------  ------
Net change in net interest income                  $  (317)  $   650   $ 333   $(296)  $    76   $(220)
                                                   ========  ========  ======  ======  ========  ======

----------------------------------
(1) For purposes of calculating volume, rate and rate/volume variances, non-accrual loans are included in the weighted-average balance outstanding


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

---------------------------------------------

Liquid funds necessary for normal daily operations are maintained with the FHLB of Des Moines and correspondent banks. Excess funds over balances required to cover bank charges for services, are sold in overnight Federal funds or transferred to time deposit accounts at the FHLB. At September 30, 2002, B&L held $3.9 million in excess funds in time deposit accounts at the FHLB and Federal funds sold.

The Company uses its sources of funds primarily to fund loan commitments and to pay deposits withdrawals. At September 30, 2002, the Company had commitments to originate loans aggregating approximately $9.3 million. As of September 30, 2002, certificates of deposit amounted to $57.8 million, or 60.6% of total deposits, including $42.6 million that are scheduled to mature in less than one year. Historically, the Company has been able to retain a significant amount of its deposits as they mature. The Company believes it has adequate resources to fund all loan commitments through deposit growth by adjusting the offering rates of certificates to retain deposits in changing interest rate environments or, if necessary, through FHLB advances.

Net cash provided by operating activities for the Company during the year ended September 30, 2002, was $1.6 million. Net income of $888,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $9.9 million. The largest component of cash used by investing activities was the increase in investment securities and loans purchased. Net cash provided by financing activities was $4.1 million. The largest component of cash provided by financing activities was from new FHLB advances of $10.0 million.

At September 30, 2002, the Company's stockholders' equity totaled $14.8 million or 11.2% of total assets compared to $14.6 million or 11.5% at September 30, 2001. The increase can be attributed to retained earnings less the repurchase of the Company's common stock, which during the year ended September 30, 2002, amounted to $634,000. The Company is not subject to any regulatory capital requirements. B&L is subject to certain capital requirements imposed by the OTS and FDIC, which were satisfied at September 30, 2002. See Note J of the Consolidated Financial Statements.

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

IMPACT  OF  NEW  ACCOUNTING  STANDARDS
--------------------------------------

See Note A of the Notes to the Consolidated Financial Statements.

                          INDEPENDENT AUDITORS' REPORT


Board  of  Directors
Lexington  B  &  L  Financial  Corp.
Lexington,  Missouri


We have audited the accompanying consolidated statements of financial condition of Lexington B & L Financial Corp. ("Company") as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Moore, Horton & Carlson, P.C.
Mexico, Missouri
November 18, 2002

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                    SEPTEMBER  30
                                                                                 2002           2001
                                                                          -----------------------------
ASSETS

Cash and due from banks                                                    $  2,107,707   $  1,738,068
Interest-bearing deposits                                                     6,908,632     11,513,314
Investment securities-Note B
  Available-for-sale, at fair value                                          31,711,326     24,737,457
  Held-to-maturity (fair value of $4,979,260 and $6,194,394, respectively)    4,813,567      6,073,428
Federal funds sold                                                            2,466,000      1,919,000
Stock in FHLB of Des Moines                                                   1,016,900        618,400
Loans held for sale                                                             420,314        197,437
Loans receivable-Note C                                                      75,214,901     72,504,032
Accrued interest receivable-Note D                                            1,022,787      1,132,287
Premises and equipment-Note E                                                 3,511,513      3,851,665
Cost in excess of net assets acquired                                           789,370        789,370
Other assets                                                                  1,439,484      1,314,524
                                                                           -------------  -------------
                                                             TOTAL ASSETS  $131,422,501   $126,388,982
                                                                           =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits-Note F                                                          $ 95,385,784   $100,129,183
  Advances from borrowers for property taxes and insurance                      168,168        201,376
  Advances from FHLB-Note G                                                  20,164,214     10,336,980
  Notes payable-Note H                                                              ---         83,219
  Other liabilities                                                             925,911      1,082,782
                                                                           -------------  -------------
                                                        TOTAL LIABILITIES   116,644,077    111,833,540

Commitments and contingencies-Note M

Stockholders' Equity-Notes I, J and K
  Preferred stock, $.01 par value; 500,000 shares authorized, none issued
  Common stock, $.01 par value; 8,000,000 shares authorized, 1,265,000
   shares issued                                                                 12,650         12,650
  Additional paid-in capital                                                 12,355,762     12,315,709
  Retained earnings                                                          10,524,700      9,864,797
  Accumulated other comprehensive income                                        123,567         89,704
  Unearned ESOP shares                                                         (357,802)      (460,042)
  Unearned MRDP shares                                                              ---        (20,635)
  Treasury stock at cost (538,048 and 495,758 shares, respectively).         (7,880,453)    (7,246,741)
                                                                           -------------  -------------
                                               TOTAL STOCKHOLDERS' EQUITY    14,778,424     14,555,442
                                                                           -------------  -------------
                               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $131,422,501   $126,388,982
                                                                           =============  =============

See accompanying notes to consolidated financial statements.

LEXINGTON  B  &  L  FINANCIAL  CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

                                                                             ACCUMULATED
                                                 ADDITIONAL                     OTHER        UNEARNED    UNEARNED
                                     COMMON       PAID-IN      RETAINED     COMPREHENSIVE      ESOP        MRDP       TREASURY
                                     STOCK        CAPITAL      EARNINGS     INCOME (LOSS)     SHARES      SHARES       STOCK
                                  --------------------------------------------------------------------------------------------
                      BALANCE AT
              SEPTEMBER 30, 1999  $     12,650  $12,276,979  $ 8,904,935   $     (133,218)  $(664,522)  $(181,410)  $(5,105,119)

Net income                                 ---          ---      834,554              ---         ---         ---           ---
Other comprehensive loss,
  net of tax benefit of $14,778            ---          ---          ---          (25,744)        ---         ---           ---
Repurchase of common stock                 ---          ---          ---              ---         ---         ---    (1,949,147)
Release of ESOP shares                     ---       16,296          ---              ---     102,240         ---           ---
Amortization of MRDP                       ---          ---          ---              ---         ---     104,031           ---
Dividends paid
  ($.30 per share)                         ---          ---     (248,364)             ---         ---          --           ---
                                  ------------  -----------  ------------  ---------------  ----------  ----------  ------------
                      BALANCE AT
              SEPTEMBER 30, 2000        12,650   12,293,275    9,491,125         (158,962)   (562,282)    (77,379)   (7,054,266)

Net income                                 ---          ---      608,842              ---         ---         ---           ---
Other comprehensive loss,
  net of tax of $158,962                   ---          ---          ---          248,666         ---         ---           ---
Repurchase of common stock                 ---          ---          ---              ---         ---         ---      (192,475)
Release of ESOP shares                     ---       22,434          ---              ---     102,240         ---           ---
Amortization of MRDP                       ---          ---          ---              ---         ---      56,744           ---
Dividends paid
  ($.30 per share)                         ---          ---     (235,170)             ---         ---         ---           ---
                                  ------------  -----------  ------------  ---------------  ----------  ----------  ------------
                      BALANCE AT
              SEPTEMBER 30, 2001        12,650   12,315,709    9,864,797           89,704    (460,042)    (20,635)   (7,246,741)

Net income                                 ---          ---      888,263              ---         ---         ---           ---
Other comprehensive income,
  net of tax of $19,000                    ---          ---          ---           33,863         ---         ---           ---
Repurchase of common stock                 ---          ---          ---              ---         ---         ---      (633,712)
Release of ESOP shares                     ---       40,053          ---              ---     102,240         ---           ---
Amortization of MRDP                       ---          ---          ---              ---         ---      20,635           ---
Dividends paid
  ($.30 per share)                         ---          ---     (228,360)             ---         ---         ---           ---
                                  ------------  -----------  ------------  ---------------  ----------  ----------  ------------
                      BALANCE AT
              SEPTEMBER 30, 2002  $     12,650  $12,355,762  $10,524,700   $      123,567   $(357,802)  $     ---   $(7,880,453)
                                  ============  ===========  ============  ===============  ==========  ==========  ============


                                         TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                   ----------------
                      BALANCE AT
              SEPTEMBER 30, 1999  $   15,110,295

Net income                               834,554
Other comprehensive loss,
  net of tax benefit of $14,778          (25,744)
Repurchase of common stock            (1,949,147)
Release of ESOP shares                   118,536
Amortization of MRDP                     104,031
Dividends paid
  ($.30 per share)                      (248,364)
                                  ---------------
                      BALANCE AT
              SEPTEMBER 30, 2000      13,944,161

Net income                               608,842
Other comprehensive loss,
  net of tax of $158,962                 248,666
Repurchase of common stock              (192,475)
Release of ESOP shares                   124,674
Amortization of MRDP                      56,744
Dividends paid
  ($.30 per share)                      (235,170)
                                  ---------------
                      BALANCE AT
              SEPTEMBER 30, 2001      14,555,442

Net income                               888,263
Other comprehensive income,
  net of tax of $19,000                   33,863
Repurchase of common stock              (633,712)
Release of ESOP shares                   142,293
Amortization of MRDP                      20,635
Dividends paid
  ($.30 per share)                      (228,360)
                                  ---------------
                      BALANCE AT
              SEPTEMBER 30, 2002  $   14,778,424
                                  ===============

COMPREHENSIVE  INCOME
                                                                              YEAR ENDED SEPTEMBER 30
                                                                             2002      2001       2000
                                                                           ------------------------------
Net Income                                                                 $888,263  $608,842   $834,554
Change in unrealized gains (losses) on securities available-for-sale,
  net of taxes (benefit) of $19,000, $158,962 and $(14,778), respectively    33,863   248,666    (25,744)
Less reclassification adjustment for gains included in net income,
  net of tax of $19,500                                                         ---   (33,206)       ---
                                                                           --------  ---------  ---------
                                                                           $922,126  $824,302   $808,810
                                                                           ========  =========  =========

See accompanying notes to consolidated financial statements.

LEXINGTON  B  &  L  FINANCIAL  CORP.

CONSOLIDATED  STATEMENTS  OF  INCOME

                                                                     YEAR  ENDED  SEPTEMBER  30
                                                                  2002         2001          2000
                                                              ----------------------------------------
INTEREST INCOME
  Mortgage loans                                              $  4,258,973  $4,474,892  $   4,045,390
  Other loans                                                    1,461,253   1,465,862      1,428,686
  Investment securities and interest-bearing deposits            2,143,238   2,027,061      2,029,792
  Federal funds sold                                                60,516     186,259        135,466
                                                              ------------  ----------  --------------
    Total Interest Income                                        7,923,980   8,154,074      7,639,334

INTEREST EXPENSE
  Deposits                                                       3,658,011   4,667,512      4,083,754
  Advances from FHLB                                               881,031     424,718        264,960
  Notes payable                                                      6,293      15,505         24,856
                                                              ------------  ----------  --------------
    Total Interest Expense                                       4,545,335   5,107,735      4,373,570
                                                              ------------  ----------  --------------
    Net Interest Income                                          3,378,645   3,046,339      3,265,764

PROVISION FOR LOAN LOSSES                                          108,000     143,919         69,865
                                                              ------------  ----------  --------------
    Net Interest Income After Provision for Loan Losses          3,270,645   2,902,420      3,195,899

NONINTEREST INCOME
  Service charges and other fees                                   425,554     348,949        336,886
  Commissions, net                                                  20,295      39,520         53,915
  Net income (expense) of foreclosed real estate                       ---       5,483         (2,684)
  Gain on sale of investments                                          466      33,735          7,560
  Other                                                             65,704     148,554         68,493
                                                              ------------  ----------  --------------
    Total Noninterest Income                                       512,019     576,241        464,170

NONINTEREST EXPENSE
  Employee compensation and benefits                             1,413,604   1,428,231      1,415,683
  Occupancy costs                                                  320,984     271,498        210,733
  Advertising                                                       31,735      41,272         34,049
  Data processing                                                  199,634     158,168        115,278
  Federal insurance premium                                         17,646      18,266         21,620
  Professional and consulting fees                                 101,181     142,995        157,808
  Amortization of intangible assets arising from acquisitions          ---      73,674         74,222
  Contributions                                                      1,325     216,436          3,580
  Other                                                            398,292     408,279        408,042
                                                              ------------  ----------  --------------
    Total Noninterest Expense                                    2,484,401   2,758,819      2,441,015
                                                              ------------  ----------  --------------
                                  INCOME BEFORE INCOME TAXES     1,298,263     719,842      1,219,054

INCOME TAXES-NOTE I                                                410,000     111,000        384,500
                                                              ------------  ----------  --------------
                                                  NET INCOME  $    888,263  $  608,842  $     834,554
                                                              ============  ==========  ==============
BASIC INCOME PER SHARE                                        $       1.25  $     0.85  $        1.12
                                                              ============  ==========  ==============
DILUTED INCOME PER SHARE                                      $       1.23  $     0.84  $        1.10
                                                              ============  ==========  ==============

See  accompanying  notes  to  consolidated  financial  statements.

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                   YEAR ENDED SEPTEMBER 30
                                                                              2002           2001           2000
                                                                       ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                             $    888,263   $    608,842   $   834,554
Adjustments to reconcile net income to net cash provided by
 operating activities
  Depreciation and amortization                                             200,154        148,990        93,575
  Amortization of premiums and discounts                                    401,120         36,222       (13,948)
  Amortization of deferred loan fees                                         22,389         14,578         7,670
  Provision for salary continuation plan costs                               46,577         64,126        86,444
  Salary continuation plan payout                                           (28,485)           ---           ---
  Amortization of cost in excess of net assets acquired                         ---         73,674        74,222
  Gain on sales of foreclosed real estate                                       ---         (5,483)       (2,000)
  Gain on held-to-maturity securities                                          (466)          (529)       (7,560)
  Gain on available-for-sale securities                                         ---        (33,206)          ---
  Provisions for loan losses                                                108,000        143,919        69,865
  Provision for deferred income tax benefit                                  93,900       (196,500)      (68,800)
  Originations of loans held for sale                                    (5,886,887)    (4,098,995)   (5,175,988)
  Proceeds from sale of loans held for sale                               5,664,010      4,229,308     5,315,382
  ESOP shares released                                                      142,293        124,674       118,536
  Amortization of MRDP                                                       20,635         56,744       104,031
  Gift of bank building                                                         ---        209,233           ---
  Gain on sale of premises and equipment                                        ---        (61,684)          ---
  Changes to assets and liabilities increasing (decreasing) cash flows
   Accrued interest receivable                                              109,500           (228)     (106,991)
   Other assets                                                             (26,866)       (88,082)       (2,558)
   Other liabilities                                                       (174,963)       (24,580)      141,205
                                                                       -------------  -------------  ------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                         1,579,174      1,201,023     1,467,639

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from maturities/sales of securities available-for-sale          24,113,124     11,568,819     1,122,994
Proceeds from maturities/calls of securities held-to-maturity             1,249,443     17,139,009     2,312,500
Net (increase) decrease in federal funds sold                              (547,000)      (545,000)     (856,000)
Purchase of FHLB stock                                                     (398,500)       (75,500)       (8,000)
Loans originated, net of repayments                                       3,418,242     (3,185,947)   (2,603,129)
Proceeds from sales of foreclosed real estate                                   ---            ---         5,000
Purchase of securities available-for-sale                               (31,424,366)   (28,123,628)     (577,058)
Purchase of securities held-to-maturity                                         ---       (989,977)     (198,547)
Purchase of loans                                                        (6,259,500)    (4,790,687)          ---
Proceeds on sale of bank premises and equipment                                 ---        130,000           ---
Purchase of premises and equipment                                          (70,996)    (1,446,027)   (1,745,593)
                                                                       -------------  -------------  ------------
                                NET CASH USED IN INVESTING ACTIVITIES    (9,919,553)   (10,318,938)   (2,547,833)

LEXINGTON B & L FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONT'D

                                                                          YEAR ENDED SEPTEMBER 30
                                                                     2002          2001          2000
                                                                 ----------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase (decrease) in deposits                              $(4,743,399)  $14,790,707   $   188,224
Net increase (decrease) in advances from borrowers for property
 taxes and insurance                                                 (33,208)       21,280        (1,828)
Payments on notes payable                                            (83,219)      (95,000)      (95,000)
Advance from FHLB
  Borrowings                                                      10,000,000     3,500,000     2,000,000
  Repayments                                                        (172,766)     (165,666)     (158,930)
Payment of dividends                                                (228,360)     (235,170)     (248,364)
Purchase of treasury stock                                          (633,712)     (192,475)   (1,949,147)
                                                                 ------------  ------------  ------------
                                           NET CASH PROVIDED BY
                                 (USED IN) FINANCING ACTIVITIES    4,105,336    17,623,676      (265,045)
                                                                 ------------  ------------  ------------
                                NET INCREASE (DECREASE) IN CASH   (4,235,043)    8,505,761    (1,345,239)

Cash and due from banks, beginning of year                        13,251,382     4,745,621     6,090,860
                                                                 ------------  ------------  ------------
                           CASH AND DUE FROM BANKS, END OF YEAR  $ 9,016,339   $13,251,382   $ 4,745,621
                                                                 ============  ============  ============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION

Cash paid for
  Interest                                                       $ 4,681,934   $ 5,122,398   $ 3,690,455
                                                                 ============  ============  ============
  Income taxes                                                   $   331,471   $   349,806   $   347,956
                                                                 ============  ============  ============
Noncash investing and financing activities are as follows
  Loans to facilitate sales of real estate                       $       ---   $    37,000   $    29,000
                                                                 ============  ============  ============

See accompanying notes to consolidated financial statements.

LEXINGTON B & L FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2002, 2001 AND 2000


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying reporting policies and practices of the Company and its subsidiaries conform to generally accepted accounting principles ("GAAP") accepted in the United States of America and to prevailing practices within the thrift and banking industries. A summary of the more significant accounting policies follows:

NATURE  OF  OPERATIONS:  The  Company,  a  Missouri  corporation, is the holding
----------------------
company for & L Bank ("B&L"), a Federal savings bank, and B & L Mortgage, Inc. ("MTG"), which originates and sells loans primarily in the secondary market. MTG currently retains no servicing rights on loans originated. On October 1, 1997, the Company acquired 100% of the outstanding stock of Lafayette County Bank ("LCB"), in a transaction accounted for as a purchase. On April 6, 2001, LCB was merged into B&L.

The Company through its subsidiaries provides a variety of financial services to individual and corporate customers including checking, money market and savings accounts and certificates of deposit. Its primary lending products are one- to four-family residential mortgage, commercial, agriculture and consumer loans.

PRINCIPLES  OF CONSOLIDATION:  The consolidated financial statements include the
----------------------------
accounts of the Company and its wholly owned subsidiaries, B&L and MTG. Significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT  SECURITIES:  Investment  securities  are  classified  as  held  to
----------------------
maturity, which are recorded at amortized cost, or available-for-sale, which are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Purchases of investment securities are recorded on settlement date.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. These securities are reported at fair value.

Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sale proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using a method that approximates the interest method over the period to expected maturity.

STOCK  IN FEDERAL HOME LOAN BANK OF DES MOINES:  Stock in the FHLB of Des Moines
----------------------------------------------
is stated at cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

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

LOANS  RECEIVABLE:  Loans  receivable  are carried at unpaid principal balances,
-----------------
adjusted for deferred loan origination fees and the allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are deferred in accordance with SFAS No. 91 Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases. Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income over the contractual life of the loan using a method which approximates the interest method.

The Company's real estate loan portfolio consists primarily of long-term loans secured by first-trust deeds on single-family residences, other residential property, commercial property and land. The adjustable-rate mortgage is the Company's primary loan investment.

Mortgage and Consumer loans which comprise the Company's homogeneous loan portfolio, are automatically placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Loans in the homogeneous loan portfolio are automatically returned to accrual status at such time as principal and interest on the loans are less than 90 days delinquent. Loans in the Company's non-homogeneous loan portfolio are generally placed on nonaccrual status when principal and interest is delinquent for 90 days or more. Non-homogeneous loans are returned to accrual status when in management's judgment the borrower's has the ability to make periodic interest and principal payments in accordance with contractual loan terms. Accrued interest on loans placed on nonaccrual is reversed and interest income is recognized only to the extent cash payments are received until such time the loan is returned to accrual status.

ALLOWANCE  FOR  LOAN  LOSSES:  The  allowance for loan losses is maintained at a
----------------------------
level that, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

The Company accounts for impaired loans under SFAS No. 114 Accounting by Creditors for Impairment of a Loan. All nonaccrual loans are considered impaired, except those classified as small-balance homogeneous loans which are collectively evaluated for impairment on the basis of historical loss data and other qualitative factors. The Company considers all one-to four and multi-family residential mortgage loans, and all consumer and other loans to be smaller homogeneous loans. Impaired loans are assessed individually and impairment identified when (a) the accrual of interest has been discontinued,
(b) loans have been restructured, or (c) management has serious doubts about the future collectibility of principal and interest, even though the loans are currently performing. Factors considered in determining impairment include, but are not limited to expected future cash flow, the financial condition of the borrower and current economic conditions. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the valuations. In addition, regulatory examiners may require changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Management has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans.

PREMISES  AND  EQUIPMENT:  Premises  and equipment have been stated at cost less
------------------------
accumulated depreciation and amortization. Depreciation and amortization are computed generally on a straight-line basis over the estimated useful lives of the respective assets, which range from five to forty years.

FORECLOSED  REAL ESTATE:  Real estate acquired in settlement of loans is carried
-----------------------
at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements that are capitalized to the extent that carrying value does not exceed estimated fair market value.

ADVERTISING:  The  Company's  policy  with  regards  to  advertising costs is to
------------
expense  such  costs  as  incurred.

COST  IN EXCESS OF NET ASSETS ACQUIRED:  Amounts paid for subsidiaries in excess
--------------------------------------
of the fair value of the net assets are recorded as an asset and were being amortized on a straight-line basis over fifteen years until September 30, 2001. The Company adopted of SFAS No. 142, Goodwill and Other Intangible Assets, on October 1, 2001. Cost in excess of net assets acquired is now tested for impairment annually rather than being amortized. No impairment was recorded at September 30, 2002.

INCOME TAXES:  Deferred tax assets and liabilities are recognized for the future
------------
tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceed management's estimates of taxes payable on future taxable income.

EMPLOYEE  STOCK  OWNERSHIP  PLAN (ESOP):  Compensation expense under the ESOP is
---------------------------------------
equal to the fair value of common shares released or committed to be released annually to participants in the ESOP. Common stock purchased by the ESOP and not allocated to participants is included in the consolidated balance sheets at cost as a reduction of stockholders' equity. Dividends on allocated ESOP shares are recorded as a reduction of stockholders' equity; dividends on unallocated ESOP shares are used to pay debt service on the ESOP loan.

MANAGEMENT  RECOGNITION  AND  DEVELOPMENT PLAN (MRDP):  Compensation expense for
-----------------------------------------------------
recognition and retention plans is recognized as the participants vest in shares granted. For fixed awards, compensation expense is measured at the grant date as the fair value of the shares granted. For variable awards, compensation expense is determined each reporting period based on the market price of the Company's common stock at the end of each period.

STOCK  OPTION  PLAN:  As  allowed under SFAS No. 123, Accounting For Stock-Based
-------------------
Compensation, the Company measures stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees. The Company has included in Note K the effect of the fair value of the stock option plan on net income earnings per share on a pro forma basis pursuant to SFAS No. 123.

STATEMENTS  OF CASH FLOWS:  For purposes of the cash flows, cash and amounts due
-------------------------
from depository institutions and interest-bearing deposits in other banks with a maturity of three months or less at date of purchase are considered cash equivalents.

RISKS  AND  UNCERTAINTIES:  The  Company  is  a  community-oriented  financial
-------------------------
institution that provides traditional financial services within the areas it serves. The Company is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one- to four-family residential mortgage, commercial, agriculture and consumer loans located primarily in Lafayette and Macon Counties, Missouri. Accordingly, the ultimate collectibility of the Company's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

The consolidated financial statements have been prepared in conformity with GAAP. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more or less rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrower's inability or unwillingness to make contractually required payments. Market risk results from changes in the value of assets and liabilities that may impact, favorably or unfavorably, the realizability of those assets and liabilities held by the Company.

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

NET INCOME PER SHARE:  Basic income per share is based upon the weighted average
---------------------
number of common shares outstanding during the periods presented. Diluted income per share includes the effects of all dilutive potential common shares outstanding during each period.

NEW  ACCOUNTING  STANDARD:  In  August  2001,  the  FASB  issued  SFAS  No.  144
--------------------------
Accounting for the Impairment or disposal of Long-Lived Assets. SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No.144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 31, 2001 and interim periods within those fiscal years. Management adopted SFAS No. 144 effective October 1, 2001, as required, without material effect on the Company's financial condition or results of operation.

RECLASSIFICATION:  Certain  amounts  in the prior periods consolidated financial
----------------
statements have been reclassified to conform with the current year presentation.

NOTE B--INVESTMENT SECURITIES


                                                                       GROSS UNREALIZED
                                                        AMORTIZED     -----------------        FAIR
                                                          COST        GAINS       LOSSES       VALUE
                                                      -------------------------------------------------
September 30, 2002:
   Available-for-sale
     U.S. Government and Federal agency obligations   $ 8,317,791  $  97,802  $    (2,989)  $ 8,412,604
     Mortgage-backed securities                        23,196,967    169,184      (67,429)   23,298,722
                                                      -----------  ---------  ------------  -----------
                                                      $31,514,758  $ 266,986  $   (70,418)  $31,711,326
                                                      ===========  =========  ============  ===========
   Held-to-maturity
     U.S. Government and Federal agency obligations   $   900,000  $  44,352  $       ---   $   944,352
     State and local obligations                        3,913,567    121,341          ---     4,034,908
                                                      -----------  ---------  ------------  -----------
                                                      $ 4,813,567  $ 165,693  $       ---   $ 4,979,260
                                                      ===========  =========  ============  ===========
September 30, 2001:
   Available-for-sale
     U.S. Government and Federal agency obligations   $ 7,518,142  $  94,259  $       ---   $ 7,612,401
     Mortgage-backed securities                        17,075,612     89,132      (39,688)   17,125,056
                                                      -----------  ---------  ------------  -----------
                                                      $24,593,754  $ 183,391  $   (39,688)  $24,737,457
                                                      ===========  =========  ============  ===========
   Held-to-maturity
     U. S. Government and Federal agency obligations  $ 1,860,451  $  55,333  $    (2,150)  $ 1,913,634
     State and local obligations                        4,212,977     84,317      (16,534)    4,280,760
                                                      -----------  ---------  ------------  -----------
                                                      $ 6,073,428  $ 139,650  $   (18,684)  $ 6,194,394
                                                      ===========  =========  ============  ===========

The scheduled contractual maturities of debt securities at September 30, 2002, are shown below. Mortgaged-backed securities are allocated on the basis of the prior three months historical constant prepayment rate ("CPR"). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                       HELD-TO-MATURITY        AVAILABLE-FOR-SALE
                                     ------------------------------------------------
                                     AMORTIZED      FAIR      AMORTIZED      FAIR
                                        COST       VALUE        COST         VALUE
                                     ------------------------------------------------
Amounts maturing:
 One year or less                    $1,012,052  $1,026,272  $ 9,060,407  $ 9,105,334
 After one year through five years    1,148,503   1,230,302   14,616,924   14,708,941
 After five years through ten years   1,269,155   1,305,663    6,200,035    6,260,448
 After ten years                      1,383,857   1,417,023    1,637,392    1,636,603
                                     ----------  ----------  -----------  -----------
                                     $4,813,567  $4,979,260  $31,514,758  $31,711,326
                                     ==========  ==========  ===========  ===========

Securities held-to-maturity were called for redemption for total proceeds of $1,249,443, $2,134,450 and $257,500, resulting in gross realized gains of $466,
$529  and  $7,560  in  2002,  2001  and  2000,  respectively.

Available-for-sale securities were called for redemption for total proceeds of $24,113,124 and $2,421,300 resulting in gross realized gains of $0.00 and $33,206 in 2002 and 2001, respectively.

Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $12,625,811 and $15,078,525 and fair value of $12,779,932 and $15,204,483 at September 30, 2002 and 2001, respectively.

NOTE C--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:

                                               2002          2001
                                           --------------------------
Mortgage loans:
  One- to four-family residences           $41,481,983   $42,213,164
  Commercial and Multi-family residential    7,161,709     7,111,683
  Construction                               2,118,359     1,782,457
  Land                                       2,846,961     2,373,548
                                           ------------  ------------
                                            53,609,012    53,480,852

Commercial                                   8,921,183     6,340,211
Agricultural                                 5,237,221     4,832,240
Consumer and other loans:
  Home equity                                  292,256       140,305
  Loans on savings                           1,529,143     1,409,647
  Automobile                                 5,014,278     5,615,379
  Other                                      1,233,650     1,288,336
                                           ------------  ------------
                                             8,069,327     8,453,667
                                           ------------  ------------
                                            75,836,743    73,106,970
Net deferred loan-origination fees             120,930       117,062
Allowance for loan losses                     (742,772)     (720,000)
                                           ------------  ------------
                                           $75,214,901   $72,504,032
                                           ============  ============

Amounts for 2001 have been restated to conform with loan classifications for 2002.

At September 30, 2002 and 2001, the Company serviced loans amounting to $101,752 and $1,008,354, respectively, for the benefit of others. Also, the Company had loans serviced by others amounting to $6,516,208 and $5,551,799 at September 30, 2002 and 2001, respectively.

One- to four-family loans are pledged under a blanket pledge agreement to secure FHLB advances.

In the ordinary course of business, the Company makes loans to its directors and officers at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                                   YEAR ENDED SEPTEMBER 30
                                                    2002           2001
                                                ----------------------------
Balance, beginning of year                      $   228,477   $     289,756
Originations                                         74,966             143
Payments                                            (63,005)        (61,422)
                                                ------------  --------------
                          BALANCE, END OF YEAR  $   240,438   $     228,477
                                                ============  ==============

Activity in the allowance for loan losses is as follows:

                                                    YEAR ENDED SEPTEMBER 30
                                                  2002        2001       2000
                                               ----------  ----------  ---------
Balance, beginning of year                     $ 720,000   $ 648,400   $599,209
Provision for loan losses                        108,000     143,919     69,865
Charge-offs, net of recoveries                   (85,228)    (72,319)   (20,674)
                                               ----------  ----------  ---------
                        BALANCE, END OF YEAR   $ 742,772   $ 720,000   $648,400
                                               ==========  ==========  =========

The recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral at September 30, 2002 and 2001, was $99,927 and $226,861, respectively. The average recorded investment in impaired loans during the year ended September 30, 2002 and 2001 was $203,836 and $97,942, respectively. The amount of interest included in interest income on such loans for the year ended September 30, 2002 and 2001, amounted to approximately $16,010 and $7,976, respectively.

NOTE D--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following at September 30:

                                                        2002        2001
                                                     ----------------------
Loans                                                $  738,626  $  891,427
Investment securities and interest bearing deposits     284,161     240,860
                                                     ----------  ----------
                                                     $1,022,787  $1,132,287
                                                     ==========  ==========


NOTE E-PREMISES AND EQUIPMENT

Premises and equipment consists of the following at September 30:

                                                   2002        2001
                                                ----------------------
Land                                            $  410,265  $  503,465
Building and improvements                        2,882,849   3,148,603
Furniture and equipment                          1,384,019   1,335,751
                                                ----------  ----------
                                                 4,677,133   4,987,819
Less accumulated depreciation and amortization   1,165,620   1,136,154
                                                ----------  ----------
                                                $3,511,513  $3,851,665
                                                ==========  ==========

Interest costs of $72,194, related to new building construction, were capitalized during the year ended September 30, 2001. During the year ended September 30, 2002, an unused banking facility consisting of land and building cost of $93,200 and $288,483, respectively, less accumulated depreciation of $168,653 was transferred to other assets. Rental income on leased property for 2002 totaled $5,400 and depreciation expense amounted to $2,035. Future minimum rentals amount to $900 per month through March 31, 2007.

NOTE F-- DEPOSITS

Deposit account balances are summarized as follow at September 30:

                                             2002                   2001
                                  ---------------------------------------------
                                     AMOUNT        %        AMOUNT         %
                                  ---------------------------------------------
Noninterest-bearing               $ 9,831,646    10.31%  $  9,128,715     9.12%
NOW                                 9,511,528     9.97      8,462,351     8.45
Money Market                        8,051,219     8.44     10,972,993    10.96
Passbook savings                   10,219,611    10.71      6,140,565     6.13
                                  ------------  -------  -------------  -------
                                   37,614,004    39.43     34,704,624    34.66
Certificates of deposit:
  2.00 to 2.99%                    25,671,691    26.91         41,448      .04
  3.00 to 3.99%                     8,312,033     8.72      4,316,000     4.31
  4.00 to 4.99%                     4,468,147     4.69     14,770,393    14.75
  5.00 to 5.99%                     5,024,581     5.27     14,217,040    14.20
  6.00 to 6.99%                    10,037,979    10.52     20,558,006    20.53
  7.00 to 7.99%                     4,257,349     4.46     11,521,672    11.51
                                  ------------  -------  -------------  -------
                                   57,771,780    60.57     65,424,559    65.34
                                  ------------  -------  -------------  -------
                                  $95,385,784   100.00%  $100,129,183   100.00%
                                  ============  =======  =============  =======
Weighted Average Interest Rates          3.49%                   4.87%
                                  ============           =============

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $11,442,530 and $12,092,519 at September 30, 2002 and
2001,  respectively.  Deposits  over  $100,000  are  not  federally  insured.

The Company had deposits of approximately $1,772,000 and $2,161,000 for its directors and officers at September 30, 2002 and 2001, respectively.

At September 30, 2002, contractual maturities of certificate accounts are as follows:

   STATED
INTEREST RATE      2003         2004        2005       2006       2007      AFTER
--------------  -----------  ----------  ----------  --------  ----------  --------
2.00 to 2.99%   $23,562,839  $2,108,852  $      ---  $    ---  $      ---  $    ---
3.00 to 3.99%     4,811,003   1,962,191   1,230,891   307,948         ---       ---
4.00 to 4.99%     2,724,267     708,964     509,426    31,132     212,217   282,141
5.00 to 5.99%     2,441,059   1,687,360     311,297   133,236     451,629       ---
6.00 to 6.99%     5,145,578   3,039,005     842,253   455,230     544,925    10,988
7.00 to 7.99%     3,930,516      86,816     140,017       ---     100,000       ---
                -----------  ----------  ----------  --------  ----------  --------
                $42,615,262  $9,593,188  $3,033,884  $927,546  $1,308,771  $293,129
                ===========  ==========  ==========  ========  ==========  ========

Interest expense on deposits is as follows:

                                                      YEAR ENDED SEPTEMBER 30
                                                    2002        2001        2000
                                                 ----------------------------------
Now, Money Market and Passbook savings accounts  $  696,743  $  775,903  $  803,907
Certificate accounts                              2,961,268   3,891,609   3,279,847
                                                 ----------  ----------  ----------
                                                 $3,658,011  $4,667,512  $4,083,754
                                                 ==========  ==========  ==========

NOTE G--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES

Advances from FHLB consist of the following at September 30:


                                                                 2002         2001
                                                              ------------------------
6.80% fixed rate, due on or before March 15, 2002             $       ---  $    35,000
5.25% fixed rate, due in monthly installments over a
 period of fifteen years through December 2, 2013               1,636,438    1,740,473
4.76% fixed rate, final maturity date of December 15,
 2008, callable quarterly beginning December 15, 2003           2,500,000    2,500,000
5.47% fixed rate, due in monthly installments over a
 period of fifteen years through October 21, 2013,
 putable quarterly beginning October 21, 2003                     527,776      561,507
6.90% fixed rate, due August 29, 2003                           1,000,000    1,000,000
6.61% fixed rate, due September 29, 2003                        1,000,000    1,000,000
5.26% fixed rate, due March 21, 2011, callable quarterly
  after one year if the three-month LIBOR rate is equal to
  or greater than 8%.  If called, the Bank has the option of requesting any advance from FHLB otherwise available
  pursuant to its credit policy.                                3,500,000    3,500,000
2.61% fixed rate, due October 17, 2002                          3,500,000          ---
3.18% fixed rate, due October 22, 2003                          2,500,000          ---
3.80% fixed rate, due October 22, 2004                          2,000,000          ---
4.20% fixed rate, due October 24, 2005                          2,000,000          ---
                                                              -----------  -----------
                                                              $20,164,214  $10,336,980
                                                              ===========  ===========

Scheduled maturities of FHLB advances are as follows:

                    YEAR ENDING
                    SEPTEMBER 30        AMOUNT
                    -----------------------------
                    2003              $ 5,645,254
                    2004                2,653,149
                    2005                2,161,472
                    2006                2,170,248
                    2007                  179,501
                    Thereafter          7,354,590
                                      -----------
                                      $20,164,214
                                      ===========


The advances are collateralized by a blanket pledge agreement with FHLB under which the Company can draw advances of unspecified amounts. The Company must hold an unencumbered portfolio of one- to four-family residential mortgages with a book value of not less than 120% of the indebtedness. The advance agreements include certain prepayment privileges that generally include penalty provisions if prepaid before certain specified dates.


NOTE  H--NOTES  PAYABLE

Notes payable at September 30, 2001 were acquired in the purchase of Lafayette County Bank. The notes are unsecured, bear interest at the rate of 10% and are payable to the previous owners of Lafayette County Bank. The final principal payment was made July 3, 2002 in the amount of $83,219.

NOTE I--INCOME TAXES

Components of income tax expense (benefit) are as follows:


                                  YEAR ENDED SEPTEMBER 30
                                2002       2001       2000
                              -------------------------------
Current                       $316,100  $ 307,500   $453,300
Deferred (benefit)              93,900   (196,500)   (68,800)
                              --------  ----------  ---------
                              $410,000  $ 111,000   $384,500
                              ========  ==========  =========

The Company has a contribution carryover that expires in 2006 in the amount of approximately $293,000.

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

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                                                                YEAR ENDED SEPTEMBER 30
                                                      2002                2001               2000
                                              ----------------------------------------------------------
                                              AMOUNT        %       AMOUNT      %      AMOUNT       %
                                              ----------------------------------------------------------
Income tax expense at statutory rate          $441,409     34.0%  $244,746     34.0%  $414,478     34.0%
Increase (decrease) in taxes resulting from:
  Officers life insurance                      (10,161)    (0.8)    (9,846)    (1.4)   (10,056)    (0.8)
  Tax exempt income, net of related expenses   (69,846)    (5.4)   (64,054)    (8.9)   (66,077)    (5.4)
  Amortization of intangible assets arising
   from acquisitions                               ---      ---     25,049      3.5     25,235      2.1
  State income tax, net of federal benefit      35,640      2.8        ---      ---     21,780      1.8
   Excess of appraised value of contribution
   of building over carrying value                 ---             (86,961)   (12.1)       ---      ---
 Other, net                                     12,958      1.0      2,066      0.3       (860)    (0.1)
                                              ---------  -------  ---------  -------  ---------  -------
                                              $410,000     31.6%  $111,000     15.4%  $384,500     31.6%
                                              =========  =======  =========  =======  =========  =======

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences that give rise to a significant portion of deferred tax assets and liabilities are as follows at September 30:

                                                      2002       2001
                                                    --------------------
Deferred tax assets
  Allowance for loan losses                         $244,800   $226,800
  Unearned MRDP shares                                   ---     94,000
  Deferred compensation                              154,000    147,300
  Contribution carryforward                          108,400    141,300
  Capital loss, net of valuation allowance               663        663
Deferred tax liabilities
  Depreciation                                        (8,500)   (16,800)
  Unrealized gain on available-for-sale securities   (73,000)   (54,000)
  FHLB stock dividend                                (58,300)   (58,300)
                                                    ---------  ---------
                            NET DEFERRED TAX ASSET  $368,063   $480,963
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

NOTE J--REGULATORY CAPITAL REQUIREMENTS - CONT'D

                                                                                             MINIMUM
                                                                                            TO BE WELL
                                                               MINIMUM                   CAPITALIZED UNDER
                                                             FOR CAPITAL                 PROMPT CORRECTIVE
                                    ACTUAL                ADEQUACY PURPOSES              ACTION PROVISIONS
                               --------------------       ---------------------          -----------------
                               AMOUNT   RATIO             AMOUNT     RATIO               AMOUNT    RATIO
                               ---------------------------------------------------------------------------
                                                          (Dollars in Thousands)
As of September 30, 2002
  B & L Bank
    Total Risk-Based Capital   $12,702  16.98%         >  $   5,983       8.00%         >  $7,479  10.00%
    (to Risk Weighted Assets)                          -                                -
    Tier 1 Capital              12,198  16.31          >      2,992       4.00          >   7,831   6.00
    (to Risk Weighted Assets)                          -                                -
    Tier 1 Capital              12,198   9.35          >      3,915       3.00          >   6,526   5.00
    (to Adjusted Assets)                               -                                -
    Tangible Capital            12,198   9.35          >      1,958       1.00                N/A    N/A
   (to Adjusted Assets)                                -

As of September 30, 2001
  B & L Bank
    Total Risk-Based Capital   $12,997  18.67%         >  $   5,570       8.00%         >  $6,962  10.00%
    (to Risk Weighted Assets)                          -                                -
    Tier 1 Capital              12,413  17.83          >      2,785       4.00          >   7,542   6.00
    (to Risk Weighted Assets)                          -                                -
    Tier 1 Capital              12,413   9.87          >      3,771       3.00          >   6,285   5.00
    (to Adjusted Assets)                               -                                -
    Tangible Capital            12,413   9.87          >      1,885       1.50                N/A    N/A
    (to Adjusted Assets)                               -

Management believes that as of September 30, 2002 and 2001, the Company's banking subsidiary met all capital requirements to which they were subject.


NOTE K--EMPLOYEE BENEFITS

B&L is a participating employer in the Financial Institution Retirement Fund, a multi-employer defined benefit pension plan that covers substantially all full-time employees after one year of service. B&L's policy is to fund pension costs as necessary. The plan has been fully funded since June 30, 1997. Pension expense of $99,600, $45,300, and $37,800 was recognized for the years ended September 30, 2002, 2001 and 2000, respectively.

B&L also has a 401(k) salary reduction plan for all full-time employees. The plan is entirely funded by participant contributions. Participants may make deferrals up to 15% of compensation, subject to internal revenue code limitations.

The Company has also entered into salary continuation agreements with four of its officers. These agreements provide for monthly-deferred compensation payments for a period of 180 months following retirement. The Company has purchased life insurance policies to fund these agreements. Deferred compensation charged to operations for the years ended September 30, 2002, 2001 and 2000, was $46,577, $64,126, and $86,444, respectively.

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

B&L makes quarterly contributions to the ESOP that are equal to the debt service less dividends on unallocated ESOP shares used to repay the loan. Dividends on allocated shares will be paid to participants of the ESOP. Shares are released from collateral and allocated to participating employees, based on the proportion of loan principal and interest repaid and compensation of the participants. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits are payable upon a participant's retirement, death, disability or separation from service.

Effective with the date of the stock conversion, the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 2002, 2001 and 2000, was $128,491, $107,804, and $98,601,
respectively. The fair value of unreleased shares based on market price of the Company's stock at September 30, 2002 and 2001 was $514,516, and $563,549, respectively.

The number of ESOP shares is summarized as follows at September 30:

                                             2002     2001
                                           -------  -------
  Allocated shares                          65,420   55,196
  Unreleased shares                         35,780   46,004
                                           -------  -------
                                           101,200  101,200
                                           =======  =======

The Board of Directors adopted and the shareholders subsequently approved an MRDP. Under the MRDP, common stock of 50,600 shares was awarded to certain directors, officers and employees of the Company and B&L. The award will not require any payment by the recipients and will vest over five years beginning one year after the date of the award (June 11, 1997). Amortization of the award resulted in a charge to compensation and benefit expense of $20,635, $56,745 and $104,031 in 2002, 2001 and 2000, respectively. As of June 11, 2002, all shares awarded are fully vested.

The Company has entered into three-year employment agreements with certain members of management. Under the agreements, the Company will pay the members their initial base salaries, which may be increased at the discretion of the Board of Directors. Additionally, the agreements provide for severance payments if employment is terminated following a change in control. These payments will be equal to 2.99 times their average annual compensation paid during the five years immediately preceding the change in control.

The Company has authorized and the shareholders have approved the adoption of a stock option plan. Under the stock option plan, options to acquire 126,500 shares of the Company's stock may be granted to certain officers, directors and employees of the Company and B&L. The options will enable the recipient to purchase stock at an exercise price equal to the fair market value of the stock at the date of grant. On June 11, 1997, the Company granted options for 101,200 shares for $15.125 per share. The options will vest over the five years following the date of grant and are exercisable for up to 10 years. No options have been exercised at September 30, 2002.

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

The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Had compensation expense for the Company's incentive and nonstatutory stock options been determined based upon the fair value of the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings and diluted earnings per share would have been reduced by approximately $74,986, $88,453 and $88,453 or $0.10, $0.11 and $0.10 per share for the year ended September 30, 2002, 2001 and 2000, respectively.

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model for the years ended September 30, 2002, 2001 and 2000:

Fair value at grant date                    $6.94
Assumptions:
  Dividend yield                             1.14%
  Volatility                                20.27%
  Risk-free interest rate                    6.10%
  Expected life                          10 years

Pro forma net earnings reflect only options granted and vested in fiscal 2002, 2001 and 2000. Therefore, the full impact of calculating compensation expense for stock options under SFAS is not reflected in the pro forma net earnings amount presented above because compensation expense is reflected over the options' vesting period.


NOTE L--INCOME PER SHARE

The shares used in calculation of basic and diluted income per share are as follows:

                                              YEAR ENDED SEPTEMBER 30
                                              2002     2001     2000
                                            -------------------------
Weighted average common shares outstanding  712,753  714,208  746,406
Stock options and MRDP                        7,124   10,117   15,008
                                            -------  -------  -------
                                            719,877  724,325  761,414
                                            =======  =======  =======

NOTE M-- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customer-financing needs. These financial instruments consist principally of commitments to extend credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company does not generally require collateral or other security on unfunded loan commitments until such time that loans are funded. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Such collateral consists primarily of residential properties.

At September 30, 2002 and 2001, the Company was committed to originate loans aggregating approximately $9,260,000 and $8,800,000, respectively. Fixed loan commitments at September 30, 2002 and 2001, amounted to approximately $3,945,000 and $2,276,000 with interest rates ranging from 4.4% to 12.0% and 4.0% to 18.5%, respectively. The Company also has outstanding letters of credit in the amount of $6,400 and $37,000, respectively, at September 30, 2002 and 2001.

At September 30, 2002 and 2001, the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $8,046,969 and $12,052,295 respectively.

In addition, the Company from time to time becomes a defendant in certain claims and legal actions arising in the ordinary course of business. At September 30, 2002, there were no such claims and legal actions.


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

                                                           2002               2001
                                                   --------------------------------------
                                                   CARRYING    FAIR    CARRYING    FAIR
                                                    AMOUNT     VALUE    AMOUNT     VALUE
                                                   --------------------------------------
                                                            (Dollars in Thousands)
ASSETS
  Cash                                             $   2,108  $ 2,108  $   1,738  $ 1,738
  Interest-bearing deposits                            6,909    6,909     11,513   11,513
  Investment securities available-for-sale            31,711   31,711     24,737   24,737
  Investment securities held-to-maturity               4,814    4,979      6,073    6,194
  Federal funds sold                                   2,466    2,466      1,919    1,919
  Stock in FHLB                                        1,017    1,017        618      618
  Loans held for sale                                    420      420        197      197
  Loans receivable                                    75,215   75,860     72,504   74,046
  Accrued interest receivable                          1,023    1,023      1,132    1,132

LIABILITIES
  Transaction accounts                                37,614   37,614     34,705   34,705
  Certificates of deposit                             57,772   58,027     65,425   66,465
  Advances from borrowers for taxes and insurance        168      168        201      201
  Advances from FHLB                                  20,164   20,402     10,337   10,211
  Notes payable                                          ---      ---         83       83


NOTE O -- CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed balance sheets, condensed statements of income and cash flows for Lexington B & L Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

CONDENSED BALANCE SHEETS

                                            SEPTEMBER 30
                                          2002         2001
                                       -----------------------
ASSETS
Cash                                   $ 1,006,944  $   326,768
Municipal investment held-to-maturity                       ---
ESOP note receivable                       450,802      557,650
Investment in subsidiaries:
  B & L Bank                            13,111,278   13,508,009
  B & L Mortgage, Inc.                      84,808       61,426
Other                                      129,836      188,308
                                       -----------  -----------
                        TOTAL ASSETS   $14,783,668  $14,642,161
                                       ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                       $     5,244  $     3,500
Notes payable                                  ---       83,219
Stockholders' equity                    14,778,424   14,555,442
                                       -----------  -----------
                TOTAL LIABILITIES AND
                 STOCKHOLDERS' EQUITY  $14,783,668  $14,642,161
                                       ===========  ===========

NOTE O--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS - CONT'D

CONDENSED STATEMENTS OF INCOME
                                                                        YEAR ENDED SEPTEMBER 30
                                                                     2002         2001         2000
                                                                  -------------------------------------
INCOME
  Dividends from subsidiary                                       $1,500,000   $     ---   $       ---
  Interest                                                            43,651      65,164        93,894
  Loss on sale of investment                                             ---      (2,650)          ---
                                                                  -----------  ----------  ------------
                                                                   1,543,651      62,514        93,894
EXPENSES
  MRDP                                                                20,634      56,745       104,031
  Interest                                                             6,293      15,505        24,856
  Professional fees                                                   69,079      80,419        78,498
  Inter-Company expense reimbursement                                 18,000         ---           ---
  Other                                                               23,876      29,539        22,332
                                                                  -----------  ----------  ------------
                                                                     137,882     182,208       229,717
                                                                  -----------  ----------  ------------
INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
 OF SUBSIDIARIES AND INCOME TAXES                                  1,405,769    (119,694)     (135,823)
Increase (decrease) in undistributed equity of subsidiaries         (549,506)    683,536       923,377
                                                                  -----------  ----------  ------------
                                      INCOME BEFORE INCOME TAXES     856,263     563,842       787,554
INCOME TAXES BENEFIT                                                 (32,000)    (45,000)      (47,000)
                                                                  -----------  ----------  ------------
                                                      NET INCOME  $  888,263   $ 608,842   $   834,554
                                                                  ===========  ==========  ============
CONDENSED STATEMENTS OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                      $  888,263   $ 608,842   $   834,554
  Adjustments to reconcile net income to net cash
  provided from operating activities:
    (Increase) decrease in undistributed equity of subsidiaries      549,506    (683,536)     (923,377)
    Loss on sale of investment                                           ---       2,650           ---
    Amortization of MRDP                                              20,635      56,745       104,031
    Increase (decrease) in other assets and liabilities               60,215     (16,704)      (52,095)
                                                                  -----------  ----------  ------------
                                            NET CASH PROVIDED BY
                                  (USED IN) OPERATING ACTIVITIES   1,518,619     (32,003)      (36,887)
CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of security held-to-maturity                                  ---         ---      (265,000)
  Proceeds from sale of security                                         ---     262,350           ---
  Surplus distribution from subsidiary                                   ---         ---       450,000
                                                                  -----------  ----------  ------------
                                            NET CASH PROVIDED BY
                                            INVESTING ACTIVITIES         ---     262,350       185,000
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on notes payable                                (83,219)    (95,000)      (95,000)
  Principal collected from ESOP                                      106,848      98,469        90,748
  Dividends paid                                                    (228,360)   (235,170)     (248,364)
  Purchase of treasury stock                                        (633,712)   (192,475)   (1,949,147)
                                                                  -----------  ----------  ------------
                           NET CASH USED IN FINANCING ACTIVITIES    (838,443)   (424,176)   (2,201,763)
                                                                  -----------  ----------  ------------
                                         NET INCREASE (DECREASE)
                                    IN CASH AND CASH EQUIVALENTS     680,176    (193,829)   (2,053,650)
CASH, BEGINNING OF YEAR                                              326,768     520,597     2,574,247
                                                                  -----------  ----------  ------------
                                               CASH, END OF YEAR  $1,006,944   $ 326,768   $   520,597
                                                                  ===========  ==========  ============

DIRECTORS AND OFFICERS

                        LEXINGTON B & L FINANCIAL CORP.

OFFICERS:                            DIRECTORS:

E. Steva Vialle                      Erwin Oetting, Jr.
Chief Executive Officer              Chairman of the Board

William J. Huhmann                   E. Steva Vialle
President and                        Chief Executive Officer
Chief Financial Officer
                                     William J. Huhmann
Mark D. Summerlin                    President and
Senior Vice-President                Chief Financial Officer
and Secretary
                                     Steve Oliaro
Terry L. Thompson                    President
Vice-President                       Baker Memorials, Inc.

                                     Norman Vialle
                                     Retired Businessman

                                     Charles R. Wilcoxon
                                     Retired Businessman

                         B & L BANK

OFFICERS:                            DIRECTORS:

E. Steva Vialle                      Erwin Oetting, Jr.
Chief Executive Officer              Chairman of the Board

Mark D. Summerlin                    E. Steva Vialle
President                            Chief Executive Officer

Terry L. Thompson                    Mark D. Summerlin
Executive Vice-President             President
and Secretary
                                     Terry L. Thompson
William J. Huhmann                   Executive Vice-President
Senior Vice-President                and Secretary

Kathryn M. Swafford                  Steve Oliaro
Senior Vice-President and Treasurer  President
                                     Baker Memorials, Inc.
Carol Summerlin
Vice President                       Norman Vialle
                                     Retired Businessman

OFFICERS:                            DIRECTORS:

Kirk Craven                          Charles R. Wilcoxon
Vice President                       Retired Businessman

Betty Smith                          ADVISORY DIRECTORS
Assistant Vice-President
                                     Alfred Block
Vickie Church                        Farmer
Assistant Vice-President
                                     Norman Rasa
Betty Teter                          Businessman/Farmer
Assistant Vice-President
                                     William C. LaHue, M.D.
Elsie Binder                         Medical Doctor
Assistant Branch Manager

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

107 W. Hwy 224                       SPECIAL COUNSEL
Wellington, Missouri 64097
Telephone (816) 934-2641             Muldoon Murphy & Faucette LLP
                                     Washington, D.C.
119 E. Second Street
Callao, Missouri 63534
Telephone (660) 768-5511

STOCKHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at the main office of B & L Bank, 205 S. 13th Street, Lexington, Missouri, on Tuesday, January 21, 2003 at 10:00 a.m., local time.


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